As filed with U.S. Securities and Exchange Commission on September 21, 2020.

Registration No. 333-234654

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 9

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oriental Culture Holding LTD

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

No. 2, Youzishan Road, Dongba Street,

Gaochun District,

Nanjing City

Jiangsu Province 210000

People’s Republic of China

Tel: (86) 25 85766891

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Phone: (800) 221-0102

Fax: (800) 944-6607

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey Li Brooks Lindsay Foster Garvey P.C. Flour Mill Building 1000 Potomac Street NW, Suite 200 Washington, D.C. 20007-3501 (202) 298-1735	Clayton E. Parker Matthew Ogurick Hillary O’Rourke K&L Gates LLP Southeast Financial Center, Suite 3900 200 South Biscayne Boulevard Miami, Florida 33131-2399 305-539-3300

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.              Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Ordinary shares, par value $0.00005 per share(2)	5,824,750	$4.00	$23,299,000	$3,024.21
Underwriters’ warrants(3)	-	-	-	-
Ordinary shares underlying underwriters’ warrants(3)	465,980	$5.00	$2,329,900	$302.42
Total	6,290,730	$-	$25,628,900	$3,326.63

(1)	The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Previously paid.
(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions. Includes 759,750 ordinary shares which may be issued upon exercise of the underwriters’ over-allotment option.
(3)

We have agreed to issue, on the closing date of this offering, warrants, or the underwriters’ warrants, to the representative of the underwriters, ViewTrade Securities, Inc., to purchase an amount equal to 8% of the aggregate number of ordinary shares sold by us in this offering, including any ordinary shares that may be issued pursuant to exercise of the underwriters’ over-allotment option. The exercise price of the underwriters’ warrants is equal to 125% of the price of our ordinary shares offered hereby. The underwriters’ warrants are exercisable for a period of five years from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated September 21, 2020

5,065,000 Ordinary Shares

Oriental Culture Holding LTD

This is the initial public offering of our ordinary shares. We are offering 5,065,000 ordinary shares. We expect the initial public offering price of the shares to be $4.00 per share.  Currently, no public market exists for our ordinary shares.  We have been approved to have our ordinary shares listed on the NASDAQ Capital Market, or NASDAQ, under the symbol “OCG”.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and will be subject to reduced public company reporting requirements.

Investing in our ordinary shares is highly speculative and involves a significant degree of risk.  See “Risk Factors” beginning on page 13 of this prospectus for a discussion of information that should be considered before making a decision to purchase our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	The underwriters will receive compensation in addition to such discounts and commissions as set forth under “Underwriting.”

We have granted the underwriters a 45-day option to purchase up to an additional 759,750 ordinary shares at the initial public offering price, less the underwriting discounts and commissions, to cover any over-allotments. We have agreed to issue, on the closing date of this offering, the underwriters’ warrants to the representative of the underwriters, ViewTrade Securities, Inc., to purchase an amount equal to 8% of the aggregate number of ordinary shares sold by us in this offering, including any ordinary shares that may be issued pursuant to exercise of the underwriters’ over-allotment option. For a description of other terms of the underwriters’ warrants and a description of the other compensation to be received by the underwriters, see “Underwriting.”

The underwriters expect to deliver the ordinary shares against payment as set forth under “Underwriting”, on or about ●, 2020.

VIEWTRADE SECURITIES, INC.

The date of this prospectus is ●, 2020.

You should rely only on the information contained in this prospectus and in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any free-writing prospectus. We are offering to sell, and seeking offers to buy, the ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside the United States.

We were incorporated under the laws of the Cayman Islands as an exempted company with limited shares and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934.

Until and including ●, 2020 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors” beginning on page 13. We note that our actual results and future events may differ significantly based upon a number of factors.  The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover page of this prospectus.

All references to “we,” “us,” “our,” “Company,” “Registrant” or similar terms used in this prospectus refer to Oriental Culture Holding LTD, an exempted company with limited shares incorporated under the laws of the Cayman Islands (“Oriental Culture”), including its consolidated subsidiaries and variable interest entities (“VIEs”), unless the context otherwise indicates. We currently conduct our business through Jiangsu Yanggu Culture Development Co., Ltd. (“Jiangsu Yanggu”), China International Assets and Equity of Artworks Exchange Limited (“International Exchange”) and HKDAEx Limited (“HKDAEx”), our operating entities in China and Hong Kong.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau, “RMB” or “Renminbi” refers to the legal currency of China and “$”, “USD” or “U.S. dollars” refers to the legal currency of the United States. “HK” or “Hong Kong” refers to the Hong Kong Special Administrative Region, “HK$” or “HKD” refers to the legal currency of Hong Kong.

Our independent registered public accounting firm has not yet completed its review of our unaudited financial results for the first six months of 2020 or any other period in 2020. The information included herein regarding 2020 financial results is the Company’s preliminary estimate of the results of operations that we expect to report for such periods. Our actual results may differ from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time such financial results are finalized.

Our Business

We are an online provider of collectibles and artwork e-commerce services, which allow collectors, artists, art dealers and owners to access a much bigger art trading market where they can engage with a wider range of collectibles or artwork investors than they could likely encounter without our platforms. We currently facilitate trading by individual and institutional customers of all kinds of collectibles, artworks and certain commodities on our leading online platforms owned by our subsidiaries in Hong Kong, namely the China International Assets and Equity of Artworks Exchange Limited and HKDAEx Limited. We commenced our operations in March 2018 and our customer trading volume has been growing rapidly since then. We also provide online and offline integrated marketing, storage and technical maintenance service to our customers in China. We, Oriental Culture Holding LTD, are a holding company incorporated under the laws of the Cayman Islands and the investors would be investing in the holding company, with operations conducted via our subsidiaries, variable interest entity and its subsidiaries.

According to the report of “E-commerce in China 2019” released by Ministry of Commerce of People’s Republic of China on July 20, 2020, China’s e-commerce continued to grow in 2019. Data of National Bureau of Statistics of China indicates that in 2019, the national e-commerce transaction volume reached RMB 34.81 trillion (approximately $5.02 trillion), an increase of 6.7% year-on-year.

China’s e-commerce transaction volume 2011-2019

China’s e-commerce transaction volume (in RMB trillion)
Year-on-year growth rate

Source: National Bureau of Statistics of China

According to the statistics of the Ministry of Commerce of the People’s Republic of China, in 2019, national online retail sales reached RMB10.63 trillion (approximately $1.53 trillion) and retail e-commerce realized sales growth of 16.5% in China. On many mainstream e-commerce platforms, cultural products such as arts and crafts flourished and developed rapidly, and art e-commerce is gradually growing. Online trading has become a major trend of the global collectible and art trade. As a comprehensive service company with rich cultural and art collection market operations and marketing, we seize current development opportunities and provide online and offline supporting services for domestic and international art e-commerce platforms. We plan to build a complete art business e-commerce service chain to serve the industry.

Beginning in late 2019, there were reports of the COVID-19 (coronavirus) that has surfaced in Wuhan, China, the pandemic quickly spread to many provinces, autonomous regions, and cities all over the China. To the prevention and control of the spread of the pandemic, the Chinese governments issued administrative orders to impose travel and public gathering restrictions as well as to work from home and self-quarantine. Due to the COVID-19 pandemic, most consumers in China have chosen to shop online, which has promoted online sales of the retail e-commerce industry, especially in January and February 2020 when brick and mortar stores were closed due to the office and store closure order by the government. According to the statistics of the Ministry of Commerce of the People’s Republic of China, during the first half of 2020, the national online retail sales reached RMB 5.15 trillion (approximately $735.7 billion) in China, an increase of RMB 0.33 trillion (approximately$47.1 billion) from RMB 4.82 trillion (approximately $688.6 billion) of the same period of 2019. Although COVID-19 promoted online retail industry, especially for the platforms that sell household products and groceries during the outbreak, our business of online trading of collectibles and artwork products has been negatively impacted as they are discretionary and non-essential products.

We provide customers of our online platform with comprehensive services, including account opening, art investment education, market information, research, real-time customer support, and artwork warehousing services. Most services are delivered online through our proprietary client software and call center. Our client software provides not only market information and analysis, but also interactive functions including live discussion boards and instant messaging with customer service representatives, which we believe enhances our customers’ engagement. Internally, we collect and analyze customer behavior and communications data from our client software, customer relationship management system and the exchanges in accordance with laws and regulations, which allow us to better understand, attract and serve our customers.

We provide industry solutions and related software products, system development and technical support services for our cooperation e-commerce platform customers.

We strive to minimize conflicts of interest with our customers, which we believe is essential for our long-term success. Under the trading rules of the two exchange platforms we operate on, we do not set, quote or influence the trading prices, and cannot access our customers’ money.

We have achieved substantial growth since our commencement of operations in March 2018. We recorded net income of approximately $2.6 million in 2018 and approximately $9.1 million in 2019.

However, our business, financial condition, and results of operations have been adversely affected by the outbreak of COVID-19 as our net revenues and net income decreased significantly during the first half of 2020, compared to the same period in 2019. Our offices were closed for the Lunar New Year Holiday Break which remained closed to implement the work from-home policy until mid-March, 2020, as required by relevant Chinese government authorities. Since mid-March, 2020, our offices have reopened and are in full operation since then. During the closure of the offices, especially during the closure of our warehouse for collectibles and artwork products traded on our platform, the appraisals for certain collectibles and artwork were delayed from the beginning of February to mid-March, resulting in delays of the subsequent listing process of such collectibles and artwork, thus affecting our income from listing service fees and marketing service fees. Also, our warehouse was unable to take in the new collectibles from our customers for warehousing during the period when it was closed. Affected by traffic control and logistics restrictions in China during the outbreak, our customers could not normally ship and hand over their collectibles to us for verification and custody, which also delayed the listing process for such collectibles/artwork and reduced the number of items listed on our platform, resulting in substantial revenue decline. However, the domestic express delivery services have resumed, and we have also opened mailing services to provide customers with convenient method for sending and receiving collectibles and artwork products. Due to the self-quarantine requirement and travel restrictions in China, the Company’s marketing staffs were unable to carry out in-person promotion activities and face-to-face communication with customers during the outbreak, which greatly affected the development and introduction of potential customers. The Company expects its unaudited net revenues for the six months ended June 30, 2020 will be approximately $2.5 million, as compared to approximately $7.9 million for the same period in 2019, a decrease of approximately 69%. The Company expects its unaudited net income for the six months ended June 30, 2020 will be approximately $368,000, as compared to approximately $6.3 million for the same period in 2019, a decrease of approximately 94%.

We expect our total revenues to increase in the second half of 2020, compared to the first half of 2020 due to the re-opening of businesses in China starting around the end of the first quarter, and more and more businesses, transportation, logistic and marketing activities have gradually resumed since then. We also expect our total revenues for the second half of 2020 to increase compared to same period in 2019. However, the result of operations for the second half of 2020 and/or the full year 2020 and beyond are still uncertain and may be adversely impacted by any further outbreak or resurgence of the COVID-19 pandemic. Due to the significant uncertainties surrounding any further outbreak or resurgence of COVID-19, the extent of the business disruption and the related financial impacts on our business cannot be reasonably estimated at this time.

Our Strategy

We strive to continue building a collectible and artwork trading platform that is highly trusted by our customers. To achieve this objective, we plan to implement the following strategies:

●	strengthen our brand and market position;
●	introduce new collectibles and artwork products and develop new markets;
●	explore mini-account business;
●	selectively explore acquisition opportunities; and
●	continue to attract, cultivate and retain talent.

Our Strengths

As a result of our efficient and scalable operating model, we believe we are becoming a market leader in a relatively short period after we commenced operations on an e-commerce platform.

We commenced operations in March 2018 and our customer trading volume reached approximately $1.5 billion and $400 million during the years ended December 31, 2019 and 2018, respectively. Although our growth has been negatively impacted by COVID-19 during the first six months of 2020, we have seen the recovery of our business starting July 2020. We believe we will attract more customers as a stronger company and reliable trading platform and service provider after the pandemic while some of our smaller competitors might not have enough resources to weather the pandemic.

We believe our strengths include the following:

●	Market leader with strong brand recognition and reliable reputation;
●	Proprietary technology enabling efficient operations;
●	Comprehensive and interactive customer services;
●	Prudent risk management system; and
●	Experienced management team.

Our Challenges

We believe our challenges include the following:

●

COVID-19 pandemic has caused significant negative impact on our business and financial conditions during the first half of 2020 and any further outbreak or resurgence of COVID-19 and actions by government to contain the spread of the pandemic in China could cause even more significant negative impact on us.

●	China’s macro-economy slowdown;
●	Transforming the investment direction of high net worth individuals;
●	Selection of listed products;
●	Government strengthening regulation on collectibles and artwork e-commerce trading; and
●	Competition among providers of collectibles and artwork trading services.

Risks Associated with Our Business

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our ordinary shares, including risks and uncertainties related to our corporate structure, the regulatory environment and changes of laws and regulations in China.

COVID-19 has caused significant negative impact on our business, financial condition, and results of operations as our revenues and net income decreased significantly during the first half of 2020, compared to the same period in 2019. Our offices were closed for the Lunar New Year Holiday Break which remained closed to implement the work from-home policy until mid-March, 2020, as required by relevant Chinese government authorities. During the closure of the offices, especially during the closure of our warehouse for collectibles and artwork products traded on our platform, the appraisals for certain collectibles and artwork were delayed from the beginning of February to mid-March, resulting in delays of the subsequent listing process of such collectibles and artwork, thus affecting our income from listing service fees and marketing service fees. Also, our warehouse was unable to take in the new collectibles from our customers for warehousing during the period when it was closed. Due to the traffic control and logistics restrictions in China during the outbreak, our customers could not normally ship and hand over their collectibles to us for verification and custody, which delayed the listing process for such collectibles and reduced the number of items listed on our platform, resulting in substantial revenue decline. The Company expects its unaudited net revenues for the six months ended June 30, 2020 will be approximately $2.5 million, as compared to approximately $7.9 million for the same period in 2019, a decrease of approximately 69%. The Company expects its unaudited net income for the six months ended June 30, 2020 will be approximately $368,000, as compared to approximately $6.3 million for the same period in 2019, a decrease of approximately 94%. We expect our total revenues to increase in the second half of 2020, compared to the first half of 2020 due to the re-opening of businesses in China starting around the end of the first quarter, and more and more businesses, transportation, logistic and marketing activities have gradually resumed since then. We also expect our total revenues for the second half of 2020 to increase compared to same period in 2019. However, the result of operations for the second half of 2020 and/or the full year 2020 and beyond are still uncertain and may be adversely impacted by any further outbreak or resurgence of the COVID-19 pandemic. Due to the significant uncertainties surrounding any further outbreak or resurgence of COVID-19, the extent of the business disruption and the related financial impacts on our business cannot be reasonably estimated at this time.

As of the date of this prospectus, Mun Wah Wan, chairman of our board of directors, beneficially owns 25% of our outstanding ordinary shares through HKFAEx Group Limited, which is owned by The Pride Group Holdings Limited, of which Mun Wah Wan is the sole shareholder, Yi Shao, our chief executive officer and a member of our board of directors, beneficially owns 5.65% of our outstanding ordinary shares through Oriental Culture Investment Diffusion LTD, Lijia Ni, our chief financial officer, beneficially owns 2.42% of our outstanding ordinary shares through Oriental Culture Investment Arts LTD, and each of Aimin Kong and Huajun Gao, beneficial owners of our principal shareholders, beneficially owns 16.13% of our outstanding ordinary shares through Oriental Culture Investment Development LTD and Oriental Culture Investment Communication LTD, respectively, and, collectively, such individuals beneficially own 65.33% of our outstanding ordinary shares and will beneficially own 48.99% of our outstanding ordinary shares upon completion of this offering. As a result of their significant shareholding, these shareholders have, and will continue to have, substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions.

Please see “Risk Factors” beginning on page 13 of this prospectus, and other information included in this prospectus, for a discussion of these and other risks and uncertainties that we face.

Corporate History and Structure

We were incorporated under the laws of the Cayman Islands as an offshore holding company on November 29, 2018, and we own 100% of the equity interest in Oriental Culture Development LTD (“Oriental Culture BVI”), which was incorporated on December 6, 2018 under the laws of British Virgin Islands.

Through Oriental Culture BVI, we own 100% of the equity interest in HK Oriental Culture Investment Development Limited (“Oriental Culture HK”), a company formed under the laws of Hong Kong on January 3, 2019. Through Oriental Culture HK, we directly own 100% of the equity interest in Nanjing Rongke Business Consulting Service Co., Ltd. (the “WFOE”), a wholly-owned PRC subsidiary of Oriental Culture HK. The WFOE entered into a series of agreements with Jiangsu Yanggu and Jiangsu Yanggu’s shareholders, through which we effectively control and derive all of the economic interest and benefits from Jiangsu Yanggu.

On November 22, 2013, China International Assets and Equity of Artworks Exchange Limited (the “International Exchange”) was incorporated under Hong Kong law. International Exchange provides an online platform to facilitate collectibles and artwork trading e-commerce and became our subsidiary as a result of the reorganization of the common control of Oriental Culture and International Exchange.

Jiangsu Yanggu Culture Development Co., Ltd, (formerly known as Nanjing Yunhehan Culture Art Co., Ltd) was incorporated on August 23, 2017, and it is the holding company of all PRC subsidiaries. Nanjing Yanqing Information Technology Co., Ltd., (“Nanjing Yanqing”) was incorporated on May 17, 2018 and Nanjing Yanyu Information Technology Co., Ltd. (“Nanjing Yanyu”) was incorporated on June 7, 2018 and commenced operations in July 2018. Both of these entities are wholly-owned subsidiaries of Jiangsu Yanggu. Their primary business is to provide technical and other support for International Exchange’s online collectibles and art e-commerce business, and to sell software applications and provide support services to our affiliates and third parties.

Kashi Longrui Business Management Services Co., Ltd. (“Kashi Longrui”), a wholly-owned subsidiary of Nanjing Yanqing, was incorporated on July 19, 2018 and commenced operations in August 2018. Its primary business is to provide online and offline marketing service for our e-commerce platform’s members and other related services.

Kashi Dongfang Cangpin Culture Development Co., Ltd. (“Kashi Dongfang”), a wholly-owned subsidiary of Nanjing Yanqing, was incorporated on August 29, 2018 and commenced operations in September 2018. Its primary focus is to provide online and offline warehouse management services for our e-commerce platform’s registered members.

Zhongcang Warehouse Co., Ltd. (“Zhongcang”) was incorporated on July 19, 2018 and is a joint venture by Kashi Longrui with third parties named Zhonglianxin Industry Group (Hunan) Co., Ltd., Nanjing Zhonghao Culture Media Limited, and Zhengjiang Culture Tourism International Cultural and Creative Industry Park Development Co., Ltd. to provide warehouse services to our customers. Kashi Longrui owned 18% of Zhongcang as of the date of this prospectus.

On April 18, 2018, HKDAEx Limited (“HKDAEx”) was incorporated under Hong Kong law. On May 9, 2019, we acquired all of the outstanding equity interests of HKDAEx from its original shareholder-HKFAEX Group Limited (“HKFAEX”) for a consideration of 2,400,000 ordinary shares (pre forward share split) of the Company. Effective from May 9, 2019, HKDAEx became our wholly-owned subsidiary. HKDAEx provides our customers with online trading platform for products and commodities other than collectible and artwork in Hong Kong.

On November 8, 2019, the Board of Directors of the Company approved a 2-for-1 forward share split, and all existing shareholders of the Company agreed to surrender an aggregate of 3,100,000 ordinary shares, or 12.5% of our then outstanding ordinary shares at no consideration to be reserved as treasury shares of the Company. The transaction is considered as a recapitalization prior to the Company’s initial public offering.

On November 8, 2019, the shareholders of the Company adopted the Second Amended and Restated Articles of Association to effect the 2-for-1 forward share split of the total authorized and issued and outstanding shares of the Company. As a result of the 2-for-1 forward share split, our total authorized shares are 1,000,000,000 shares comprising of (i) 900,000,000 ordinary shares of a nominal or par value of $0.00005 each; and (ii) 100,000,000 preferred shares of a nominal or par value of $0.00005 each, and our issued and outstanding ordinary shares increased from 12,400,000 shares to 24,800,000 shares, par value of $0.00005. Subsequent to the share split, the number of our outstanding ordinary shares decreased from 24,800,000 to 21,700,000 pursuant to the surrender of an aggregate of 3,100,000 ordinary shares from our existing shareholders as mentioned above. As of December 31, 2019, there were 21,700,000 ordinary shares outstanding.

On May 28, 2020, all existing shareholders of the Company agreed to surrender an aggregate of 6,510,000 ordinary shares, or 30% of our then outstanding ordinary shares, at no consideration to be reserved as treasury shares of the Company. The transaction is considered as a recapitalization prior to the Company’s initial public offering. As of the date of this prospectus, there were 15,190,000 ordinary shares outstanding.

The following diagram illustrates our corporate structure, including our majority owned or controlled subsidiaries and consolidated affiliated entities, as of the date of this prospectus:

The following diagram illustrates our corporate structure, including our majority owned or controlled subsidiaries and consolidated affiliated entities, as of the date of completion of the offering, assuming the underwriters do not exercise the over-allotment option:

Mun Wah Wan
100%
The Pride Group Holdings Limited
100%
HKFAEx Group Limited
Kong Aimin
100%
Oriental Culture Investment Development LTD
Gao Huajun
100%
Oriental Culture Investment Communication LTD
Other Existing Shareholders
Public Investors
18.75%
12.10%
12.10%
32.05%
25%
100%
Oriental Culture Holding LTD
100%
China International Assets and Equity of Artworks Exchange Limited
100%
HKDAEx Limited
100%
Oriental Culture Development LTD
100%
HK Oriental Culture Investment Development Limited
100%
Outside PRC
Inside PRC
Nanjing Rongke Business Consulting Service Co., Ltd
VIE
Jiangsu Yanggu Culture Development Co., Ltd.
100%
Nanjing Yanyu Information Technology Co., Ltd
100%
Nanjing Yanqing Information Technology Co., Ltd.
100%
Kashi Longrui Business Management Service Co., Ltd.
100%
Kashi Dongfang Cangpin Culture Development Co., Ltd

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;
●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;
●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;
●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;
●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and
●	our insiders are not required to comply with Section 16 of the Exchange Act requiring such individuals, and entities to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Variable Interest Entity Arrangements

In establishing our business, we have used a variable interest entity, or VIE, structure. In the PRC, investment activities by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, which was promulgated and is amended from time to time by the PRC Ministry of Commerce, or MOFCOM, and the PRC National Development and Reform Commission, or NDRC. In June 2019, the Guidance Catalog of Industries for Foreign Investment was replaced by the Special Administrative Measures (Negative List) for Foreign Investment Access (2019 Version). In June, 2020, the MOFCOM and the NDRC promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (2020 Version), or the Negative List, which became effective on July 23, 2020. The Negative List divides industries into two categories: restricted and prohibited. Industries not listed in the Negative List are generally open to foreign investment unless specifically restricted by other PRC regulations. Our Company and the WFOE are considered as foreign investors or foreign invested enterprises under PRC law.

Though the business we conduct through our variable interest entity is not within the category in which foreign investment is currently restricted or prohibited under the Negative List or other PRC Laws, we expect that in the future Jiangsu Yanggu will engage in marketing survey services for online marketplaces. Marketing survey services are within the category in which foreign investment is restricted pursuant to the Negative List. In addition, we intend to centralize our management and operation in the PRC to avoid being restricted in conducting certain business activities which are important for our current or future business but are currently restricted or might be restricted in the future. As such, we believe the agreements between the WFOE and our variable interest entity are necessary and essential for our business operation. These contractual arrangements with our variable interest entity and its shareholders enable us to exercise effective control over the variable interest entities and hence consolidate their financial results as our VIE.

In our case, the WFOE effectively assumed management of the business activities of each our variable interest entities through a series of agreements which are referred to as the VIE Agreements. The VIE Agreements are comprised of a series of agreements, including a Technical Consultation and Service Agreement, a Business Cooperation Agreement, an Equity Pledge Agreement, an Equity Option Agreement, and a Voting Rights Proxy and Financial Supporting Agreement. Through the VIE Agreements, the WFOE has the right to advise, consult, manage and operate the variable interest entity for an annual consulting service fee in the amount of 100% of the variable interest entity’s net profit. The Shareholders of the variable interest entity have pledged all of their right, title and equity interest in the variable interest entity as security for the WFOE to collect consulting services fees provided to the variable interest entity through the Equity Pledge Agreement. In order to further reinforce the WFOE’s right to control and operate the variable interest entity, the variable interest entity’s shareholders have granted the WFOE an exclusive right and option to acquire all of their equity interests in the variable interest entity through the Equity Option Agreement.

The WFOE has entered into a series of VIE agreements with Jiangsu Yanggu and Jiangsu Yanggu’s shareholders, upon the same material terms as described above. The material terms of the VIE Agreements with Jiangsu Yanggu are as follows:

Technical Consultation and Service Agreement. Pursuant to the Technical Consultation and Service Agreement between the WFOE and Jiangsu Yanggu dated May 8, 2019, the WFOE has the exclusive right to provide consultation and services to Jiangsu Yanggu in the areas of funding, human resources, technology and intellectual property rights. For such services, Jiangsu Yanggu agrees to pay service fees in the amount of 100% of its net income and also has the obligation to absorb 100% of its own losses. The WFOE exclusively owns any intellectual property rights arising from the performance of this Technical Consultation and Service Agreement. The amount of service fees and the payment term can be amended by the WFOE with Jiangsu Yanggu’s consultation and implementation. The term of the Technical Consultation and Service Agreement is 20 years. The WFOE may terminate this agreement at any time by giving 30 days’ written notice to Jiangsu Yanggu.

Equity Pledge Agreement. Pursuant to those Equity Pledge Agreements among the WFOE, Jiangsu Yanggu and Jiangsu Yanggu’s shareholders dated May 8, 2019 (collectively, the “Pledge”), each of Jiangsu Yanggu’s shareholders pledged all of its equity interests in Jiangsu Yanggu to the WFOE to guarantee Jiangsu Yanggu’s performance of relevant obligations and indebtedness under the Technical Consultation and Service Agreement and other control agreements (collectively, the “Control Agreement”). If Jiangsu Yanggu breaches its obligations under the Control Agreement, the WFOE, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests in order to recover the damages associated with such breaches. The Pledge shall be continuously valid until all of Jiangsu Yanggu’s shareholders are no longer shareholders of Jiangsu Yanggu, or until the satisfaction of all Jiangsu Yanggu’s obligations under the Control Agreement.

Equity Option Agreement. Pursuant to those Equity Option Agreements among the WFOE, Jiangsu Yanggu and Jiangsu Yanggu’s shareholders dated May 8, 2019, WFOE has the exclusive right to require that Jiangsu Yanggu’s shareholders fulfill and complete all approval and registration procedures required under PRC laws for the WFOE to purchase, or designate one or more persons to purchase, such shareholders’ equity interests in Jiangsu Yanggu, in one or multiple transactions, at any time or from time to time, at the WFOE’s sole and absolute discretion. The purchase price shall be the lowest price allowed by PRC laws. The Equity Option Agreements shall remain effective until all of the equity interests owned by Jiangsu Yanggu’s shareholders have been legally transferred to the WFOE or its designee(s).

Voting Rights Proxy and Financial Supporting Agreement. Pursuant to those Voting Rights Proxy and Financial Supporting Agreements among the WFOE, Jiangsu Yanggu and Jiangsu Yanggu’s shareholders dated May 8, 2019, Jiangsu Yanggu’s shareholders irrevocably appointed the WFOE or the WFOE’s designee to exercise all of his or her rights as a shareholder of Jiangsu Yanggu under the Articles of Association of Jiangsu Yanggu, including but not limited to the power to exercise all such shareholder’s voting rights with respect to all matters to be discussed and voted in Jiangsu Yanggu shareholder meetings. The term of the Voting Rights Proxy and Financial Supporting Agreements is 20 years.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in our ordinary shares less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Corporate Information

Our principal executive offices are located at No. 2, Youzishan Road, Dongba Street, Gaochun District, Nanjing, Jiangsu Province, People’s Republic of China. Our telephone number at this address is (86) 25 85766891. Our registered office in the Cayman Islands is located at Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands. Investors should contact us for any inquiries through the address and telephone number of our principal executive offices.

Our website is www.ocgroup.hk. The information contained on, or that can be accessed through, our website is not a part of, and shall not be deemed incorporated into, this prospectus.

On November 8, 2019, we effectuated a 2-for-1 forward share split of our authorized and issued and outstanding shares. As the result of the 2-for-1 forward share split, our total authorized shares increased from 500,000,000 shares to 1,000,000,000 shares comprising of (i) 900,000,000 ordinary shares of a nominal or par value of $0.00005 each; and (ii) 100,000,000 preferred shares of a nominal or par value of $0.00005 each; and our issued and outstanding ordinary shares increased from 12,400,000 shares to 24,800,000 shares, par value of $0.00005.

Subsequent to the share split, on November 8, 2019, the number of our outstanding ordinary shares decreased from 24,800,000 to 21,700,000 pursuant to the surrender of an aggregate of 3,100,000 ordinary shares, or 12.5% of our then outstanding ordinary shares, from our existing shareholders. As of December 31, 2019, there were 21,700,000 ordinary shares outstanding.

On May 28, 2020, all existing shareholders of the Company agreed to surrender an aggregate of 6,510,000 ordinary shares, or 30% of our then outstanding ordinary shares, at no consideration to be reserved as treasury shares of the Company. As of the date of this prospectus, there were 15,190,000 ordinary shares outstanding.

The above transactions are considered as a recapitalization prior to the Company’s initial public offering.

Unless otherwise stated, all shares and per share amounts in this prospectus have been retroactively adjusted to give effect to this split and surrender.

Recent Developments Related to the COVID-19 Outbreak

Beginning in late 2019, there were reports of the COVID-19 (coronavirus) that has surfaced in Wuhan, China, the pandemic quickly spread to many provinces, autonomous regions, and cities all over the China. To the prevention and control of the spread of the pandemic, the Chinese governments issued administrative orders to impose travel and public gathering restrictions as well as to work from home and self-quarantine.

At the same time, COVID-19 has caused a decrease in the consumer demand for goods and services in the market. In addition, the circulation of production factors such as raw materials and labor has been hindered during the outbreak. Normal business activities such as logistics, production, sales, travels and business meetings have been severely disrupted due to the outbreak and restrictions imposed by government. Enterprises have stopped production or reduced production, and social and economic activities have been adversely affected to certain extent during the outbreak.

The Company primarily conducts its business operations in the PRC including Hong Kong. In response to the evolving dynamics related to the COVID-19 outbreak, the Company has followed the guidelines of local government authorities as it prioritizes the health and safety of its employees, contractors, suppliers and retail partners. Our offices located in Hong Kong and China were closed for the Lunar New Year Holiday Break, and remained closed as a result of the outbreak until early March 2020. All of our offices are now open and resume ordinary operations.

The impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

●	Our offices were closed for the Lunar New Year Holiday Break which remained closed to implement the work from-home policy until mid-March, 2020, as required by relevant Chinese government authorities. Since mid-March, 2020, our offices have reopened and are in full operation since then. During the closure of the offices, especially during the closure of our warehouse for collectibles and artwork traded on our platform, the appraisals for certain collectibles were delayed from the original beginning of February to mid-March, resulting in delays of the subsequent listing process of such collectibles and artwork, thus affecting our income from listing service fees and marketing service fees. Also, our warehouse was unable to take in the new collectibles and artwork from our customers for warehousing and evaluation during the period when it was closed.

●	Due to the nature of our business as an online platform, the impact of the office closure to our operational capabilities was not as significant as those manufacturing companies, as most of our work force continued working from home through internet during such closure.

●	Affected by the self-quarantine requirement and travel restrictions in China during the outbreak, the Company’s marketing staffs were unable to carry out in-person promotion activities and face-to-face communication with customers, which greatly affected the development and introduction of potential customers during the outbreak.

●	Affected by traffic control and logistics restrictions in China during outbreak, our customers could not normally ship and hand over their collectibles to us for verification and custody, which have delayed the listing process for such collectibles and reduced the number of items listed on our platform, resulting in substantial revenue decline. However, the domestic express delivery services have resumed its normal operation, and we have also opened mailing services to provide customers with convenient method for sending and receiving collectibles.

●	The pandemic severely interrupted our customers’ normal work, businesses and lives, which negatively affected their spending and investment in collectibles and artworks, reduced their participations in online transactions and the transaction prices, and in turn affect our revenues and operational results. Although none of our customers has terminated contracts with us to date, we cannot assure you if any customer will terminate its contract with us due to the pandemic.

●

Because of the negative impact of the pandemic to Chinese and global economy, our customers and potential customers are more inclined to reduce expenditures and investment, which will negatively impact our revenue and operational results.

●	In March 2020, the World Health Organization declared the COVID-19 as a pandemic. To date, confirmed cases reached over 30 million in worldwide, with more than 950 thousand deaths, and numbers are still climbing every day. To prevent and control the spread of the pandemic, many countries have canceled flights, closed borders, banned non-essential economic activities, and issued stay at home or even city lockdown orders. As a result, the global economy has also been materially negatively affected. This crisis is like no other, the impact is large and there is continued severe uncertainty about the duration and intensity of its impacts. It is extremely uncertain about the China and global growth forecast, which would seriously affect people’s investment desires in China and internationally. The company originally planned to expand its business internationally, especially in the United States in 2020, including to sign a contract with a market service company in the United States to carry out a comprehensive brand promotion, and at the same time, to cooperate with American collectible and artwork agencies to select Western-themed collectibles and artworks for listing on our platform. Due to the outbreak of the pandemic in China and the U.S., we have to delay the implementation of our international market and business development plan as our management team is unable to travel to the U.S. visiting office spaces and meeting with our business partners, which could affect our revenues. We expect to implement this plan when travel restriction is lifted and COVID-19 abates.

●

During the outbreak of pandemic, outdoor activities are cancelled and people have to stay at home and work from home. Our marketing department adjusted the promotion methods in a timely manner, and used new media operations such as live broadcast and short video to attract potential and existing customers.

The situation remains highly uncertain for any further outbreak or resurgence of the COVID-19. It is therefore difficult for the Company to estimate the impact on our business or operating results that might be adversely affected by any further outbreak or resurgence of COVID-19. However, our business, financial condition, and results of operations have been adversely affected by the outbreak of COVID-19 as our net revenues and net income decreased during the first half of 2020, compared to the same period in 2019. The Company expects its unaudited net revenues for the six months ended June 30, 2020 will be approximately $2.5 million, as compared to approximately $7.9 million for the same period in 2019, a decrease of approximately 69%. The Company expects its unaudited net income for the six months ended June 30, 2020 will be approximately $368,000, as compared to approximately $6.3 million for the same period in 2019, a decrease of approximately 94%. We expect our total revenues to increase in the second half of 2020, compared to the first half of 2020 due to the re-opening of businesses in China starting around the end of the first quarter, and more and more businesses, transportation, logistic and marketing activities have gradually resumed since then. By the end of the second quarter, most of businesses in China have restored to almost the normal level and we also have seen our revenues and net income recovered starting in July, 2020. We expect our unaudited net revenues and net income for two months of July and August, 2020 will be approximately $3,188,000 and $2,046,000, representing an increase of approximately 29% and 456% from $2,468,000 and $368,000 respectively for the six months ended June 30, 2020. Also, we expect our unaudited net revenues and net income for two months of July and August, 2020 will increase approximately 43% and 42% from $2,232,800 and $1,440,000 of the same period in 2019. We also have seen 49 new listings for artwork products and collectibles on our platform reached historical high during July and August, with July having the most listing ever in the history of the Company for 31 new listings, as more and more new artwork products/collectibles have completed their appraisal and application process and transported to our warehouse for listings, which processes were delayed during the first half of the year. For the period of July and August of 2019, we had only 5 new listings. In addition, we have seen the increased numbers of new accounts opening, from 13,000 new accounts opening in July and August, 2019 to 27,000 new accounts opening in July and August 2020, as people and the entities resumed their business activities which were delayed or postponed due to the outbreak. Based upon the performance in 2019, we originally projected our net revenues and net income to increase for the year of 2020, comparing to 2019. Due to the outbreak of COVID-19 and unprecedented shut-downs, travel restrictions and quarantines imposed by the government during the first half of 2020, especially the first quarter, our net revenues and net income have been severely negatively impacted. However, with the pandemic is mostly under control and business operations and activities are restored in China, we have seen the recovery and increase of our transaction volume during the third quarter. With such trends of growth in the third quarter of 2020 and new product listing applications in the pipeline which have been scheduled towards the end of this year, we expect our revenues and net income for the second half of 2020 will grow as we originally projected before the pandemic and post an increase comparing to the second half of 2019. However, the result of operations for the second half of 2020 and/or the full year 2020 and beyond are still uncertain and may be adversely impacted by any further outbreak or resurgence of the COVID-19 pandemic. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond our control. Due to the significant uncertainties surrounding any further outbreak or resurgence of COVID-19 and actions might be taken by government authorities, the extent of the business disruption and the related financial impacts on our business cannot be reasonably estimated at this time. For a detailed description of the risks associated with COVID-19, see “Risk Factors—Risks Related to Our Business— We face risks related to health epidemics and other outbreaks, including the coronavirus (COVID-19), which may cause business disruptions, resulting in a material, adverse impact to our financial condition and results of operations.”

The Offering

Securities being offered:	5,065,000 ordinary shares on a firm commitment basis(1).

Initial public offering price:	The purchase price for the shares is expected to be $4.00 per ordinary share.

Number of ordinary shares issued and outstanding before the offering:	15,190,000 of our ordinary shares are issued and outstanding as of the date of this prospectus.

Number of ordinary shares issued and outstanding after the offering(2):	20,255,000 ordinary shares.

Proceeds to us, net of underwriting discounts and commissions but before expenses:	$18,841,800.

Use of proceeds:	We plan to use the net proceeds from this offering after deducting estimated offering expenses payable by us as follows: (i) $5.0 million to invest in information technology infrastructure and proprietary software and modify our system and platform to accommodate international customers; (ii) $3.0 million for development of our new businesses, including our trading service business on our online platform under HKDAEx Limited; (iii) $1.3 million to promote our brand and services and for other general corporate purposes; (iv) $5.5 million for development and promotion of overseas markets, particularly expansion into the U.S. market, including establishing a U.S. operation center, a warehouse and a logistics system for cultural and art collections in the U.S.; and (v) $3.0 million for potential mergers and acquisitions, although no definitive merger or acquisition targets have been identified. For more information on the use of proceeds, see “Use of Proceeds” on page 43.

Lock-up:	All of our directors, officers and shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 12 months after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Indemnification escrow:	Net proceeds of this offering in the amount of $600,000 shall be used to fund an escrow account for a period of 24 months following the closing date of this offering, which account shall be used in the event we have to indemnify the underwriters pursuant to the terms of an underwriting agreement with the underwriters.

Underwriters’ warrants:

Upon the closing of this offering, we will issue to ViewTrade Securities, Inc., as representative of the underwriters, the underwriters’ warrants entitling the representative to purchase up to 8% of the aggregate number of ordinary shares issued in this offering, including any ordinary shares that may be issued pursuant to exercise of the underwriters’ over-allotment option. The underwriters’ warrants will be exercisable for a period of five years from the effective date of the registration statement of which this prospectus forms a part.

NASDAQ symbol:	OCG

Risk factors:	Investing in our ordinary shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13.

[1]	In addition, we may issue up to 759,750 ordinary shares pursuant to exercise of the underwriters’ over-allotment option.
[2]	Excludes ordinary shares underlying underwriters’ warrants and ordinary shares that may be issued pursuant to exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated financial statements for the years ended December 31, 2019 and 2018 are derived from our consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary consolidated statement of operations and comprehensive income for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,
	2019	2018

Operating revenues	$13,449,435	$5,352,700

Cost of revenues	(1,329,877)	(500,375)

Gross Profit	12,119,558	4,852,325

Operating expenses:
Selling and marketing expenses	(675,230)	(1,627,488)
General and administrative expenses	(2,465,235)	(557,689)
Total operating expenses	(3,140,465)	(2,185,177)

Other income (expense)	108,779	(43,010)

Income before income taxes	9,087,872	2,624,138

Provision for income taxes	-	-

Net income	$9,087,872	$2,624,138

The following table presents our summary consolidated balance sheet data as of December 31, 2019 and 2018.

	As of December 31, 2019	As of December 31, 2018

Current assets	$12,229,929	$3,402,171
Other assets	2,483,658	1,095,021
Total assets	14,713,587	4,497,192
Total liabilities	1,614,315	1,849,017
Total shareholders’ equity	$13,099,272	$2,648,175

RISK FACTORS

An investment in our ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ordinary shares. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history in an evolving market, which makes it difficult to evaluate our future prospects.

We launched our company in 2018 and have a limited operating history. The success of our business depends primarily on the number of collectibles and artwork products listed and traded on our platforms. Therefore, our ability to continue to attract customers to list, sell and buy collectibles and artwork products on our platform is critical to the continued success and growth of our business. This in turn will depend on several factors, including our ability to develop new products, services and markets, manage our growth while maintaining consistent and high quality services, and make our platform more efficient and effective for our customers. During the outbreak of COVID-19 and government’s efforts to contain the spread of the pandemic, our ability to accept, appraise, list new products and provide warehousing services for collectibles and artwork products as well as our marketing activities have been severely disrupted and hindered due to the office closure, travel and transportation restrictions imposed by the government, which have caused material negative impact on our business and results of operations. In addition, we originally planned to expand our business internationally, especially in the United States in 2020, including to sign a contract with a market service company in the United States to carry out a comprehensive brand promotion, and at the same time, to cooperate with American collectible and artwork agencies to select Western-themed collectibles and artworks for listing on our platform. Due to the outbreak of the pandemic in China and the U.S., we have to delay the implementation of our international market and business development plan as our management team is unable to travel to the U.S. visiting office spaces and meeting with our business partners until the travel restrictions are lifted and COVID-19 abates. Although most of the business in China have reopened and resumed now, the government authorities may issue new orders of office closure, travel and transportation restrictions due to the resurgence of the COVID-19, which will have material negative impact to our business and financial conditions.

As our business develops, or in response to competition, we may continue to introduce new services or make adjustments to our existing services, or make adjustments to our business model. In connection with the introduction of new services, or in response to general economic conditions, we may impose more stringent customer qualifications to ensure the quality of our customers, which may negatively affect the growth of our business. Any significant change to our business model may not achieve expected results and may have a material and adverse impact on our financial conditions and results of operations. It is therefore difficult to effectively assess our future prospects.

If we fail to attract potential clients and educate them about the value of our services, if the market for our marketplace does not develop as we expect, or if we fail to address the needs of our target market, our business and results of operations will be harmed.

Our historical financial results may not be indicative of our future performance.

Our business has achieved rapid growth since our inception. Our net revenue increased from nil for the period from March 2018 (when we commenced our operations) to approximately $5.4 million for the year ended December 31, 2018 and approximately $13.5 million for year ended December 31, 2019. However, our historical growth rate and the limited history of our operations make it difficult to evaluate our prospects. We may not be able to sustain our historically rapid growth or may not be able to grow our business at all. For example, our business, financial condition, and results of operations have been adversely affected by the outbreak of COVID-19 and actions taken by government to contain the spread of the pandemic. We expect our revenues and net income to decrease significantly during the first half of 2020, compared to the same period in 2019. We expect our unaudited net revenues for the six months ended June 30, 2020 will be approximately $2.5 million, as compared to approximately $7.9 million for the same period in 2019, a decrease of approximately 69%. We expect our unaudited net income for the six months ended June 30, 2020 will be approximately $368,000, as compared to approximately $6.3 million for the same period in 2019, a decrease of approximately 94%.

Although most of the business in China have reopened and resumed now, the government authorities may issue new orders of office closure, travel and transportation restrictions due to the resurgence of the COVID-19, which will have material negative impact to our business and financial conditions.

The global economy and the financial markets may negatively affect our business and clients, as well as the supply of and demand for works of art.

Our business is affected by global, national and local economic conditions since the services we provide are discretionary and we depend, to a significant extent, upon a number of factors relating to discretionary consumer spending in China and Hong Kong. These factors include economic conditions and perceptions of such conditions by traders of collectibles and artwork, employment rates, the level of their disposable income, business conditions, interest rates, availability of credit and levels of taxation in regional and local markets. There can be no assurance that our services will not be adversely affected by changes in general economic conditions in China, Hong Kong and globally.

In March 2020, the World Health Organization declared the COVID-19 as a pandemic and the global economy has also been materially negatively affected. This crisis is like no other, the impact is large and there is continued severe uncertainty about the duration and intensity of its impacts. It is extremely uncertain about the China and global growth forecast, which could seriously affect people’s investment desires in China and internationally, including investment in artwork products and collectibles, which could negatively impact our business and results of operations.

The artwork and collectible markets are influenced over time by the overall strength and stability of the global economy and the financial markets, although this correlation may not be immediately evident. In addition, political conditions and world or health events such as resurgence of COVID-19 may affect our business through their effect on the economy, as well as on the willingness of potential buyers and sellers to invest and sell art and collectibles in the wake of economic uncertainty.

Changes in international trade policies, trade dispute or the emergence of a trade war, may have an adverse effect on our business.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and could have a material adverse effect on the Company and its customers, logistics providers, network carriers and other channel partners.

International trade disputes could result in tariffs and other protectionist measures that could adversely affect the Company’s business. Tariffs could increase the cost of the goods and products which could affect people’s discretionary spending level and adversely impact our business. Also, political uncertainty surrounding international trade disputes and the potential of the escalation to trade war and global recession could have a negative effect on consumer confidence, which could adversely affect the Company’s business.

If we become subject to additional scrutiny, criticism and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our ordinary shares, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in some cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S.-listed China-based companies has decreased in value and, in some cases, has become virtually worthless. Many of these companies have been subject to shareholder lawsuits and SEC enforcement actions and have conducted internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our business operations will be severely hindered and your investment in our ordinary shares could be rendered worthless.

The demand for art and collectibles are unpredictable, which may cause significant variability in our results of operations.

The demand for art is influenced not only by overall economic conditions, but also by changing trends in the art market as to which collecting categories and artists are most sought after and by the preferences of individual collectors. These conditions and trends are difficult to predict and may adversely impact our ability to obtain and sell consigned property, potentially causing significant variability in our results of operations from period to period.

A decline in trading volumes will decrease our trading revenues.

Trading volumes are directly affected by economic, political and market conditions, broad trends in business and finance, unforeseen market closures or other disruptions in trading such as office and warehouse closure and transportation restrictions imposed by government due to the COVID-19, which could cause the lack of artwork products and collectibles being listed on our platform for trading, the level and volatility of interest rates, inflation, changes in price of collectibles and artwork and the overall level of investor confidence. In recent years, trading volumes across our markets have fluctuated depending on market conditions and other factors beyond our control. Because a significant percentage of our revenues are tied directly to the trading volumes on our markets, it is likely that a general decline in trading volumes would lower revenues and may adversely affect our operating results. Declines in trading volumes may also impact our market share or pricing structures and adversely affect our business and financial condition.

Due to the nature of our business, valuable works of art are stored at our contracted facilities. Such works of art could be subject to damage or theft, which could have a material adverse effect on our operations, reputation and brand.

Valuable works of art are stored at our facilities. Although we maintain security measures at our premises, valuable collectibles and artwork may be subject to damage or theft. The damage or theft of valuable property despite these security measures could have a material adverse impact on our business and reputation.

System limitations or failures could harm our business.

Our businesses depend on the integrity and performance of the technology, computer and communications systems supporting them. If our systems cannot expand to cope with increased demand or otherwise fail to perform, we could experience unanticipated disruptions in service, slower response times and delays in the introduction of new services. These consequences could result in financial losses and decreased customer service and satisfaction. If trading volumes increase unexpectedly or other unanticipated events occur, we may need to expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate, timing or cost of any increases, or expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner.

The success of our business depends on our ability to market and advertise the services we provide effectively.

Our ability to establish effective marketing campaigns is the key to our success. Our advertisements promote our corporate image and our services. If we are unable to increase awareness of our brand, the benefits of using our trading platform to invest in collectibles and artwork, and that such investment is secure, we may not be able to attract new traders. Our marketing activities have been disrupted due to travel restriction and public gathering ban for large conferences and marketing events imposed government due to COVID-19 and they might face similar disruptions if there is a resurgence of COVID-19. Our marketing activities may not be successful in promoting our services or in retaining and increasing our trader base. We cannot assure you that our marketing programs will be adequate to support our future growth, which may result in a material adverse effect on our results of operations.

If we do not compete effectively, our results of operations could be harmed.

The art e-commerce industry is highly fragmented and competitive with relatively low entry barriers. We compete primarily on the basis of our technology, comprehensive customer service and brand recognition. Our competitors may compete with us in the following ways:

●	provide services that are similar to ours, or that are more attractive to customers than ours;
●	provide products and services we do not offer;
●	offer aggressive rebates to gain market share and to promote their businesses;
●	adapt at a faster rate to market conditions, new technologies and customer demands;
●	offer better, faster and more reliable technology; and
●	market, promote and provide their services more effectively.

Although we do not compete against other trading service providers solely based on prices, if our competitors offer their services at lower prices, we may be forced to provide aggressive discounts or rebates to our customers and our commission and fees may decrease. Reduction in commissions and fees without a commensurate reduction in expenses would lower our profitability.

In addition, there are over 10 art e-commerce platforms operating in Hong Kong, through which individual customers can open accounts and trade all kinds of artworks on those exchanges. Recently, certain Internet companies also launched art e-commerce trading services.

Some of these competitors may have greater financial resources or a larger customer base than we do, and if we fail to compete effectively, our market position, business prospects and results of operations would be adversely affected.

The art e-commerce market is highly competitive and many traditional art galleries and auction houses may provide a platform for artwork owners to sell their collections. However, their trading model is substantially different from ours. As of August 31, 2020, there were over 60 active art e-commerce platforms operating nationwide in China. The trading service providers compete with each other for customers and trading volume based on factors including brand, technology, research and customer services.

Although some of our competitors may have greater financial resources or larger customer bases than we do, we believe that our proprietary technology platform, our comprehensive customer services and strong brand recognition in the industry, will enable us to compete effectively in the fast evolving art e-commerce trading industry in the PRC.

Our competitors operate with different business models, have different cost structures or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Many of our current and potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their service offerings. Our competitors may also have longer operating histories, a more extensive client base, greater brand recognition and brand loyalty and broader partner relationships than us. Additionally, a current or potential competitor may acquire one or more of our existing competitors or form a strategic alliance with one or more of our competitors. Our competitors may be better at developing new products, offering more attractive terms or lower fees, responding faster to new technologies and undertaking more extensive and effective marketing campaigns. In response to competition and in order to grow or maintain the volume of our business, we may have to charge lower fees, which could materially and adversely affect our business and results of operations. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our services and products could stagnate or substantially decline, we could experience reduced revenues or our marketplace could fail to achieve or maintain more widespread market acceptance, any of which could harm our business and results of operations.

Our annual and interim results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our annual and interim results of operations, including the levels of our net revenues, expenses, net income (loss) and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any one period are not necessarily an indication of future performance. Fluctuations in annual or interim results may adversely affect the market price of our ordinary shares. Factors that may cause fluctuations in our financial results include:

●	our ability to attract new clients and retain existing clients;
●	changes in our mix of services and introduction of new services;
●	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;
●	our decision to manage client volume growth during the period;
●	the impact of competitors or competitive products and services;
●	increases in our costs and expenses that we may incur to grow and expand our operations and to remain competitive;
●	network outages or security breaches;
●	changes in the legal or regulatory environment or proceedings, including with respect to security, privacy, or enforcement by government regulators, including fines, orders or consent decrees;
●	general economic, industry and market conditions, including changes in Chinese or global business or macroeconomic conditions; and
●	the timing of expenses related to the development or acquisition of technologies or businesses.
●	health epidemics or pandemics, such as the coronavirus outbreak (COVID-19) and government’s action to contain the spread of the pandemic.

Despite our marketing efforts, we may not be able to promote and maintain our brand in an effective and cost-efficient way and our business and results of operations may be harmed accordingly.

We believe that effectively developing and maintaining awareness of our brand is critical to attracting new and retaining existing clients. Successful promotion of our brand and our ability to attract quality clients depends largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services.  Our efforts to build our brand have caused us to incur marketing and advertising expenses in the amount of approximately $1.6 million in 2018 and $0.7 million in 2019. It is likely that our future marketing efforts will require us to incur significant additional expenses as we expand our business. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

Fraudulent activity in our marketplace could negatively impact our operating results, brand and reputation and cause the use of our services to decrease.

We are subject to the risk of fraudulent activity both in our marketplace and associated with traders and third parties handling their information. Our resources, technologies and fraud detection tools may be insufficient to accurately detect and prevent fraud. Increases in fraudulent activity, either in our marketplace or associated with participants of our marketplace, could negatively impact our brand and reputation, reduce the volume of transactions facilitated through our platform and lead us to take additional steps to reduce fraud risk, which could increase our costs. High profile fraudulent activity could even lead to regulatory intervention, and may divert our management’s attention and cause us to incur additional expenses and costs. Although we have not experienced any material business or reputational harm as a result of fraudulent activities in the past, we cannot rule out the possibility that any of the foregoing may occur, causing harm to our business or reputation in the future. If any of the foregoing were to occur, our results of operations and financial conditions could be materially and adversely affected.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others, to protect our proprietary rights. See “Business—Intellectual Property” and “Regulation—Regulation on Intellectual Property Rights.” We cannot assure you that any of our intellectual property rights will not be challenged, invalidated, circumvented or misappropriated, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Our annual effective income tax rate can change significantly as a result of a combination of changes in our foreign earnings and other factors, including changes in tax laws or changes made by regulatory authorities.

Our consolidated effective income tax rate is equal to our total income tax expense (benefit) as a percentage of total book income (loss) before tax. Losses in one jurisdiction may not be used to offset profits in other jurisdictions and may cause an increase in our tax rate. Changes in statutory income tax rates and laws, as well as initiation of tax audits by local and foreign authorities, could impact the amount of income tax liability and income taxes we are required to pay. In addition, any fluctuation in the earnings (or losses) of the jurisdictions and assumptions used in the calculation of income taxes could have a significant effect on our consolidated effective income tax rate. Furthermore, our effective tax rate could increase if we are unable to generate sufficient future taxable income in certain jurisdictions, or if we are otherwise required to increase our valuation allowances against our deferred tax assets.

We are subject to taxation in multiple jurisdictions. As a result, any adverse development in the tax laws of any of these jurisdictions or any disagreement with our tax positions could have a material adverse effect on our business, consolidated financial condition or results of operations.

We are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions, particularly in the People’s Republic of China and Hong Kong. In addition, tax authorities in any applicable jurisdiction, may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions. In the event any applicable tax authorities effectively sustained their positions which are different from our tax treatment of any of our transactions, it could have a significant adverse impact on our business, consolidated results of our operations as well as consolidated financial condition.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our marketplace and better serve our clients. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;
●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;
●	difficulties in retaining, training, motivating and integrating key personnel;
●	diversion of management’s time and resources from our normal daily operations;
●	difficulties in successfully incorporating licensed or acquired technology and rights into our service offerings to customers;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;
●	difficulties in retaining relationships with clients, employees and suppliers of the acquired business;
●	risks of entering markets in which we have limited or no prior experience;
●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;
●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;
●	failure to successfully further develop the acquired technology;
●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;
●	potential disruptions to our ongoing businesses; and
●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced products and services or that any new or enhanced products and services, if developed, will achieve market acceptance or prove to be profitable.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. While we have the ability to provide different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with related parties, including our shareholders, directors and executive officers. For example, we have entered into several transactions with Nanjing Culture and Artwork Property Exchange Co., Ltd. and Jinling Cultural Property Rights Exchange Co., Ltd., which are controlled or owned by Mr. Huajun Gao, a 16.13% beneficial shareholder of the Company before the offering, including providing technology services to these two companies and leasing an office space from Nanjing Culture and Artwork Property Exchange Co., Ltd. For the year ended December 31, 2019, our related party accounts receivable, accounts payable, other payables, net revenues, cost of revenues and selling and marketing expenses accounted for 0%, 38.4%, 8.1%, 1.9%, 45.7%, 18.5% and 11.2% of our total accounts receivable, accounts payable, other payables, net revenues, cost of revenues and selling and marketing and general and administrative expenses, respectively. See “Related Party Transactions.”  We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests.

Transactions with the entities in which related parties hold ownership interests present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of the Company and our shareholders with respect to the negotiation of, and certain other matters related to, our lease and technology services to such entities. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as the treatment of events of default.

Currently, our Board of Directors has authorized the Audit Committee to review and approve all related party transaction. We rely on the laws of Cayman Islands, which provide that directors owe a duty of care and a duty of loyalty to our company. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002, (“Sarbanes-Oxley”). Our senior management does not have much experience managing a publicly-traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may be unable to implement programs and policies in an effective and timely manner or that adequately respond to the increased legal, regulatory and reporting requirements associated with being a publicly traded company. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties, distract our management from attending to the management and growth of our business, result in a loss of investor confidence in our financial reports and have an adverse effect on our business and stock price.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including risk management, information technology, financial and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled marketing, real estate, technical, risk management and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expense in hiring and training their replacements, and the quality of our products and services could diminish, resulting in a material adverse effect to our business.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees of our services, our financial condition and results of operations may be adversely affected.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork and cultivates creativity. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We face risks related to health epidemics and other outbreaks, including the coronavirus (COVID-19), which has caused and may continue to cause business disruptions, resulting in a material, adverse impact to our financial condition and results of operations.

In recent years, there have been outbreaks of epidemics in various countries, including China. Recently, there was an outbreak of a novel strain of coronavirus (COVID-19) in China, which has spread rapidly to many parts of the world, including the U.S. In March 2020, the World Health Organization declared the COVID-19 a pandemic. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of office buildings and facilities in China and in the U.S.

Substantially all of our revenues and our sales are concentrated in China. Consequently, our results of operations have been materially adversely affected by the outbreak of COVID-19. During the outbreak of COVID-19 and government’s efforts to contain the spread of the pandemic, our ability to accept, appraise, list new products and provide warehousing services for collectibles and artwork products as well as our marketing activities have been severely disrupted and hindered due to the office closure, travel and transportation restrictions imposed by the government, which have caused material negative impact on our business and results of operations. Although most of the business in China have reopened and resumed now, the government authorities may issue new orders of office closure, travel and transportation restrictions due to the resurgence of the COVID-19. Any potential impact to our results will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or treat its impact, almost all of which are beyond our control. Potential impacts include, but are not limited to, the following:

●	temporary closure of offices and warehouse, travel restrictions, cancellation of marketing and promotion activities and in person meetings or suspension of transportation of collectibles and artworks between our customers and our warehouse, which may materially adversely affect our financial condition and operating results;
●	our customers that are negatively impacted by the outbreak of COVID-19 may reduce their budgets to market or invest in collectibles and artwork, which may materially adversely impact our revenue;
●	our customers may require additional time to pay us or fail to pay us at all, which could significantly increase the amount of accounts receivable and require us to record additional allowances for doubtful accounts. We have provided and may continue to provide significant incentives to existing and potential customers, which may in turn materially adversely affect our financial condition and operating results;

●	the operations of our business partners, such as appraisal firms and express delivery companies have been and could continue to be negatively impacted by the further outbreak or resurgence of COVID-19, which may negatively impact our services to our customers, or result in loss of customers or disruption of our business, which may in turn materially adversely affect our financial condition and operating results;
●

many of our customers and business partners are individuals and small and medium-sized enterprises (SMEs), which may not have strong cash flows or be well capitalized, and may be vulnerable to a pandemic outbreak and slowing macroeconomic conditions. If the SMEs that we work with cannot weather the COVID-19 and the resulting economic impact, or cannot resume business as usual after a prolonged outbreak or resurgence of COVID-19, our revenues and business operations may be materially and adversely impacted;

●	the global stock markets have experienced, and may continue to experience, significant decline or volatility from the COVID-19 outbreak, which could materially adversely affect our stock price; and

The situation remains highly uncertain for any further outbreak or resurgence of the COVID-19. It is therefore difficult for the Company to estimate the impact on our business or operating results that might be adversely affected by any further outbreak or resurgence of COVID-19. However, our business, financial condition, and results of operations have been adversely affected by the outbreak of COVID-19 as our net revenues and net income are expected to decrease during the first half of 2020, compared to the same period in 2019. The Company expects its unaudited net revenues for the six months ended June 30, 2020 will be approximately $2.5 million, as compared to approximately $7.9 million for the same period in 2019, a decrease of approximately 69%. The Company expects its unaudited net income for the six months ended June 30, 2020 will be approximately $368,000, as compared to approximately $6.3 million for the same period in 2019, a decrease of approximately 94%. The Company expects its revenues and net income to increase in the second half of 2020, compared to the first half of 2019 due to the re-opening of businesses in China starting around the end of the first quarter, and more and more businesses, transportation, logistic and marketing activities have gradually resumed since then. However, the result of operations for the second half of 2020 and/or the full year 2020 and beyond are still uncertain and may be adversely impacted by any further outbreak or resurgence of the COVID-19 pandemic. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond our control. Due to the significant uncertainties surrounding any further outbreak or resurgence of COVID-19 and actions might be taken by government authorities, the extent of the future business disruption and the related financial impacts on our business cannot be reasonably estimated at this time.

In general, our business could be materially adversely affected by the effects of epidemics or pandemic, including, but not limited to, the COVID-19, avian influenza, severe acute respiratory syndrome (SARS), the influenza A virus, Ebola virus, or other outbreaks. In response to an epidemic or other outbreaks, government and other organizations may adopt regulations and policies that could lead to severe disruption to our daily operations, including temporary closure of our offices and other facilities. These severe conditions may cause us and/or our partners to make internal adjustments, including but not limited to, temporarily closing down business, limiting business hours, and setting restrictions on travel and/or visits with clients and partners for a prolonged period of time. Various impacts arising from a severe condition may cause business disruptions, resulting in a material, adverse impact to our financial condition and results of operations.

Risks Related to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to our consolidated variable interest entities do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

We are a Cayman Islands exempted company and our PRC subsidiary is considered a foreign invested enterprise. To comply with PRC laws and regulations, we conduct our operations in China through a series of contractual arrangements entered into among the WFOE, our VIEs and the shareholders of our VIEs. As a result of these contractual arrangements, we exert control over our VIEs and consolidate their operating results in our financial statements under U.S. GAAP. For a detailed description of these contractual arrangements, see “Corporate History and Structure.”

In the opinion of our PRC counsel, AllBright Law Offices, our current ownership structure, the ownership structure of our PRC subsidiary and our consolidated VIEs, and the contractual arrangements among the WFOE, our VIEs and the shareholders of our VIEs are not in violation of existing PRC laws, rules and regulations; and these contractual arrangements are valid, binding and enforceable in accordance with their terms and applicable PRC laws and regulations currently in effect. However, AllBright Law Offices has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC counsel.

If the PRC government finds that our contractual arrangements do not comply with its restrictions on foreign investment in the market survey service business, the relevant PRC regulatory authorities, including the CSRC, would have broad discretion in dealing with such violations or failures, including, without limitation:

●	discontinuing or placing restrictions or onerous conditions on our operations;

●	imposing fines, confiscating the income from the WFOE or our VIEs, or imposing other requirements with which we or our VIEs may not be able to comply;

●	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIEs and deregistering the equity pledges of our VIEs, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIEs;

●	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China; or

●	taking other regulatory or enforcement actions that could be harmful to our business.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our VIEs in our consolidated financial statements, if the PRC government authorities were to find our VIE structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of our VIEs or our right to receive substantially all of the economic benefits and residual returns from our VIEs and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our VIEs in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material adverse effect on our financial condition and results of operations.

We rely on contractual arrangements with our VIEs and the shareholders of our VIEs for our business operations, which may not be as effective as direct ownership in providing operational control.

We have relied and expect to continue to rely on contractual arrangements with Jiangsu Yanggu and Jiangsu Yanggu’s current management to operate our business. For a description of these contractual arrangements, see “Corporate History and Structure.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated variable interest entities. For example, our consolidated variable interest entities and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations, including maintaining our website and using the domain names and trademarks, in an acceptable manner, or taking other actions that are detrimental to our interests.

If we had direct ownership of our VIEs, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational levels. However, under the current contractual arrangements, we rely on the performance by our consolidated variable interest entities and their shareholders of their obligations under the contracts to exercise control over our consolidated variable interest entities. The shareholders of our consolidated variable interest entities may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with our consolidated variable interest entities. Although we have the right to replace any shareholder of our consolidated variable interest entities under the contractual arrangement, if any shareholder of our consolidated variable interest entities is uncooperative or any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC laws and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See “—Any failure by our consolidated variable interest entities or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.” Therefore, our contractual arrangements with our consolidated variable interest entities may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Any failure by our consolidated VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

If our consolidated VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of our VIEs were to refuse to transfer their equity interest in the VIEs to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to perform their contractual obligations.

All of the agreements under our contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our consolidated variable interest entities, and our ability to conduct our business may be negatively affected. See “—Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us.”

The shareholders of our consolidated VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Forty percent of the equity interests of Jiangsu Yanggu are held by Aimin Kong and Huajun Gao. Their interests in Jiangsu Yanggu may differ from the interests of our company as a whole. These shareholders may breach, or cause our consolidated variable interest entities to breach, the existing contractual arrangements we have with them and our consolidated variable interest entities, which would have a material adverse effect on our ability to effectively control our consolidated variable interest entities and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with Jiangsu Yanggu to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive option agreements with these shareholders to request them to transfer all of their equity interests in Jiangsu Yanggu to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and the major shareholders of Jiangsu Yanggu, we would have to rely on legal proceedings, which could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our consolidated variable interest entities may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC consolidated variable interest entities owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between the WFOE, our wholly-owned subsidiary in China, our consolidated VIEs in China, and the shareholders of our VIEs were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust our VIEs’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIEs for PRC tax purposes, which could in turn increase its tax liabilities without reducing the WFOE’s tax expenses. In addition, if the WFOE requests that the shareholders of our VIEs transfer their equity interests in the VIEs at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject our VIEs to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on our VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our consolidated variable interest entities’ tax liabilities increase or if they are required to pay late payment fees and other penalties.

We may lose the ability to use and enjoy assets held by our consolidated VIEs that are material to the operation of our business if one or more of the entities goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

Our consolidated VIEs hold certain assets that are material to the operation of our business, including domain names and equipment for our online trading platform. Under the contractual arrangements, our consolidated VIEs may not and their shareholders may not cause them to, in any manner, sell, transfer, mortgage or dispose of their assets or their legal or beneficial interests in the business without our prior consent. However, in the event our consolidated VIEs’ shareholders breach the these contractual arrangements and voluntarily liquidate our consolidated VIEs or our consolidated VIEs declare bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If our consolidated VIEs undergo a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

Almost all of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

We cannot rule out the possibility that the PRC government will institute a licensing regime covering our industry at some point in the future. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required licensing in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Substantial uncertainties exist with respect to the interpretation and implementation of the new China Securities Law and it may require additional approval from Chinese government authorities for listing and trading stocks in the U.S.

On December 28, 2019, the 15th Meeting of the Standing Committee of the 13th National People’s Congress approved revisions to the Securities Law of the People’s Republic of China (the “2019 Securities Law”), which has taken effect on March 1, 2020. Since China first officially adopted the Securities Law of the People’s Republic of China in 1998, the Securities Law has undergone three amendments and two revisions. Pursuant to Article 177 of the 2019 Securities Law, the securities regulatory authority of the PRC State Council may collaborate with securities regulatory authorities of other countries or regions in order to monitor and oversee cross border securities activities. Article 177 further provides that overseas securities regulatory authorities are not allowed to carry out investigation and evidence collection directly within the territory of the PRC, and that any Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to overseas agencies without prior consent of the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. We are of the understanding that Article 177 is applicable in the limited circumstances related to direct investigation or evidence collection conducted by overseas authorities within the territory of the PRC (in such case, the foregoing activities are required to be conducted through collaboration with or by obtaining prior consent of competent Chinese authorities); (ii) Article 177 does not limit or prohibit the Company, as a company duly incorporated in Cayman Islands and to be listed on NASDAQ, from providing the required documents or information to NASDAQ or the SEC pursuant to applicable Listing Rules and U.S. securities laws; and (iii) as of the date hereof, we are not aware of any implementing rules or regulations which have been published regarding application of Article 177.

Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress, or the NPC, approved the Foreign Investment Law, which has taken effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For instance, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment through contractual arrangements would not be interpreted as a type of indirect foreign investment activity under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations.

In addition, the Foreign Investment Law grants national treatment to foreign invested entities, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” pursuant to the “Negative List” released by or upon approval by the State Council. Foreign investors are prohibited from making any investments in the industries which are listed as “prohibited” in the Negative List; and, after satisfying certain additional requirements and conditions as set forth in the “Negative List” (for instance, Chinese shareholders are required to control or hold certain percentage of equity interest in a foreign invested enterprise), are allowed to make investments in industries which are listed as “restricted” in the Negative List. For any foreign investor that fails to comply with the Negative List, the competent authorities can ban its investment activities, require such investor to take measures to correct its non-compliance activities and impose other penalties. Though the business we conduct through our variable interest entity is not within the category in which foreign investment is currently restricted or prohibited under the Negative List or other PRC Laws, we expect that in the future Jiangsu Yanggu will engage in marketing survey services for online marketplaces. Marketing survey services are within the category in which foreign investment is restricted pursuant to the Negative List.

In the event any of our future business and operations carried out through our VIE are treated as foreign investment and are classified in the “restricted” or “prohibited” industry in the “Negative List” under the Foreign Investment Law, and such contractual arrangements are deemed as invalid and illegal, we may have to unwind such contractual arrangements and/or dispose of such business, which could materially and adversely affect our business and impede our ability to continue our operations.

Any lack of requisite approvals, licenses or permits applicable to our business may have a material and adverse impact on our business, financial condition and results of operations.

Our business is subject to governmental supervision and regulation by the relevant PRC governmental authorities. Together, these government authorities promulgate and enforce regulations that cover many aspects of the collectibles and artwork trading and related services exchange platform. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

We have made efforts to obtain all of the applicable licenses and permits. We cannot assure you that we have obtained all of the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones. If the PRC government determines that we are operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue the relevant parts of our business or to impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material adverse effect on our business and results of operations.

If any company incorporated in Hong Kong operating online collectibles and/or artwork trading platform is subject to PRC current or future laws and regulations regarding collectible or artwork trading business, our operation may be materially adversely effected due to the uncertainty whether we would be able to obtain approval from the provincial government and complete the filing with “Inter-Ministerial Joint Meetings of Clean-up and Corrective Actions of Various Trading Platforms” (the “Joint Meeting”) led by the China Securities Regulatory Commission (the “CSRC”).

According to “Decision Of The State Council On Cleaning Up And Corrective Actions on Various Trading Platforms And Taking Effective Precautions Against Financial Risks” (“Decision No.38”) promulgated by the State Council of the PRC on November 11, 2011 and effective on the same day, and “Opinions Of The General Office Of The State Council On The Implementation Of The Clean-Up And Corrective Actions Of Various Trading Platforms” (“Opinion No.37”) promulgated by the General Office of the State Council of the PRC on July 12, 2012 and effective on the same day, any trading places and their branches that violate any of the following provisions shall be cleaned up and rectified. Such parties must not:

(1) Divide any equity into equal shares for public offering. An “equal share public offering” is when a trading place uses its services and facilities to divide its equity into equal shares and sell them to investors. The relevant provisions of the company law and the securities law shall apply to the public issuance of shares by a joint stock company.

(2) Adopt centralized trading. The “centralized trading methods” referred to in this opinion include collective bidding, continuous bidding, electronic matching, anonymous trading, market makers and other trading methods, except for agreement transfers and legal auctions.

(3) Continuously list and trade the rights and interests in accordance with standardized trading units. The “standardized trading unit” referred to in this opinion refers to the minimum trading unit set for other equities other than equity, and trading at the minimum trading unit or integer multiples thereof. “Continuous listing transaction” refers to listing and selling the same trading variety within 5 trading days after buying or listing, and buying the same trading variety within 5 trading days after selling.

(4) Have a cumulative number of equity holders exceeding 200. Except as otherwise provided for by laws and administrative regulations, the cumulative number of actual holders of any equity shall not exceed 200 during the term of the company’s existence, no matter in the course of issuance or transfer.

(5) Carry out standardized contract trading by centralized trading. The “standardized contract” referred to in this opinion includes two situations: one is a unified contract established by the trading place with fixed terms other than price, which stipulates the delivery of a certain amount of the subject matter at a certain time and place in the future. The other is a contract made by the exchange that gives the buyer the right to buy or sell the agreed subject matter at a specified price at a certain time in the future.

(6) Without the approval of the relevant financial administrative department of the state council, establish either trading places for the trading of financial products such as insurance, credit and gold, or use any existing other trading places for the trading of financial products such as insurance, credit and gold.

Additionally, according to “Notice Concerning The Issuance Of Minutes Of The Special Session On The Clean-Up And Rectification Of Stamp And Commemorative Coins Trading Places” promulgated by the Office of the Joint Meeting on August 2, 2017, any stamps, coins and magcards using a stock issuance-like model to trading places mainly trading stamps by a concentrated bidding and “T+0” transaction method should cease to operate. The stamps, coins and magcards being illegally traded must be made off-line in time. Trading places which have ceased operations shall not re-start operating unless they obtain approval from the provincial government and complete the required filing with the Joint Meeting. Provincial governments should re-evaluate the necessity of transactions of stamps, coins and magcards, considering the development and interests of the economic society, as well as risks, efficiencies and costs. If it is considered as necessary to maintain transactions of stamps, coins and magcards, the provincial government may appoint a stamps, coins and magcards exchange to organize stamps, coins and magcards transactions by way of transfer of property through agreements. Such exchange must have obtained permission from the provincial government, passed the examination and acceptance check of provincial government and completed filings at relevant joint meetings. In addition, such exchange must be in strict compliance with Decision No.38 and Opinion No.37 and shall not adopt or allow concentrated bidding or other types of centralized trading, and the interval between the purchase and sale of the same item or vice versa shall not be less than 5 trading days.

We are an international online trading platform that provides state-of-the-art, convenient services for various types of collectibles and artwork, incorporated in Hong Kong. We provide an on-line platform for our clients to trading coins, stamps, ancient coins, and other collectibles and artwork. According to Rules for Trading Cultural And Art Collections (interim) (the “Trading Rules”), we do not provide an “equal share public offering”, which means dividing a trading subject into several shares, but only allow a physical subject to be traded as a whole. After trading, the original owner and the successful bidder can pick up the goods from the relevant storage company.

Currently, we use a “T+0” bidding method and allow our clients to centralize trading in our platform, which was not against Hong Kong current related laws and regulations regarding artwork trading. And, as a Hong Kong online collectible and artwork trading platform, we believe those laws and regulations regulating collectible and artwork trading in mainland China, such as Decision No.38 and Opinion No.37, do not apply to our trading platform. However, there may be substantial uncertainties regarding the interpretation and application of future PRC laws and regulations applicable to our business and that the PRC government or any other governmental authorities may in future impose license requirements or take further actions having material adverse effects on our business or finance.

We rely on dividends and other distributions on equity paid by our PRC subsidiary and the subsidiaries of our VIE to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary or the subsidiaries of our VIE to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely on dividends and other distributions on equity paid by our PRC subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require Jiangsu Yanggu to adjust its taxable income under the contractual arrangements it currently has in place with our consolidated variable interest entities in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us. See “—Risks Related to Our Corporate Structure—Contractual arrangements in relation to our consolidated variable interest entities may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC consolidated variable interest entity owe additional taxes, which could negatively affect our financial condition and the value of your investment.”

Under PRC laws and regulations, our PRC subsidiary, as a wholly foreign-owned enterprise in China, may pay dividends only out of its respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also “—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

We are a holding company and currently we conduct our business operations within the PRC through our VIE and its subsidiaries. If our board and management decide to keep the profits of the subsidiaries of our VIE for their business development and expansion instead of making dividends to our VIE, our VIE might not be able to pay its service fees to the WOFE pursuant to the Technical Consultation and Service Agreement, and our WOFE will not be able to make dividend distribution to the Company.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering to fund our PRC subsidiary by making loans to or additional capital contributions to our PRC subsidiary, subject to applicable government registration and approval requirements.

Any loans to our PRC subsidiary, which are treated as foreign-invested enterprises under PRC laws, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange, or SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by MOFCOM or its local counterpart and the amount of registered capital of such foreign-invested company.

We may also decide to finance our PRC subsidiary by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart. In addition, SAFE issued a circular in September 2008, SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and unless otherwise provided by law, may not be used for equity investments within the PRC. Although on July 4, 2014, the SAFE issued the Circular of the SAFE on Relevant Issues Concerning the Pilot Reform in Certain Areas of the Administrative Method of the Conversion of Foreign Exchange Funds by Foreign-invested Enterprises, or SAFE Circular 36, which launched a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises in certain designated areas from August 4, 2014 and some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of the foreign-invested enterprises established within the designate areas and such enterprises mainly engaging in investment are allowed to use its RMB capital converted from foreign exchange capitals to make equity investment, our PRC subsidiary is not established within the designated areas. On March 30, 2015, SAFE promulgated Circular 19, to expand the reform nationwide. Circular 19 came into force and replaced both Circular 142 and Circular 36 on June 1, 2015. Circular 19 allows foreign-invested enterprises to make equity investments by using RMB fund converted from foreign exchange capital. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of these Circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the net proceeds of this offering to fund the establishment of new entities in China by our PRC subsidiary, to invest in or acquire any other PRC companies through our PRC subsidiary, or to establish new variable interest entities in the PRC.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiary or future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

Our reporting currency is the U.S. dollar while the functional currency for our PRC subsidiary and consolidated variable interest entity is RMB. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets and the proceeds from this offering. Gains and losses from the remeasurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The remeasurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from this initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the market price of our ordinary shares.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in RMB. Under our current corporate structure, our company in the Cayman Islands relies on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our company who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. As of the date of this prospectus, we believe that we have made adequate employee benefit payments. If we fail to make adequate payments in the future, we may be required to make up the contributions for these plans in the amount of 110% of the amount in the preceding month. If we fail to make or supplement contributions of social security premiums within the stipulated period, the social security premiums collection agency may enquire into the deposit accounts of the employer with banks and other financial institutions. In an extreme situation, where we failed to contribute social security premiums in full amount and do not provide guarantee, the social security premiums collection agency may apply to a Chinese court for seizure, foreclosure or auction of our properties of value equivalent to the amount of social security premiums payable, and the proceeds from auction shall be used for contribution of social security premiums.  If we are subject to deposit, seizure, foreclosure or auction in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Our business is susceptible to fluctuations in the art market of China.

We conduct our business primarily in China. Our business depends substantially on the conditions of the PRC art market. Demand for collectibles and artwork in China has grown rapidly in the recent decade but such growth is often coupled with volatility in market conditions and fluctuation in prices. Fluctuations of supply and demand in China’s art market are caused by economic, social, political and other factors, such as the outbreak of COVID-19 and government’s action to contain the spread of the pandemic as well as its impact on overall Chinese economy, interest rate, discretionary consumer spending and investment desires in art and collectibles. Over the years, governments at both national and local levels have announced and implemented various policies and measures aimed to regulate the art markets. These measures have affected and may continue to affect the conditions of China’s art market and cause fluctuations in collectibles and artwork prices. To the extent fluctuations in the art market may adversely affect the trading volume on our platform, or require us to provide our services on unfavorable terms, our financial condition and results of operations may be materially and adversely affected.

Our business is susceptible to fluctuations of the commodities trade on our market.

Starting in 2019, we have listed certain commodities such as teas, Yun Nan Ham and Chinese mitten crabs on our platform. Customer trading activities are to some extent influenced by the changes in these commodity prices in international and domestic markets. As a result, our future operating results may be subject to the fluctuations of these products due to the risks related to natural disasters such as drought, flood, snowstorm or other abnormal temperature change, extreme weather and health epidemic or pandemic, which are unpredictable and beyond our control. Any pandemic outbreak such as COVID-19 and government’s action to contain the spread of the pandemic could materially negatively impact our ability of listing, trading and delivery of such products. The prices and trading for teas, Yun Nan Ham and Chinese mitten crabs could also be affected by the outbreak of diseases to tea trees, hogs and crabs which could significantly decrease the quantity and quality of these products for trading on our platform. The general trading activities of these commodities are also directly affected by factors such as economic and political conditions, macro trends in business and finance, investors’ interest level in these commodity trading and legislative and regulatory changes. Any one or more of these factors, or other factors, may reduce the trading activity level of these commodities on our platform and adversely affect our business and results of operations and cash flows.

The legal rights we hold to use certain leased properties could be challenged by property owners or other third parties, which could prevent us from operating our business or increase the costs associated with our business operations.

For all of our business facilities and warehouses, we do not hold property ownership with respect to the premises under which those facilities are operated. Instead, we rely on leases with the property owners. Our general practice requires us to examine the title certificates of the property owners as part of our due diligence before entering into a lease with them. If we fail to identify encumbrances on the titles, our leases of such properties may be challenged or even invalidated by government authority or relevant dispute resolution institution. As a result, the development or operations of our facilities on such properties could be adversely affected.

In addition, we are subject to the risks of other potential disputes with property owners and to the forced closure of our facilities. Such disputes and forced closures, whether resolved in the favor of us, may divert our management attention, harm our reputation, or otherwise disrupt and adversely affect our business.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, as amended, and, if required, we cannot predict whether we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The application of the M&A Rules remains unclear. In addition, on December 28, 2019, China amended the Securities Law of the PRC (the “2019 Securities Law”) and enacted it on March 1, 2020. Pursuant to this amendment, the direct or indirect listing or trading of a domestic company’s securities on an overseas stock exchange shall be in compliance with the relevant requirements of the State Council of China. The State Council has not yet implemented any detailed rules in this regard.

Our PRC counsel, AllBright Law Offices, has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval is not required for the listing and trading of our ordinary shares on NASDAQ in the context of this offering, given that:

●	we established our PRC subsidiary, the WFOE, by means of direct investment rather than by merger with or acquisition of PRC domestic companies; and
●	no explicit provision in the M&A Rules classifies the respective contractual arrangements between the WFOE, Jiangsu Yanggu and its shareholders as a type of acquisition transaction falling under the M&A Rules.

However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and the CSRC’s opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If the CSRC or any other PRC regulatory agencies subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government agencies promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. Sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other PRC regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of ordinary shares.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules discussed in the preceding risk factor and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that MOFCOM be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

If our shareholders who are PRC residents or entities do not complete their registration as required, our PRC subsidiary may be prohibited from distributing its profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiary. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Those who directly or indirectly hold shares in our company and are known to us as being PRC residents have completed the foreign exchange registrations required in connection with our recent corporate restructuring.

However, we may not be informed of the identities of all of the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary’s ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who have been granted options or other awards will be subject to these regulations when our Company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulation—Regulations on Stock Incentive Plans.”

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Taxation—People’s Republic of China Taxation.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then we or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our ordinary shares.

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.

From time to time, we may receive requests from certain U.S. agencies to investigate or inspect the Company’s operations, or to otherwise provide information. While we expect to comply with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide services to us or with whom we associate, especially as those entities are located in China. Furthermore, an on-site inspection of our facilities by any of these regulators may be limited or entirely prohibited. Such inspections, though permitted by us and our affiliates, are subject to the unpredictability of the Chinese enforcement authorities, and may therefore be impossible to facilitate.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 698 and Circular 7, and may be required to expend valuable resources to comply with Circular 59, Circular 698 and Circular 7 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 698 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or Circular 698 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

If we cannot effectively secure our network, customers’ personal information, which we collect through our online platform, may be subject to leakage or theft, and if the regulators believe we have failed to fulfill our network security obligations, our online platform may be required to suspend operations and rectification, which may have a material adverse effect on our operations and financial results due to the large amount of our daily trading conducted online.

On November 7, 2016, the Standing Committee of the National People’s Congress of the PRC (the “NPC”) promulgated the Cybersecurity Law of the PRC (“Cybersecurity Law”) which became effective on June 1, 2017. Under this law, network operators must provide cybersecurity protection and protect the integrity, confidentiality and availability of network data. The Cybersecurity Law also standardizes the collection and usage of personal information and requires network operators to protect users’ privacy security. If a network operator violates the Cybersecurity Law, it can face various penalties, including but not limited to the suspension of related business, winding up, shutting down its websites, and revocation of its business license, all of which may be imposed by the relevant authority, along with fines up to RMB 1 million (approximately $145,985) if severe damage occurred.

We collect and process the personal information of the customers who register on our online platforms, for the purpose of managing and maintaining our customers and their trading information. Nanjing Yanyu, one of the wholly-owned subsidiaries of Jiangsu Yanggu, which having a primary business to provide technical support for International Exchange’s online collectibles and art e-commerce platform, established network security policies, including Data Security Management Measures, Data Center Network Security Management Rules, Information Security Management Rules and an Information Security Emergency Plan. We will also publish “Investor Information Protection Policy” on our online platform, to help the customers who register on our online platforms understand what, where and how their private information be collected and used by International Exchange and its affiliates and what measures we will take to protect their personal information. Nonetheless, we cannot assure that our cybersecurity protection rules and related technical measures are adequate to prevent network data in our online platform from being breached, stolen or tampered with. If our online platform network is at risk, we may be required by competent cybersecurity supervision authorities to suspend online platforms before rectification and we may be fined up to RMB 1 million (approximately $145,985) if it is found that our online platform has material security risks or if severe cybersecurity events occur due to failure of our network security protection.

Although the subsidiary of our VIE operates and maintains the network platform in mainland China, our main business, providing collectibles and artwork e-commerce services, is conducted by International Exchange in Hong Kong. Therefore, due to the lack of clarity in the Personal Information Cross-Border Transfer Safety Assessment Measures (Draft) and its enforcement by the relevant government authorities, our business model may be considered involving transfer of customers’ personal information across border and we may be subject to the Personal Information Cross-Border Transfer Safety Assessment Measures (Draft). We cannot guarantee that we can pass the safety assessment for cross-border transfer of personal information required by the Personal Information Cross-Border Transfer Safety Measures (Draft). If we fail this assessment, International Exchange may not use customers’ personal information stored in mainland China to process its tradings on the online platform, which would result in a significant adverse impact on our business operations.

On June 13, 2019, the State Internet Information Office of the PRC issued a public comment draft of Private Information Cross-Border Transfer Safety Assessment Measures (“Personal Information Safety Measures (Public Draft)”) which will be enforced by the relevant provincial network information office once it becomes effective. The Personal Information Safety Measures (Public Draft) is formulated in accordance with the Cybersecurity Law and it requires that before the personal information can be transferred out of China, the network operator shall report its request for safety assessment to the provincial network information office, and such office shall complete the safety assessment, typically within 15 working days. A new security assessment shall be carried out every two years, or in the event of a change in purpose of the cross-border transfer of personal information or a change in the type or overseas storage period of such information. Any relevant network information office has the authority to suspend or termination the personal information transfer activities from any network operators, if any of the following situations occur: (i) the network operators or receivers experience a severe data leakage, data abuse and other similar events; (ii) the individuals who provide personal information are unable to protect his/her legitimate rights and interests; or (iii) the network operators or receivers are not capable of protecting personal information safety.

We operate and maintain our online platform for collectibles and artwork trading through Nanjing Yanyu, one of the subsidiaries of our VIE in mainland China. However, we provide collectibles and artwork e-commerce services to art collectors and artwork investors through International Exchange in Hong Kong. The Personal Information Safety Measures (Public Draft) is still at public comment stage and has not been effective yet, and it is not clear whether International Exchange using customers’ personal information on our platform in Hong Kong comes under the scope of “the cross-border transfer of personal information”. If we are required to apply for the safety assessment required by the Personal Information Safety Measures (Public Draft) in the future when it becomes effective, we cannot assure that we will pass this safety assessment, which may have a material adverse effect on our operations and financial results.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or by entities with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

The preferential tax treatment for Kashi Longrui and Kashi Dongfang is only for 5 years unless certain preferential tax policy of PRC extended and the expiration or early termination of preferential tax treatment could negatively affect our financial results.

The Enterprise Income Tax Law of China provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered PRC tax resident enterprises and will generally be subject to the uniform 25% PRC enterprise income tax rate on their global income.

Pursuant to the “Notice on Enterprise Income Tax Preferential Policy of Xinjiang Kashi and Horgos Special Economic Development Zone” (“Circular 112”) promulgated by the Ministry of Finance and the State Taxation Administration on November 29, 2011 and effected on the same day, the “Several Opinions of Supporting the Construction of Xinjiang Kashi and Horgos Special Economic Development Zone” (“Circular 33”) promulgated by the State Council on September 30, 2011 and effected on the same day, and the “Catalogue of Mainly Encouraged Developing Industry with Preferential Enterprise Income Tax in Difficult Areas in Xinjiang”(“Circular 85”) promulgated by Ministry of Finance, the State Administration of Taxation, National Development and Reform Commission and the Ministry of Industry and Information Technology on July 20, 2016 and effected on January 1, 2016, from January 1, 2010 to December 31, 2020, enterprises fall into the scope of Circular 85 in Xinjiang Kashi and Horgos Special Economic Development Zone, shall be exempted from enterprise income tax for five years from the tax year in which the first production and operation income is obtained.

Since Kashi Longrui was incorporated on July 19, 2018 in Xinjiang Kashi Special Economic Development Zone (“Xinjiang Kashi”) and its main business is marketing promotion and consulting, and since Kashi Dongfang was incorporated on August 29, 2018 in Xinjiang Kashi and its main business is providing online and offline joint custody and storage services, these two companies are exempted from income tax for 5 years pursuant to the regulations above.

Any early termination due to the change of the preferential policy or after the expiration of the initial 5 year period, Kashi Longrui and Kashi Dongfang may not be exempted from enterprise income tax and will be subject to the PRC Enterprise Income Tax at the rate of 25% on its worldwide income, unless an extension of the aforesaid Enterprise Income Tax Preferential Policy is granted, which could reduce our profitability and negatively affect our financial results.

RISKS RELATED TO DOING BUSINESS IN HONG KONG

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to you and us.

As one of the conditions for the handover of the sovereignty of Hong Kong to China, China had to accept some conditions such as Hong Kong’s Basic Law before its return. The Basic Law ensured Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function in a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system.

However, if the PRC reneges on its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operation. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

It will be difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in Hong Kong.

Certain of our assets will be located in Hong Kong and our officers and our present directors reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

We may have difficulty establishing adequate management, legal and financial controls in Hong Kong, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

Although we will be required to implement internal controls, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in Hong Kong in these areas. As a result of these factors, we may experience difficulty in establishing the required controls, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times. If we are unable to establish the required controls, market makers may be reluctant to make a market in our stock and investors may be reluctant to purchase our stock, which would make it difficult for you to sell any shares that you may own or acquire.

Our business may be affected by the Personal Data (Privacy) Ordinance of Hong Kong.

Members of our leading online platforms in Hong Kong, including China International Assets and Equity of Artworks Exchange Limited, would need to provide personal information during registration and our online platforms may monitor the online behavior of the members so as to gather data for market trend analysis and upgrade our website. As such, our business in Hong Kong is subject to Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (“PDPO”), which aims to protect the privacy of individuals of their personal data. The PDPO imposes a statutory duty on data users to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. If we violate the PDPO, we may be subject to fines and/or other penalties and may incur legal costs and experience negative media coverage, which could adversely affect our business, results of operations and reputation.

Risks Related to Our Ordinary Shares and This Offering

There has been no public market for our shares prior to this offering, and if an active trading market does not develop you may not be able to resell our shares at or above the price you paid, or at all.

Prior to this public offering, there has been no public market for our ordinary shares. We have been approved to have our ordinary shares listed on NASDAQ.  If an active trading market for our ordinary shares does not develop after this offering, the market price and liquidity of our ordinary shares will be materially adversely affected. The initial public offering price for our ordinary shares will be determined by negotiations between us and the underwriters and may bear little or no relationship to the market price for our ordinary shares after the public offering. You may not be able to sell any ordinary shares that you purchase in the offering at or above the initial public offering price.  Accordingly, investors should be prepared to face a complete loss of their investment.

Our ordinary shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Assuming our ordinary shares begin trading on NASDAQ, our ordinary shares may be “thinly-traded”, meaning that the number of persons interested in purchasing our ordinary shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for our ordinary shares may not develop or be sustained.

The market price for our ordinary shares may be volatile.

The market price for our ordinary shares may be volatile and subject to wide fluctuations due to factors such as:

●	the perception of U.S. investors and regulators of U.S. listed Chinese companies;
●	actual or anticipated fluctuations in our operating results;
●	changes in financial estimates by securities research analysts;
●	negative publicity, studies or reports;
●	conditions in Chinese and Hong Kong art and related service markets;
●	our capability to catch up with the technology innovations in the industry;
●	changes in the economic performance or market valuations of other collectibles and artwork trading and related services companies;
●	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;
●	addition or departure of key personnel;
●	fluctuations of exchange rates between RMB, Hong Kong dollar and the U.S. dollar; and
●	general economic or political conditions in China and Hong Kong.
●	health epidemics or pandemics, such as the outbreak of COVID-19 and government’s action to contain the spread of the pandemic.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our ordinary shares.

Volatility in our ordinary shares price may subject us to securities litigation.

The market for our ordinary shares may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

In order to raise sufficient funds to enhance operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current shareholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of ordinary shares outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our ordinary shares. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from the WFOE. The WFOE may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment in our ordinary shares.

You may face difficulties in protecting your interests as a shareholder, as Cayman Islands law provides substantially less protection when compared to the laws of the United States and it may be difficult for a shareholder of ours to effect service of process or to enforce judgements obtained in the United States courts.

Our corporate affairs are governed by our current memorandum and articles of association and by the Companies Law (2020 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final court of appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court of the United Kingdom and the Court of Appeal are generally of persuasive authority but are not binding on the courts of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the United States federal courts. The Cayman Islands courts are also unlikely to impose liabilities against us in original actions brought in the Cayman Islands, based on certain civil liability provisions of United States securities laws.

Currently, all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;
●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;
●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;
●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;
●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and
●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We currently intend to file annual reports on Form 20-F and reports on Form 6-K as a foreign private issuer. Accordingly, our shareholders may not have access to certain information they may deem important.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our ordinary shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

If we are classified as a passive foreign investment company, United States taxpayers who own our ordinary shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

●	At least 75% of our gross income for the year is passive income; or
●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2019 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — United States Federal Income Taxation — Passive Foreign Investment Company.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon consummation of this offering, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and NASDAQ, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.  An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We will incurred additional costs in obtaining director and officer liability insurance. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we currently estimate that we will incur approximately $600,000 per year in professional fees and other expenses as a result of being a public company.

Our officers, directors and principal shareholders have, and will continue to have after completion of this offering, substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

As of the date of this prospectus, Mun Wah Wan, chairman of our board of directors, beneficially owns 25% of our outstanding ordinary shares through HKFAEx Group Limited, which is owned by The Pride Group Holdings Limited, of which Mun Wah Wan is the sole shareholder, Yi Shao, our chief executive officer and a member of our board of directors, beneficially owns 5.65% of our outstanding ordinary shares through Oriental Culture Investment Diffusion LTD, Lijia Ni, our chief financial officer, beneficially owns 2.42% of our outstanding ordinary shares through Oriental Culture Investment Arts LTD, and each of Aimin Kong and Huajun Gao, beneficial owners of our principal shareholders, beneficially owns 16.13% of our outstanding ordinary shares through Oriental Culture Investment Development LTD and Oriental Culture Investment Communication LTD, respectively, and, collectively, such individuals beneficially own 65.33% of our outstanding ordinary shares and will beneficially own 48.99% of our outstanding ordinary shares upon completion of this offering. As a result of their significant shareholding, these shareholders have, and will continue to have, substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They may take actions that are not in the best interests of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the market price of our ordinary shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our ordinary shares may be volatile, which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriters are required to sell shares in this offering to at least 300 round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares) and at least 50% the minimum required number of round lot holders must each hold unrestricted shares with a minimum market value of $2,500 in order to ensure that we meet the NASDAQ initial listing standards, we have not otherwise imposed any additional obligations on the underwriters as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriters were to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our goals and strategies;
●	our future business development, financial conditions and results of operations;
●	the expected growth of the collectibles and artwork trading and related services marketplace market in China;
●	fluctuations in interest rates;
●	our expectations as to collectability of the revenues from collectibles and artwork trades facilitated through our platform and our services to our customers;
●	our expectations regarding demand for and market acceptance of our products and services;
●	our expectations regarding our relationships with collectibles and artwork buyers and sellers;
●	competition in our industry; and
●	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ordinary shares. In addition, the rapidly changing nature of the shared workspace and consulting services marketplace industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $17.8 million after deducting underwriting discounts and commissions, non-accountable expense allowance, and the estimated offering expenses payable by us and based upon an assumed initial public offering price of $4.00 per ordinary share (excluding any exercise of the underwriters’ over-allotment option). A $1.00 increase in the assumed initial public offering price of $4.00 per share would increase the net proceeds to us from this offering by approximately $4.7 million, after deducting the underwriting discounts and commissions, non-accountable expense allowance, and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary share offered by us as set forth on the cover page of this prospectus. In no case would we decrease the initial public offering price to less than $4.00 per share.

We plan to use approximately $5.0 million of the net proceeds we will receive from this offering to invest in information technology infrastructure and proprietary software and modify our system and platform to accommodate international customers, approximately $3.0 million for development of our new businesses, including our trading service business on the online platform under HKDAEx Limited, approximately $1.3 million to promote our brand and services and for general corporate purposes; $5.5 million for development and promotion of overseas markets, particularly expansion into the U.S. market, including establishing a U.S. operation center, a warehouse and a logistics system for cultural and art collections in the U.S.; and approximately $3.0 million for potential mergers and acquisitions, although no definitive merger or acquisition targets have been identified.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Related to Our Ordinary Shares and This Offering—You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase the price of our ordinary shares.”

We plan to use approximately $0.20 million out of the proceeds to pay the costs and expenses associated with being a public company. This portion of the offering proceeds will be immediately available to us following the closing of the offering as it will not be remitted to China and Hong Kong.

We have agreed with the underwriters to establish an escrow account in the United States and to fund such account with $600,000 from the net proceeds of this offering. Such account may be utilized by the underwriters to fund any bona fide indemnification claims of the underwriters arising during the 24-month period following the closing of this offering. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. We will pay the reasonable fees and expenses of the escrow agent.

Approximately $13.0 million of the proceeds will be immediately remitted to China following the completion of this offering to fund the registered capital of the WFOE and approximately $3.0 million of the proceeds will be immediately remitted to Hong Kong following the completion of this offering to fund our business development and online platform in Hong Kong. However, in using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions and to our consolidated variable interest entities only through loans, subject to the approval of government authorities and limit on the amount of capital contributions and loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our wholly foreign-owned subsidiary in China or make additional capital contributions to our wholly-foreign-owned subsidiary to fund its capital expenditures or working capital. For an increase of registered capital of our wholly foreign-owned subsidiary, we need to file documentation with MOFCOM or its local counterparts. If we provide funding to our wholly foreign-owned subsidiary through loans, the risk-weighted balance for cross-border financing shall not exceed the upper limit of the risk-weighted balance for cross-border financing. Such loans must be filed with SAFE or its local branches and update such loan and equity-related information annually. Even though the WFOE may settle the loan at will, we cannot assure you that we will be able to settle on a timely basis due to foreign control policies in China, if at all. See “Risk Factors—Risks Related to Our Corporate Structure—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “PRC Laws and Regulations Relating to Foreign Exchange—Dividend Distribution.”

Our board of directors has discretion as to whether to distribute dividends, subject to applicable laws. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following tables set forth our capitalization as of December 31, 2019:

●	on an actual basis;

●

on a pro forma basis to reflect the share surrender of an aggregate of 6,510,000 ordinary shares, or 30% of our then outstanding ordinary shares of 21,700,000, at no consideration to be reserved as treasury shares of the Company on May 28, 2020; and

●

on a pro forma as adjusted basis to reflect the sale of 5,065,000 ordinary shares in this offering, at an assumed initial public offering price of $4.00 per share, after deducting the underwriting discounts and commissions, non-accountable expense allowance, and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2019
	Actual	Pro Forma(1)	Pro Forma As Adjusted

Equity:
Preferred shares, $0.00005 par value, 100,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2019 on an actual, pro forma and pro forma as adjusted basis*	-	-	-
Ordinary shares, $0.00005 par value, 900,000,000 shares authorized, 24,800,000 shares issued and 21,700,000 shares outstanding on an actual basis; 24,800,000 shares issued and 15,190,000 shares outstanding on a pro forma basis; and 29,865,000 shares issued and 20,255,000 shares outstanding on a pro forma as adjusted basis**	1,240	1,240	1,493
Treasury shares, at cost, 3,100,000 shares issued on an actual basis and 9,610,000 shares issued on a pro forma and pro forma as adjusted basis***	(155)	(481)	(481)
Additional paid-in capital	1,607,719	1,608,045	19,466,943
Statutory reserves	112,347	112,347	112,347
Retained earnings	11,599,663	11,599,663	11,599,663
Accumulated other comprehensive loss	(221,542)	(221,542)	(221,542)
Total equity	13,099,272	13,099,272	30,958,423

Total capitalization	13,099,272	13,099,272	30,958,423

*	gives retroactive effect to re-designation of preferred shares on September 12, 2019.

**	gives retroactive effect to 2-for -1 forward share split to authorized and issued and outstanding shares.

***	gives retroactive effect to the surrender of an aggregate of 3,100,000 ordinary shares, or 12.5% of 24,800,000 outstanding ordinary shares, from our existing shareholders at no consideration to the Company as treasury shares on November 8, 2019.

Subsequent to the share split, the number of the Company’s outstanding ordinary shares decreased from 24,800,000 to 21,700,000 pursuant to the surrender of an aggregate of 3,100,000 ordinary shares from our existing shareholders. As of December 31, 2019, there were 21,700,000 ordinary shares outstanding.

(1)	On May 28, 2020, all existing shareholders of the Company agreed to surrender an aggregate of 6,510,000 ordinary shares, or 30% of our then outstanding ordinary shares of 21,700,000, at no consideration to be reserved as treasury shares of the Company. As of the date of this prospectus, there were 15,190,000 ordinary shares outstanding.

A $1.00 increase in the assumed initial public offering price of $4.00 per share would increase the as adjusted amount of total capitalization by $4.7 million, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us. In no case would we decrease the initial public offering price to less than $4.00 per share. An increase (decrease) of 1.0 million in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of total capitalization by $3.7 million assuming no change in the assumed initial public offering price per ordinary share as set forth on the cover page of this prospectus. The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

DILUTION

If you invest in our ordinary shares, you will incur immediate dilution since the initial public offering price per share you will pay in this offering is more than the net tangible book value per ordinary share immediately after this offering.

The net tangible book value of our ordinary shares as of December 31, 2019 was $11,577,450, or $0.76 per share, based on 15,190,000 ordinary shares (24,800,000 ordinary shares issued net of 9,610,000 treasury shares) outstanding as of December 31, 2019. Net tangible book value represents the amount of our total assets reduced by the amount of our total liabilities, net intangible assets and deferred offering costs, divided by the total number of ordinary shares outstanding. Tangible assets equal our total assets less net intangible assets, total liabilities and deferred offering costs.

The dilution in net tangible book value per share to new investors, represents the difference between the amount per share paid by purchasers of shares in this offering and the pro forma net tangible book value per share immediately after completion of this offering.  After giving effect to the sale of the 5,065,000 shares being sold pursuant to this offering at $4.00 per share and after deducting underwriting discounts and commissions payable by us in the amount of $1.4 million, non-accountable expense allowance payable by us in the amount of $200,000, and estimated offering expenses in the amount of approximately $1.6 million, our pro forma net tangible book value would be approximately $29.4 million or $1.45 per share of ordinary shares. This represents an immediate increase in net tangible book value of $0.69 per share to existing shareholders and an immediate decrease in net tangible book value of $2.55 per share to new investors purchasing the shares in this offering.

The following table illustrates this per share dilution:

As of December 31, 2019

Initial public offering price per share	$4.00
Net tangible book value per share as of December 31, 2019	0.76
Increase in net tangible book value per share attributable to existing shareholders	0.69
Pro forma net tangible book value per share after this offering	1.45
Dilution per share to new investors	$2.55

A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) our pro forma net tangible book value after this offering by approximately $0.23 per share, and increase the value to new investors by approximately $0.77 per share, after deducting the underwriting discounts and commissions, non-accountable expense allowance, and estimated offering expenses payable by us. An increase (decrease) of 1 million ordinary shares in the number of ordinary shares we are offering would increase (decrease) our pro forma net tangible book value after this offering by approximately $0.11 per share, and would increase (decrease) dilution to new investors by approximately $(0.11) per share, assuming the assumed initial public offering price per ordinary share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

The following table sets forth, on an as adjusted basis as of December 31, 2019, the difference between the number of ordinary shares purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and by new public investors before deducting underwriting discounts and commissions, non-accountable expense allowance, and estimated offering expenses payable by us, using an assumed initial public offering price of $4.00 per ordinary share:

	Shares Purchased		Total Cash Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing shareholders	15,190,000	74.99%	$1,608,804	7.36%	$0.11
New investors from public offering	5,065,000	25.01%	$20,260,000	92.64%	$4.00
Total	20,255,000	100.00%	$21,868,804	100.00%	$1.08

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are received and denominated in RMB and Hong Kong Dollar (“HK$”). Capital accounts of our condensed financial statements are translated into United States dollars from RMB and HK$ at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date.  Income and expenses are translated at the average exchange rate of the period.  RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

The following table sets forth information concerning exchange rates between the RMB, HK$ and the United States dollar for the periods indicated.

The consolidated balance sheet amounts, with the exception of shareholder’s equity at December 31, 2019 and 2018 were translated at 6.98 RMB and 6.88 RMB to one U.S. dollar (USD). The average translation rates applied to the consolidated statements of income and cash flows for years ended December 31, 2019 and 2018 were RMB 6.90 and RMB 6.62 to one USD, respectively. The balance sheet amounts, with the exception of shareholder’s equity at December 31, 2019 and 2018 were translated at 7.79 HKD and 7.83 HKD to one USD, respectively. The average translation rates applied to the consolidated statements of income and cash flows for the years ended December 31, 2019 and 2018 were HKD 7.84 to one USD, respectively. Amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;
●	an effective judicial system;
●	a favorable tax system;
●	the absence of exchange control or currency restrictions; and
●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

The Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent to receive service of process with respect to any action brought against us in the United States in connection with this offering under the federal securities laws of the United States or of any State in the United States. There is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or
●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

It is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

AllBright Law Offices has further advised us that the recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

Corporate History and Structure

We were incorporated under the laws of the Cayman Islands as an offshore holding company on November 29, 2018, and we own 100% of the equity interest in Oriental Culture Development LTD (“Oriental Culture BVI”), which was incorporated on December 6, 2018 under the laws of British Virgin Islands.

Through Oriental Culture BVI, we own 100% of the equity interest in HK Oriental Culture Investment Development Limited (“Oriental Culture HK”), a company formed under the laws of Hong Kong on January 3, 2019. Through Oriental Culture HK, we directly own 100% of the equity interest in Nanjing Rongke Business Consulting Service Co., Ltd. (the “WFOE”), a wholly-owned PRC subsidiary of Oriental Culture HK. The WFOE entered into a series of agreements with Jiangsu Yanggu and Jiangsu Yanggu’s shareholders, through which we effectively control and derive all of the economic interest and benefits from Jiangsu Yanggu.

On November 22, 2013, China International Assets and Equity of Artworks Exchange Limited (the “International Exchange”) was incorporated under Hong Kong law. International Exchange provides an online platform to facilitate collectibles and artwork trading e-commerce and became our subsidiary as a result of the reorganization of the common control of Oriental Culture and International Exchange.

Jiangsu Yanggu Culture Development Co., Ltd, (formerly known as Nanjing Yunhehan Culture Art Co., Ltd) was incorporated on August 23, 2017, and it is the holding company of all PRC subsidiaries. Nanjing Yanqing Information Technology Co., Ltd., (“Nanjing Yanqing”) was incorporated on May 17, 2018 and Nanjing Yanyu Information Technology Co., Ltd. (“Nanjing Yanyu”) was incorporated on June 7, 2018 and commenced operations in July 2018. Both of these entities are wholly-owned subsidiaries of Jiangsu Yanggu. Their primary business is to provide technical and other support for International Exchange’s online collectibles and art e-commerce business, and to sell software applications and provide support services to our affiliates and third parties.

Kashi Longrui Business Management Services Co., Ltd. (“Kashi Longrui”), a wholly-owned subsidiary of Nanjing Yanqing, was incorporated on July 19, 2018 and commenced operations in August 2018. Its primary business is to provide online and offline marketing service for our e-commerce platform’s members and other related services.

Kashi Dongfang Cangpin Culture Development Co., Ltd. (“Kashi Dongfang”), a wholly-owned subsidiary of Nanjing Yanqing, was incorporated on August 29, 2018 and commenced operations in September 2018. Its primary focus is to provide online and offline warehouse management services for our e-commerce platform’s registered members.

Zhongcang Warehouse Co., Ltd. (“Zhongcang”) was incorporated on July 19, 2018 and is a joint venture by Kashi Longrui with third parties named Zhonglianxin Industry Group (Hunan) Co., Ltd., Nanjing Zhonghao Culture Media Limited, and Zhengjiang Culture Tourism International Cultural and Creative Industry Park Development Co., Ltd. to provide warehouse services to our customers. Kashi Longrui owned 18% of Zhongcang as of the date of this prospectus.

On April 18, 2018, HKDAEx Limited (“HKDAEx”) was incorporated under Hong Kong law. On May 9, 2019, we acquired all of the outstanding equity interests of HKDAEx from its original shareholder-HKFAEX Group Limited (“HKFAEX”) for a consideration of 2,400,000 ordinary shares (pre forward share split) of the Company. Effective from May 9, 2019, HKDAEx became our wholly-owned subsidiary. HKDAEx provides our customers with online trading platform for products and commodities other than collectible and artwork in Hong Kong.

On November 8, 2019, the Board of Directors of the Company approved a 2-for-1 forward share split, and all existing shareholders of the Company agreed to surrender an aggregate of 3,100,000 ordinary shares, or 12.5% of our then outstanding ordinary shares at no consideration to be reserved as treasury shares of the Company. The transaction is considered as a recapitalization prior to the Company’s initial public offering.

On November 8, 2019, the shareholders of the Company adopted the Second Amended and Restated Articles of Association to effect the 2-for-1 forward share split of the total authorized and issued and outstanding shares of the Company. As a result of the 2-for-1 forward share split, our total authorized shares are 1,000,000,000 shares comprising of (i) 900,000,000 ordinary shares of a nominal or par value of $0.00005 each; and (ii) 100,000,000 preferred shares of a nominal or par value of $0.00005 each, and our issued and outstanding ordinary shares increased from 12,400,000 shares to 24,800,000 shares, par value of $0.00005. Subsequent to the share split, the number of our outstanding ordinary shares decreased from 24,800,000 to 21,700,000 pursuant to the surrender of an aggregate of 3,100,000 ordinary shares from our existing shareholders as mentioned above. As of December 31, 2019, there were 21,700,000 ordinary shares outstanding.

On May 28, 2020, all existing shareholders of the Company agreed to surrender an aggregate of 6,510,000 ordinary shares, or 30% of our then outstanding ordinary shares, at no consideration to be reserved as treasury shares of the Company. The transaction is considered as a recapitalization prior to the Company’s initial public offering. As of the date of this prospectus, there were 15,190,000 ordinary shares outstanding.

The following diagram illustrates our corporate structure, including our majority owned or controlled subsidiaries and consolidated affiliated entities, as of the date of this prospectus:

The following diagram illustrates our corporate structure, including our majority owned or controlled subsidiaries and consolidated affiliated entities, as of the date of completion of the offering, assuming the underwriters do not exercise the over-allotment option:

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	our insiders are not required to comply with Section 16 of the Exchange Act requiring such individuals, and entities to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Variable Interest Entity Arrangements

In establishing our business, we have used a variable interest entity, or VIE, structure. In the PRC, investment activities by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, which was promulgated and is amended from time to time by the PRC Ministry of Commerce, or MOFCOM, and the PRC National Development and Reform Commission, or NDRC. In June 2019, the Guidance Catalog of Industries for Foreign Investment was replaced by the Special Administrative Measures (Negative List) for Foreign Investment Access (2019 Version), or the Negative List. The Negative List divides industries into two categories: restricted and prohibited. Industries not listed in the Negative List are generally open to foreign investment unless specifically restricted by other PRC regulations. Our Company and the WFOE are considered as foreign investors or foreign invested enterprises under PRC law.

Though the business we conduct through each variable interest entity is not within the category in which foreign investment is currently restricted or prohibited under the Negative List or other PRC Laws, we expect that in the future Jiangsu Yanggu will engage in marketing survey services for online marketplaces. Marketing survey services are within the category in which foreign investment is restricted pursuant to the Negative List. In addition, we intend to centralize our management and operation in the PRC to avoid being restricted in conducting certain business activities which are important for our current or future business but are currently restricted or might be restricted in the future. As such, we believe the agreements between the WFOE and our variable interest entity are necessary and essential for our business operation. These contractual arrangements with our variable interest entity and its shareholders enable us to exercise effective control over the variable interest entities and hence consolidate their financial results as our VIE.

In our case, the WFOE effectively assumed management of the business activities of each our variable interest entities through a series of agreements which are referred to as the VIE Agreements. The VIE Agreements are comprised of a series of agreements, including a Technical Consultation and Service Agreement, a Business Cooperation Agreement, an Equity Pledge Agreement, an Equity Option Agreement, and a Voting Rights Proxy and Financial Supporting Agreement. Through the VIE Agreements, the WFOE has the right to advise, consult, manage and operate the variable interest entity for an annual consulting service fee in the amount of 100% of the variable interest entity’s net profit. The Shareholders of the variable interest entity have pledged all of their right, title and equity interest in the variable interest entity as security for the WFOE to collect consulting services fees provided to the variable interest entity through the Equity Pledge Agreement. In order to further reinforce the WFOE’s right to control and operate the variable interest entity, the variable interest entity’s shareholders have granted the WFOE an exclusive right and option to acquire all of their equity interests in the variable interest entity through the Equity Option Agreement.

The WFOE has entered into a series of VIE agreements with Jiangsu Yanggu and Jiangsu Yanggu’s shareholders, upon the same material terms as described above. The material terms of the VIE Agreements with Jiangsu Yanggu are as follows:

Technical Consultation and Service Agreement. Pursuant to the Technical Consultation and Service Agreement between the WFOE and Jiangsu Yanggu dated May 8, 2019, the WFOE has the exclusive right to provide consultation and services to Jiangsu Yanggu in the areas of funding, human resources, technology and intellectual property rights. For such services, Jiangsu Yanggu agrees to pay service fees in the amount of 100% of its net income and also has the obligation to absorb 100% of its own losses. The WFOE exclusively owns any intellectual property rights arising from the performance of this Technical Consultation and Service Agreement. The amount of service fees and the payment term can be amended by the WFOE with Jiangsu Yanggu’s consultation and implementation. The term of the Technical Consultation and Service Agreement is 20 years. The WFOE may terminate this agreement at any time by giving 30 days’ written notice to Jiangsu Yanggu.

Equity Pledge Agreement. Pursuant to those Equity Pledge Agreements among the WFOE, Jiangsu Yanggu and Jiangsu Yanggu’s shareholders dated May 8, 2019 (collectively, the “Pledge”), each of Jiangsu Yanggu’s shareholders pledged all of its equity interests in Jiangsu Yanggu to the WFOE to guarantee Jiangsu Yanggu’s performance of relevant obligations and indebtedness under the Technical Consultation and Service Agreement and other control agreements (collectively, the “Control Agreement”). If Jiangsu Yanggu breaches its obligations under the Control Agreement, the WFOE, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests in order to recover the damages associated with such breaches. The Pledge shall be continuously valid until all of Jiangsu Yanggu’s shareholders are no longer shareholders of Jiangsu Yanggu, or until the satisfaction of all Jiangsu Yanggu’s obligations under the Control Agreement.

Equity Option Agreement. Pursuant to those Equity Option Agreements among the WFOE, Jiangsu Yanggu and Jiangsu Yanggu’s shareholders dated May 8, 2019, WFOE has the exclusive right to require that Jiangsu Yanggu’s shareholders fulfill and complete all approval and registration procedures required under PRC laws for the WFOE to purchase, or designate one or more persons to purchase, such shareholders’ equity interests in Jiangsu Yanggu, in one or multiple transactions, at any time or from time to time, at the WFOE’s sole and absolute discretion. The purchase price shall be the lowest price allowed by PRC laws. The Equity Option Agreements shall remain effective until all of the equity interests owned by Jiangsu Yanggu’s shareholders have been legally transferred to the WFOE or its designee(s).

Voting Rights Proxy and Financial Supporting Agreement. Pursuant to those Voting Rights Proxy and Financial Supporting Agreements among the WFOE, Jiangsu Yanggu and Jiangsu Yanggu’s shareholders dated May 8, 2019, Jiangsu Yanggu’s shareholders irrevocably appointed the WFOE or the WFOE’s designee to exercise all of his or her rights as a shareholder of Jiangsu Yanggu under the Articles of Association of Jiangsu Yanggu, including but not limited to the power to exercise all such shareholder’s voting rights with respect to all matters to be discussed and voted in Jiangsu Yanggu shareholder meetings. The term of the Voting Rights Proxy and Financial Supporting Agreements is 20 years.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in our ordinary shares less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Corporate Information

Our principal executive offices are located at No. 2, Youzishan Road, Dongba Street, Gaochun District, Nanjing, Jiangsu Province, People’s Republic of China. Our telephone number at this address is (86) 25 85766891. Our registered office in the Cayman Islands is located at Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands. Investors should contact us for any inquiries through the address and telephone number of our principal executive offices.

Our website is www.ocgroup.hk. The information contained on, or that can be accessed through, our website is not a part of, and shall not be deemed incorporated into, this prospectus.

On November 8, 2019, we effectuated a 2-for-1 forward share split of our authorized and issued and outstanding shares. As the result of the 2-for-1 forward share split, our total authorized shares increased from 500,000,000 shares to 1,000,000,000 shares comprising of (i) 900,000,000 ordinary shares of a nominal or par value of $0.00005 each; and (ii) 100,000,000 preferred shares of a nominal or par value of $0.00005 each; and our issued and outstanding ordinary shares increased from 12,400,000 shares to 24,800,000 shares, par value of $0.00005.

Subsequent to the share split, on November 8, 2019, the number of our outstanding ordinary shares decreased from 24,800,000 to 21,700,000 pursuant to the surrender of an aggregate of 3,100,000 ordinary shares, or 12.5% of our then outstanding ordinary shares, from our existing shareholders. As of December 31, 2019, there were 21,700,000 ordinary shares outstanding.

On May 28, 2020, all existing shareholders of the Company agreed to surrender an aggregate of 6,510,000 ordinary shares, or 30% of our then outstanding ordinary shares, at no consideration to be reserved as treasury shares of the Company. As of the date of this prospectus, there were 15,190,000 ordinary shares outstanding.

The above transactions are considered as a recapitalization prior to the Company’s initial public offering.

Unless otherwise stated, all shares and per share amounts in this prospectus have been retroactively adjusted to give effect to this split and surrender.

Recent Developments Related to the COVID-19 Outbreak

Beginning in late 2019, there were reports of the COVID-19 (coronavirus) that has surfaced in Wuhan, China, the pandemic quickly spread to many provinces, autonomous regions, and cities all over the China. To the prevention and control of the spread of the pandemic, the Chinese governments issued administrative orders to impose travel and public gathering restrictions as well as to work from home and self-quarantine.

At the same time, COVID-19 has caused a decrease in the consumer demand for goods and services in the market. In addition, the circulation of production factors such as raw materials and labor has been hindered during the outbreak. Normal business activities such as logistics, production, sales, travels and business meetings have been severely disrupted due to the outbreak and restrictions imposed by government. Enterprises have stopped production or reduced production, and social and economic activities have been adversely affected to certain extent during the outbreak.

The Company primarily conducts its business operations in Hong Kong and China. In response to the evolving dynamics related to the COVID-19 outbreak, the Company has followed the guidelines of local government authorities as it prioritizes the health and safety of its employees, contractors, suppliers and retail partners. Our offices located in Hong Kong and China were closed for the Lunar New Year Holiday Break, and remained closed as a result of the outbreak until early March 2020. All of those offices are now open and resume ordinary operations.

The impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

●	Our offices were closed for the Lunar New Year Holiday Break which remained closed to implement the work from-home policy until mid-March, 2020, as required by relevant Chinese government authorities. Since mid-March, 2020, our offices have reopened and are in full operation since then. During the closure of the offices, especially during the closure of our warehouse for collectibles and artwork traded on our platform, the appraisals for certain collectibles were delayed from the original beginning of February to mid-March, resulting in delays of the subsequent listing process of such collectibles and artwork, thus affecting our income from listing service fees and marketing service fees. Also, our warehouse was unable to take in the new collectibles and artwork from our customers for warehousing and evaluation during the period when it was closed.

●	Due to the nature of our business as an online platform, the impact of the office closure to our operational capabilities was not as significant as those manufacturing companies, as most of our work force continued working from home through internet during such closure.

●

Affected by the self-quarantine requirement and travel restrictions in China during the outbreak, the Company’s marketing staffs were unable to carry out in-person promotion activities and face-to-face communication with customers, which greatly affected the development and introduction of potential customers during the outbreak.

●

Affected by traffic control and logistics restrictions in China during the outbreak, our customers could not normally ship and hand over their collectibles to us for verification and custody, which have delayed the listing process for such collectibles and reduced the number of items listed on our platform, resulting in substantial revenue decline. However, the domestic express delivery services have resumed, and we have also opened mailing services to provide customers with convenient method for sending and receiving collectibles.

●	The pandemic severely interrupted our customers’ normal work, businesses and lives, which negatively affected their spending and investment in collectibles and artworks, reduced their participations in online transactions and the transaction prices, and in turn affect our revenues and operational results. Although none of our customers has terminated contracts with us to date, we can assure you if any customer will terminate its contract with us due to the pandemic.

●

Because of the negative impact of the pandemic to Chinese and global economy, our customers and potential customers are more inclined to reduce expenditures and investment, which will negatively impact our revenue and operational results.

●	In March 2020, the World Health Organization declared the COVID-19 as a pandemic. To date, confirmed cases reached over 30 million in worldwide, with more than 950 thousand deaths, and numbers are still climbing every day. To prevent and control the spread of the pandemic, many countries have canceled flights, closed borders, banned non-essential economic activities, and issued stay at home or even city lockdown orders. As a result, the global economy has also been materially negatively affected. This crisis is like no other, the impact is large and there is continued severe uncertainty about the duration and intensity of its impacts. It is extremely uncertain about the China and global growth forecast, which would seriously affect people’s investment desires in China and internationally. The company originally planned to expand its business internationally, especially in the United States in 2020, including to sign a contract with a market service company in the United States to carry out a comprehensive brand promotion, and at the same time, to cooperate with American collectible and artwork agencies to select Western-themed collectibles and artworks for listing on our platform. Due to the outbreak of the pandemic in China and the U.S., we have to delay the implementation of our international market and business development plan as our management team is unable to travel to the U.S. visiting office spaces and meeting with our business partners, which could affect our revenues. We expect to implement this plan when travel restriction is lifted and COVID-19 abates.

●	During the outbreak of pandemic, outdoor activities are cancelled and people have to stay at home and work from home. Our marketing department adjusted the promotion methods in a timely manner, and used new media operations such as live broadcast and short video to attract potential and existing customers.

The situation remains highly uncertain for any further outbreak or resurgence of the COVID-19. It is therefore difficult for the Company to estimate the negative impact on our business or operating results that might be adversely affected by any further outbreak or resurgence of COVID-19. However, our business, financial condition, and results of operations have been adversely affected by the outbreak of COVID-19 as our net revenues and net income decreased during the first half of 2020, compared to the same period in 2019. The Company expects its unaudited net revenues for the six months ended June 30, 2020 will be approximately $2.5 million, as compared to approximately $7.9 million for the same period in 2019, a decrease of approximately 69%. The Company expects its unaudited net income for the six months ended June 30, 2020 will be approximately $368,000, as compared to approximately $6.3 million for the same period in 2019, a decrease of approximately 94%. We expect our total revenues to increase in the second half of 2020, compared to the first half of 2020 due to the re-opening of businesses in China starting around the end of the first quarter, and more and more businesses, transportation, logistic and marketing activities have gradually resumed since then. By the end of the second quarter, most of businesses in China have restored to almost the normal level and we also have seen our revenues and net income recovered starting in July, 2020. We expect our unaudited net revenues and net income for two months of July and August, 2020 will be approximately $3,188,000 and $2,046,000, representing an increase of approximately 29% and 456% from $2,468,000 and $368,000 respectively for the six months ended June 30, 2020. Also, we expect our unaudited net revenues and net income for two months of July and August, 2020 will increase approximately 43% and 42% from $2,232,800 and $1,440,000 of the same period in 2019. We also have seen 49 new listings for artwork products and collectibles on our platform reached historical high during July and August, with July having the most listing ever in the history of the Company for 31 new listings, as more and more new artwork products/collectibles have completed their appraisal and application process and transported to our warehouse for listings, which processes were delayed during the first half of the year. For the period of July and August of 2019, we had only 5 new listings. In addition, we have seen the increased numbers of new accounts opening, from 13,000 new accounts opening in July and August, 2019 to 27,000 new accounts opening in July and August 2020, as people and the entities resumed their business activities which were delayed or postponed due to the outbreak. Based upon the performance in 2019, we originally projected our net revenues and net income to increase for the year of 2020, comparing to 2019. Due to the outbreak of COVID-19 and unprecedented shut-downs, travel restrictions and quarantines imposed by the government during the first half of 2020, especially the first quarter, our net revenues and net income have been severely negatively impacted. However, with the pandemic is mostly under control and business operations and activities are restored in China, we have seen the recovery and increase of our transaction volume during the third quarter. With such trends of growth in the third quarter of 2020 and new product listing applications in the pipeline which have been scheduled towards the end of this year, we expect our revenues and net income for the second half of 2020 will grow as we originally projected before the pandemic and post an increase comparing to the second half of 2019. However, the result of operations for the second half of 2020 and/or the full year 2020 and beyond are still uncertain and may be adversely impacted by any further outbreak or resurgence of the COVID-19 pandemic. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond our control. Due to the significant uncertainties surrounding any further outbreak or resurgence of COVID-19 and actions might be taken by government authorities, the extent of the business disruption and the related financial impacts on our business cannot be reasonably estimated at this time. For a detailed description of the risks associated with COVID-19, see “Risk Factors—Risks Related to Our Business— We face risks related to health epidemics and other outbreaks, including the coronavirus (COVID-19), which may cause business disruptions, resulting in a material, adverse impact to our financial condition and results of operations.”.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated financial statements for the years ended December 31, 2019 and 2018 are derived from our consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary consolidated statement of operations and comprehensive income for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,
	2019	2018

Operating revenues	$13,449,435	$5,352,700

Cost of revenues	(1,329,877)	(500,375)

Gross Profit	12,119,558	4,852,325

Operating expenses:
Selling and marketing expenses	(675,230)	(1,627,488)
General and administrative expenses	(2,465,235)	(557,689)
Total operating expenses	(3,140,465)	(2,185,177)

Other income (expense)	108,779	(43,010)

Income before income taxes	9,087,872	2,624,138

Provision for income taxes	-	-

Net income	$9,087,872	$2,624,138

The following table presents our summary consolidated balance sheet data as of December 31, 2019 and 2018.

	As of December 31, 2019	As of December 31, 2018

Current assets	$12,229,929	$3,402,171
Other assets	2,483,658	1,095,021
Total assets	14,713,587	4,497,192
Total liabilities	1,614,315	1,849,017
Total shareholders’ equity	$13,099,272	$2,648,175

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

We are an online provider of collectibles and artwork e-commerce services, which allow collectors, artists and art dealers and owners to access a much bigger art trading market where they can engage with a wider range of collectibles and artwork investors than they could likely encounter without our platforms. We currently facilitate trading by individual and institutional customers of all kinds of collectibles and artwork and certain commodities on our leading online platforms owned by our subsidiaries in Hong Kong, namely the China International Assets and Equity of Artworks Exchange Limited and HKDAEx Limited. We commenced our operations in March 2018 and our customer trading volume has been growing rapidly since then. We also provide online and offline integrated marketing, storage and technical maintenance service to our customers in China.

According to the report of “E-commerce in China 2019” released by Ministry of Commerce of People’s Republic of China on July 20, 2020, China’s e-commerce continued to grow in 2019. Data of National Bureau of Statistics of China indicates that in 2019, the national e-commerce transaction volume reached RMB 34.81 trillion (approximately $5.02 trillion), an increase of 6.7% year-on-year.

Beginning in late 2019, there were reports of the COVID-19 that has surfaced in Wuhan, China, the pandemic quickly spread to many provinces, autonomous regions, and cities all over the China. To the prevention and control of the spread of the pandemic, the Chinese governments issued administrative orders to impose travel and public gathering restrictions as well as to work from home and self-quarantine. Due to the COVID-19 pandemic, most consumers in China have chosen to shop online, which has promoted online sales of the retail e-commerce industry, especially in January and February 2020 when brick and mortar stores were closed due to the office and store closure order by the government. According to the statistics of the Ministry of Commerce of the People’s Republic of China, during the first half of 2020, the national online retail sales reached RMB 5.15 trillion (approximately $735.7 billion) in China, an increase of RMB 0.33 trillion (approximately$47.1 billion) from RMB 4.82 trillion (approximately $688.6 billion) of the same period of 2019. Although COVID-19 promoted online retail industry, especially for the platforms that sell household products and groceries during the outbreak, our business of online trading of collectibles and artwork products has been negatively impacted as they are discretionary and non-essential products.

On many mainstream e-commerce platforms, cultural products such as arts and crafts flourished and developed rapidly, and art e-commerce is gradually growing. Online trading has become a major trend of the global art trade. As a comprehensive service company with rich cultural and art collection market operations and marketing, we seize current development opportunities and provide online and offline supporting services for domestic and international art e-commerce platforms. We plan to build a complete art business e-commerce service chain to serve the industry.

We provide customers of our online platform with comprehensive services, including account opening, art investment education, market information, research, real-time customer support, and artwork warehousing services. Most services are delivered online through our proprietary client software and call center. Our client software provides not only market information and analysis, but also interactive functions including live discussion boards and instant messaging with customer service representatives, which we believe enhances our customers’ engagement. Internally, we legally collect and analyze customer behavior and communications data from our client software, customer relationship management system and the exchanges, which allow us to better understand, attract and serve our customers.

We provide industry solutions and related software products, system development and technical support services for our cooperation e-commerce platform customers.

We strive to minimize conflicts of interest with our customers, which we believe is essential for our long-term success. Under the trading rules of the two exchange platforms we operate on, we do not set, quote or influence the trading prices, and cannot access our customers’ money.

Beginning in late 2019, there were reports of the COVID-19 (coronavirus) that has surfaced in Wuhan, China, the pandemic quickly spread to many provinces, autonomous regions, and cities all over the China. To the prevention and control of the spread of the pandemic, the Chinese governments issued administrative orders to impose travel and public gathering restrictions as well as to work from home and self-quarantine. The Company primarily conducts its business operations in Hong Kong and China. In response to the evolving dynamics related to the COVID-19 outbreak, the Company has followed the guidelines of local government authorities as it prioritizes the health and safety of its employees, contractors, suppliers and retail partners. Our offices located in Hong Kong and China were closed for the Lunar New Year Holiday Break, and remained closed as a result of the outbreak until early March 2020. All those offices are now open and resume ordinary operations. It is difficult for the Company to estimate the negative impact on our business or operating results for the full year of 2020, however, our business, financial condition, and results of operations have been adversely affected by the outbreak of COVID-19 as our net revenues and net income decreased during the first half of 2020, compared to the same period in 2019. The Company expects its unaudited net revenues for the six months ended June 30, 2020 will be approximately $2.5 million, as compared to approximately $7.9 million for the same period in 2019, a decrease of approximately 69%. The Company expects its unaudited net income for the six months ended June 30, 2020 will be approximately $368,000, as compared to approximately $6.3 million for the same period in 2019, a decrease of approximately 94%. We expect our total revenues to increase in the second half of 2020, compared to the first half of 2020 due to the re-opening of businesses in China starting around the end of the first quarter, and more and more businesses, transportation, logistic and marketing activities have gradually resumed since then. By the end of the second quarter, most of businesses in China have restored to almost the normal level and we also have seen our revenues and net income recovered starting in July, 2020. We expect our unaudited net revenues and net income for two months of July and August, 2020 will be approximately $3,188,000 and $2,046,000, representing an increase of approximately 29% and 456% from $2,468,000 and $368,000 respectively for the six months ended June 30, 2020. Also, we expect our unaudited net revenues and net income for two months of July and August, 2020 will increase approximately 43% and 42% from $2,232,800 and $1,440,000 of the same period in 2019. We also have seen 49 new listings for artwork products and collectibles on our platform reached historical high during July and August, with July having the most listing ever in the history of the Company for 31 new listings, as more and more new artwork products/collectibles have completed their appraisal and application process and transported to our warehouse for listings, which processes were delayed during the first half of the year. For the period of July and August of 2019, we had only 5 new listings. In addition, we have seen the increased numbers of new accounts opening, from 13,000 new accounts opening in July and August, 2019 to 27,000 new accounts opening in July and August 2020, as people and the entities resumed their business activities which were delayed or postponed due to the outbreak. Based upon the performance in 2019, we originally projected our net revenues and net income to increase for the year of 2020, comparing to 2019. Due to the outbreak of COVID-19 and unprecedented shut-downs, travel restrictions and quarantines imposed by the government during the first half of 2020, especially the first quarter, our net revenues and net income have been severely negatively impacted. However, with the pandemic is mostly under control and business operations and activities are restored in China, we have seen the recovery and increase of our transaction volume during the third quarter. With such trends of growth in the third quarter of 2020 and new product listing applications in the pipeline which have been scheduled towards the end of this year, we expect our revenues and net income for the second half of 2020 will grow as we originally projected before the pandemic and post an increase comparing to the second half of 2019. However, the result of operations for the second half of 2020 and/or the full year 2020 and beyond are still uncertain and may be adversely impacted by any further outbreak or resurgence of the COVID-19 pandemic. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond our control. Due to the significant uncertainties surrounding any further outbreak or resurgence of COVID-19 and actions might be taken by government authorities, the extent of the business disruption and the related financial impacts on our business cannot be reasonably estimated at this time. For a detailed description of the risks associated with COVID-19, see “Risk Factors—Risks Related to Our Business— We face risks related to health epidemics and other outbreaks, including the coronavirus (COVID-19), which may cause business disruptions, resulting in a material, adverse impact to our financial condition and results of operations.”

Key Factors Affecting Our Results

We believe the key factors affecting our financial condition and results of operations include the following:

Number of Active Traders

Our results of operations are dependent on the number of active traders using our platform. Active traders is defined as the total number of individuals who placed trades and traded collectibles, artworks and commodities on our platform during the relevant period. We had approximately 91,000 and 38,000 traders that participated in trading collectibles, artwork and commodities on our platforms for the years ended December 31, 2019 and 2018, respectively. Our ability to attract new clients depends on our ability to expand our marketing efforts and recruit more agents to develop clients and markets for us.

Number of Transactions

During the years ended December 31, 2019 and 2018, our platform facilitated and completed approximately 56 million and 15 million transactions, respectively. Our ability to increase the number of transactions depends on our ability to attract more traders and increase the product mix traded on our platform.

Transaction Value

Transaction value is defined as the dollar amount of the purchase and sale of the ownership units of the collectibles and artworks after they are listed on our platform. During the years ended December 31, 2019 and 2018, total transaction value amounted to approximately $1.5 billion and $400 million, respectively. Our ability to increase transaction value is to attract more high net worth investors and sellers for higher value artworks.

Average Transaction Value Per Trader

Average transaction value per trader is calculated by dividing the total number of active traders from total transaction value during the relevant period. During the years ended December 31, 2019 and 2018, our average transaction value per client was approximately $0.02 million and $0.01 million, respectively. Our ability to increase average transaction value is to increase higher value artworks in our product mix.

Results of Operations

The tables in the following discussion summarize our consolidated statements of income for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily of the results that may be expected for any future period.

Years Ended December 31, 2019 vs. December 31, 2018

	For the Years Ended December 31,		Variance
	2019	2018	Amount	%

Net Revenues	$13,203,049	$5,269,943	7,933,106	150.5%
Net Revenues – related parties	246,386	82,757	163,629	197.7%
Cost of revenues	(1,329,877)	(500,375)	(829,502)	165.8%
Gross profit	12,119,558	4,852,325	7,267,233	149.8%
Operating expenses	(3,140,465)	(2,185,177)	(955,288)	43.7%
Income from operations	8,979,093	2,667,148	6,311,945	236.7%
Other income (expenses)	108,779	(43,010)	151,789	(352.9)%
Income before income taxes	9,087,872	2,624,138	6,463,734	246.3%
Provision for income taxes	-	-	-	-%
Net income	9,087,872	2,624,138	6,463,734	246.3%
Foreign currency translation adjustment	(132,280)	(89,262)	(43,018)	48.2%
Comprehensive income	$8,955,592	$2,534,876	6,420,716	253.3%
Weighted average number of ordinary shares outstanding – basic and diluted*	20,215,616	17,500,000	2,715,616	15.5%
Basic and diluted earnings per share*	$0.45	$0.15	0.30	199.8%

*	gives retroactive effect to 2-for-1 forward share split to authorized and issued and outstanding shares as well as the surrender of 12.5% of our then outstanding ordinary shares, from our existing shareholders.

Revenues:

The following table sets forth the principal components of our net revenues by amounts and percentages of our net revenues for the periods indicated:

	For the Years Ended December 31,				Variance
	2019		2018		Amount	%
	Revenue	%	Revenue	%
Listing services fees (1)	$1,501,645	11.2	$273,456	5.1	1,228,189	449%
Transaction fee (2)	4,742,565	35.3	1,253,683	23.4	3,488,882	278%
Marketing service fees (3)*	6,729,736	50.0	3,734,636	69.8	2,995,100	80%
Other revenues**	475,489	3.5	90,925	1.7	384,564	423%
Total operating revenues	$13,449,435	100.0	$5,352,700	100.0	8,096,735	151%

*	Including $68,082 from related party in 2019
**	Including $178,304 from related parties in 2019

(1) Listing service fees: Our performance obligation is to provide listing on our platform. Listing service fees are calculated based on a percentage of the listing value of collectibles and artworks. Listing value is the total offering price of the collectible or an artwork and commodities when the ownership units are initially listed on our trading platform. We utilize an appraised value as a basis to determine the appropriate listing value for each piece of collectible or artwork, or portfolio of collectibles or artwork. In general, listing service fees are recognized ratably over the estimated period of the listing. For the years ended December 31, 2019 and 2018, our listing service contracts and the related performance obligations can be completed within a short period of time, usually less than three months, therefore the Company recognizes the related revenue upon the completion of its performance obligations. Our standard listing fees range from 2.3% to 5.3% for artwork and collectibles and 1%-6% for commodities of the initial listing value, the rate is dependent on the type of listings and is negotiated on a case by case basis. The average listing period is around three months.

Total listing service fees increased by approximately $1.2 million or 449% from $273,456 for the year ended December 31, 2018 to $1,501,645 for the same period in 2019. The increase was due to the increasing number of collectibles and artworks listed on our platform as we expanded our operations. Starting in 2019, we also had listed certain commodities such as teas, Yun Nan Ham and Chinese mitten crabs on our platform. For the years ended December 31, 2019 and 2018, 115 and 53 types of collectibles/artwork and commodities were successfully listed on our platforms, respectively.

(2) Transaction fee revenue: Transaction fee revenue is generally calculated based on the transaction value of collectibles or artwork per transaction for our services to facilitate the trading transactions. Transaction value is the dollar amount of the purchase and sale of the ownership units of the collectibles or artwork after it is listed on our platform. We typically charge from 0.15% to 0.3% of the transaction value per transaction from both the purchase and sale side of the transaction resulting in an aggregate of 0.3% to 0.6% of total transaction value. Sometimes, we charge a predetermined transaction rate, which is negotiated on a case by case basis, for selected traders with specific large transactions. Transaction fee revenue also includes predetermined monthly transaction fees, which are negotiated case by case for selected traders with high trading volume, and is recognized and earned over the specified service period.

Total transaction fee revenue increased by approximately $3.5 million or 278% from $1,253,683 for the year ended December 31, 2018 to $4,742,565 for the same period in 2019. The increase was primarily due to the increasing number of traders that participated on the platform as we expanded our operations. We had approximately 91,000 and 38,000 active traders that completed approximately 65 million and 15 million transactions with a total transaction value of approximately $1.5 billion and $400 million during the years ended December 31, 2019 and 2018, respectively.

(3) Marketing service fees: Marketing service fee revenue is a fee that we charge for promoting and marketing our customers’ collectible or artwork. The services include assisting our customers in connection with his/her listing and trading of his/her collectible/artwork on our platform, which mainly includes consulting and supporting services of the marketability for the collectible/artwork; assessing its market value and market acceptance for the collectible/artwork; and assisting in the application and legal protection required for the customer’s collectible/artwork to be approved for listing on our platform. For marketing service contracts in which the related performance obligations can be completed within a short period of time, the Company recognizes the related revenue upon the completion of its performance obligations.

Marketing service agreements also includes providing promotion services for customers’ items as where to place ads on well-known cultural art exchange websites in China, to provide online and offline marketing services including cooperation with auction houses and participate in industry-related exhibitions and fairs. The marketing service fees are charged on various fixed fee basis, which are based on the type of the listing session that the customer applies for and whether the customer has listed and sold its collectible on other platforms before, and they were not tied to the type or value of the underlying collectible/artwork. Marketing service contracts and fees are recognized upon the completion of all performance obligations.

Marketing service fees increased by approximately $3.0 million or 80% from $3,734,636 for the year ended December 31, 2018 to $6,729,736 for the same period in 2019. The increase was primarily due to the increasing number of traders and collectible or artwork listed on our platform and used our services as we expanded our operations. During the years ended December 31, 2019 and 2018, 115 and 49 types of collectibles/artwork were successfully listed on our platforms, of which we promoted 60 and 43 types of newly listed collectibles and artwork for our customers, respectively.

(4) Other revenues: Other revenues (including $178,304 and $82,757 from related parties for the years ended December 31, 2019 and 2018, respectively) primarily includes services fees for IT technical support and agency recommendation fees. IT technical support fee is negotiated on a case by case basis and is recognized when the related services have been performed based on the specific terms of the contract. Agency recommendation fees is mainly revenue generated from providing consulting and training services to certain traders/agents. Upon completion of the training and consulting, these qualified traders/agents may introduce our platform and services to potential customers to list their collectibles and artwork with us for a fee or promote their own products on our platform. Total other revenues increased by approximately $385,000 or 423% from $90,925 for the year ended December 31, 2018 to $475,489, which consisted of $178,304 from providing technological services to our related parties and $298,471 from agency recommendation fees for the same period in 2019 which contributed to the majority of the increase in 2019.

Cost of Revenues

Cost of revenues increased by approximately $0.8 million or 166% from $500,375 including $253,302 from related party for the year ended December 31, 2018 to $1,329,877 including $607,679 from related party for the same period in 2019. The increase in cost of revenues was primarily due to the increase in compensation including social welfare and benefits of personnel from our information technology department of approximately $0.2 million, the increase in appraisal fees of approximately $0.1 million and the increase in storage fees of approximately $0.4 million.

Gross Profit

Gross profit for the years ended December 31, 2019 and 2018 amounted to $12,119,558 and $4,852,325, respectively. Gross profit increased by approximately $7.3 million or 150% due to the reasons mentioned above.

Selling and Marketing Expenses

Selling and marketing expenses decreased by approximately $1.0 million, or 59% from $1,627,488 including $13,690 to related party for the year ended December 31, 2018 to $675,230 including $124,857 to related party for the same period in 2019. We decreased our selling and marketing expenses significantly because our ability to attract more traders and increase the product mix traded on our platform has reduced our need to rely on outside marketers to promote our platform.

General and Administrative Expenses

Our general and administrative expenses increased by approximately $1.9 million, or 342% from $557,689 for the year ended December 31, 2018 to $2,465,235 including $275,895 to related parties for the same period in 2019. The increase in our general and administrative expenses was primarily due to the increase in compensation including social welfare and benefits for our accounting and finance, business development, human resources and other personnel of approximately $0.5 million, an increase in depreciation and amortization expense of approximately $0.2 million, the increase in other general and administrative expenses such as meals and entertainment and bonus to employees of approximately $0.3 million and the increase in professional fees, including audit fees, consulting fees and other professional fees of approximately $0.6 million. We expect our general and administrative expenses, including but not limited to, compensation, depreciation and amortization to continue to increase in the foreseeable future as our business grows further. General administrative expenses paid to related parties mainly included two consulting agreements with our principal beneficial shareholders, Aimin Kong and Huajun Gao, amounted to approximately $0.3 million, and professional fee and administration service fee paid to HKFAEx Group Limited of approximately $18,000.

Other Income (Expenses)

Other income consists of mainly interest income of $75,544 and gain from sale of short-term investment of $29,008 for the year ended December 31, 201 9. Other income also consists of loss from equity investment of $43,075 for the year ended December 31, 2018.

Provision for Income Taxes

Our provision for income taxes amounted to $0 for both the years ended December 31, 2019 and 2018. We did not have any provision for income taxes due to our preferential tax rate reduction from our profitable VIEs, which were formed and registered in Kashi in Xinjiang Provence, China. We also have provided 100% allowance on net operating losses from our VIEs which incurred losses.

Net Income

Our net income increased by approximately $6.5 million, or 246%, from net income of $2,624,138 for the year ended December 31, 2018 to net income of $9,087,872 for the same period in 2019. Such change was the result of the combination of the changes as discussed above.

Foreign Currency Translation Adjustment

Changes in foreign currency translation adjustment are mainly due to the fluctuation of foreign exchange rates between RMB and HKD (the functional currency of our operating entities) and the USD dollar reporting currency.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from operations, additional capital contributions from shareholders and short-term advances from related parties.

We had net income of approximately $9.1 million for the year ended December 31, 2019.

We had approximately $9.2 million of cash and cash equivalents and approximately $10.6 million of working capital as of December 31, 2019. We believe that our current working capital is sufficient to support our operations for the next twelve months. We have used such funds, and intend to continue to use such funds and the funds we expect to raise in this offering, to grow our business primarily by:

●	investing in information technology infrastructure and proprietary software and modifying our system and platform to accommodate international customers;
●	developing our new businesses, including our trading service business on our online platform under HKDAEx Limited;
●	promoting our brand and services and for other general corporate purposes;
●	development and promotion of overseas markets, particularly expansion into the U.S. market, including establishing a U.S. operation center, a warehouse and a logistics system for cultural and art collections in the U.S.; and
●	potential mergers and acquisitions, although no definitive merger or acquisition targets have been identified.

All of our revenue is denominated in RMB. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are required to set aside at least 10% of their after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their registered capital. These reserves are not distributable as cash dividends. Furthermore, capital account transactions, which include foreign direct investment and loans, must be approved by and/or registered with SAFE and its local branches. See “Risk Factors -Risks Relating to Doing Business in China.” We rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.

Cash Flows

As of December 31, 2019, we had cash and cash equivalents of approximately $9.2 million. The table below sets forth a summary of our cash flows for the period indicated:

	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018

Net cash provided by operating activities	$9,588,475	$3,531,709
Net cash used in investing activities	$(1,467,768)	$(1,500,533)
Net cash (used in) provided by financing activities	$(853,579)	$77,382

Operating Activities

Net cash provided by operating activities was approximately $9.6 million for the year ended December 31, 2019, which was attributable primarily to the net income of approximately $9.1 million, the increase in depreciation and amortization of approximately $0.2 million, the decrease in other receivables and prepaid expenses of approximately $0.4 million due to utilization of prepaid expenses, the increase in accounts payable of approximately $0.3 million due to our increase in operations and the collection in other receivables - related party of approximately $0.3 million, and the increase in other payables and accrued liabilities of approximately $0.3 million, partially offset by the increase in accounts receivable of approximately $0.4 million and approximately $0.6 million decrease in deferred revenue, as our revenue increases due to our organic growth.

Net cash provided by operating activities was approximately $3.5 million for the year ended December 31, 2018 which was attributable primarily to the net income of approximately $2.6 million, the increase in accounts payable to a related party of approximately $0.3 million for storage fees, the increase in deferred revenue of approximately $0.9 million collected from customers, the increase in other payables and accrued liabilities of approximately $0.4 million, partially offset by the increase in accounts receivable of approximately $1.0 million.

Investing Activities

Net cash used in investing activities was approximately $1.5 million for the year ended December 31, 2019, which was primarily attributable to purchases of short-term investment of approximately $4.2 million and proceed from the sale of such investment of approximately $2.4 million., purchases of office equipment and vehicles of approximately $0.3 million due to expansion of our operations, and partially offset by the cash acquired from acquisition of HKDAEx of approximately $0.6 million.

Net cash used in investing activities was approximately $1.5 million for the year ended December 31, 2018, which was attributable to our equity investment in Zhongcang of approximately $1.0 million, purchases of office equipment and furniture of approximately $0.3 million and purchases of our online collectibles and artwork trading platform and accounting software of approximately $0.2 million.

Financing Activities

Net cash used in financing activities was approximately $0.9 million for the year ended December 31, 2019, which was primarily attributable to the increase in deferred offering costs of approximately $0.7 million and payments of other payables - related party of approximately $0.2 million.

Net cash provided by financing activities was approximately $0.1 million for the year ended December 31, 2018, which was attributable to the capital contribution of approximately $0.1 million from our shareholders and advances from our major shareholder, Mr. Aimin Kong, on behalf of the Company of approximately $68,000, partially offset by the increase in deferred offering costs of approximately $0.1 million.

Contractual Obligations

Our contractual obligations as of December 31, 2019 consisted of approximately $171,000 of lease commitments due within 1 year. As of December 31, 2019, we leased three office premises under non-cancelable operating leases with expiration dates ending in July 2020 and December 2020.

Twelve months ending December 31,	Minimum lease payment
2020	$171,006
Total minimum payments required	$171,006

Off-Balance Sheet Arrangements

We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in Note 2 to our consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our management’s discussion and analysis:

Principles of consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and VIEs. All intercompany transactions and balances are eliminated upon consolidation.

Revenue recognition

On January 1, 2019, we adopted ASC 606, Revenue from Contracts with Customers using the modified retrospective method for all contracts not completed as of the date of adoption. Accordingly, revenue for the year ended December 31, 2019 was presented under ASC 606, while comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. We also elected practical expedient to expense any incremental costs in obtaining contracts if the amortization period is less than one year.

The core principle underlying the revenue recognition standard is that we will recognize revenue to represent the transfer of services to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange. This will require us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of services transfers to a customer. Under the guidance of ASC 606, we are required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) we satisfy our performance obligation. Revenues are recorded, net of sales related taxes and surcharges.

The adoption of ASC 606 did not significantly change (i) the timing and pattern of revenue recognition for all of our revenue streams, and (ii) the presentation of revenue as gross versus net. Therefore, the adoption of ASC 606 did not have a significant impact on our financial position, results of operations, equity or cash flows as of the adoption date and for the year ended December 31, 2019. We continue to derive our revenues from service contracts with our customers with revenues being recognized upon performance of services. Persuasive evidence of an arrangement is demonstrated via service contract and invoice; and the consideration to the customer is fixed upon acceptance of the sales contract. At times, we offer incentives and rebates to our customers directly and we account for these incentives payable to customers as a reduction of contract price. Our revenues are recognized at a point in time or over time after all performance obligations are satisfied. In addition, we took the practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less. Our commission expenses to our sales agents are expensed when incurred.

We are an online provider of collectibles and artwork e-commerce services, which allows artists and art dealers and owners to access the art trading market with a wider range of artwork investors through our platforms. We currently facilitate trading by individual and institutional customers of stamps, coins, and all kinds of artwork and commodities on our online platforms. In addition to collectibles and artwork, we have also expanded our platform to trade commodities, mainly teas.

We generate revenue from our services in connection with the trading of artwork and commodities on our platforms, primarily consisting of listing service fees, transaction fees, marketing services fees and other revenues collected from traders (our customers).

Started in July 2019, we had signed corporative agreements with third parties who are experts and possess new ideas and resources for collectibles/commodities business to co-develop certain niche markets (such as vintage coins and teas) to be traded on our online platforms. These parties are required to place certain amount of security deposit with us until termination of the corporative agreements and deposit amounts will need to increase as the trading volume increases. Revenue generated from these niche will be shared between us and these parties based on pre-agreed rates and trading volume. We accounted for the portion of revenue that needs to be reimbursed to the third parties as a reduction of total contract revenue to be received from customers.

Listing service fees

One-time nonrefundable listing service fees are collected from traders for listing their products on the platform. Our performance obligation is to provide listing on our platform. In general, we recognize listing services fee ratably over the estimated period of the listing. For the years ended December 31, 2019 and 2018, our listing service contracts and the related performance obligations can be completed within a short period of time, usually less than three months, therefore we recognized the related revenue upon the completion of its performance obligations. The fees are determined by contracts with the customers as a fixed percentage of the listing price. For listing service contracts in which the related performance obligations can be completed within a short period of time, we recognize the related revenue upon the completion of its performance obligations.

Transaction fee revenue

Transaction fee revenue is generally calculated based on the transaction value of collectibles, artwork and commodities per transaction. Transaction value is the dollar amount of the purchase and sale of the collectibles, artwork and commodities after they are listed on our platform. Our performance obligation is to facilitate the trading transactions. Transaction fee revenue is recognized and collected at the time when the transaction is completed.

Transaction fee revenue also includes predetermined monthly transaction fees for select traders with large transactions and are negotiated on a case by case basis. Predetermined transaction fees are recognized and earned over the specified service period.

Predetermined transaction fees received in advance of the specified service period are recorded as deferred revenue.

Marketing service fees

Marketing service fee are usually collected after we complete our services and includes the following type of services:

(1) For certain marketing service agreements, we promise to assist our customer in connection with his/her listing and trading of his/her collectible/artwork or commodities on our platform, which mainly includes consultation and supporting services of the marketability for the collectible/artwork; assessing its market value and market acceptance for the collectible/artwork or commodities; and assisting in the application and legal protection required for the customer’s collectible/artwork or commodities to be approved for listing on our platform. For marketing service contracts in which the related performance obligations can be completed within a short period of time, we recognize the related revenue upon the completion of our performance obligations.

(2) Marketing service agreements also includes providing promotion services for customers’ items as where to place ads on well-known cultural art exchange websites in China, to provide online and offline marketing services including cooperation with auction houses and participate in industry-related exhibitions and fairs.

The marketing service fees are charged on various fixed fee basis, which are based on the type of the listing session that the customer applies for and whether the customer has listed and sold its collectible on other platforms before, and they were not tied to the type or value of the underlying collectible/artwork. Marketing service contracts and fees are recognized upon the completion of all performance obligations.

Other revenues

Other revenues (including $178,304 and $82,757 from related parties for the years ended December 31, 2019 and 2018, respectively) primarily includes other service fees for IT technical support to customers and revenues from agency recommendation fee. IT technical support fees is negotiated on a case by case basis and is recognized when the related services have been performed based on the specific terms of the contract. Agency recommendation fees is mainly training and consulting revenue provided to certain qualified traders/agents. Upon completion of the training and consultation, these qualified traders/agents may introduce our platform and services to potential customers to list their collectibles and artwork with us for a fee or promote their own products on our platforms. Our performance obligation is completed and we recognized the revenue upon completion of training and related consulting services.

Income taxes

Current income taxes are provided for in accordance with the relevant statutory tax laws and regulations. We have only reported PRC income taxes since all our operations are carried out in PRC.

We account for income taxes in accordance with U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Deferred tax assets are also provided for net operating loss carry forwards which can be utilized to offset taxable income in the future. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred for the years ended December 31, 2019 and 2018. Our income tax return filed for December 31, 2019 is subject to examination by Chinese tax authority.

Commitments and contingencies

In the normal course of business, we are subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. We will recognize a liability for such contingency if we determine it is probable that a loss has occurred and a reasonable estimate of the loss can be made. We consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures about Market Risks

Liquidity risk

We are exposed to liquidity risk, which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions to obtain short-term funding to meet the liquidity shortage.

Inflation risk

Inflationary factors, such as increases in personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues from our products do not increase with such increased costs.

Interest rate risk

Our exposure to interest rate risk primarily relates to the interest rate that our deposited cash can earn, on the other hand. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. An increase in interest rates, however, may raise the cost of any debt we incur in the future.

Foreign currency translation and transaction

Our operating transactions and assets and liabilities are mainly denominated in RMB. RMB is not freely convertible into foreign currencies for capital account transactions. The value of RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

OUR INDUSTRY

Background

China is the world’s second largest economy and its GDP has grown steadily over the last three decades since it opened up in the 1980s. China’s real GDP grew at an average rate of 7.36% from 2011 to 2019 and exceeded RMB 90 trillion (approximately $13 trillion) for the first time in 2018. Although China’s real GDP growth slowed to 6.1% in 2019, the International Monetary Fund forecasts China’s real GDP growth to be 6.0% and 5.8% in 2020 and 2021, respectively, while the forecast for global economic growth is 3.3% and 3.4% for the same period according to the latest released “World Economic Outlook” in January 2020. In June 2020, the World Economic Outlook projected that growth rates for global and China economies will be at –4.9% and 1% for 2020, respectively, due to the negative impact by COVID-19 pandemic.

According to “2019 China Private Wealth Report” published by China Merchants Bank and Bain & Company, in 2018, the total size of investable assets held by individuals in China reached RMB 190 trillion (approximately $27.74 trillion), and the compound annual growth rate reached 7% from 2016 to 2018. It was estimated that by the end of 2019, the total size of investable assets would reach RMB 200 trillion (approximately $29.20 trillion).

In addition, in 2018, the number of high net worth individuals in China with more than RMB 10 million (approximately $1.46 million) investable assets reached 1.97 million, and the compound annual growth rate from 2016 to 2018 reached 12%. It was estimated that by the end of 2019, the number of high-net-worth people in China would reach 2.20 million.

In 2018, each of the China’s high-net-worth individuals on average held about RMB 30.80 million (approximately $4.5 million) of investable assets and held a total of RMB 61 trillion (approximately $8.91 trillion) of investable assets. By the end of 2019, high-net-worth individuals were estimated to have a portfolio of investable assets of RMB 70 trillion (approximately $10.22 trillion).

The rapid accumulation of personal wealth and increased population of affluent individuals in China have stimulated the market demand for investment in collectibles and the art market in the past couple years, although some of such individuals could have been negatively impacted by outbreak of COVID-19 in 2020.

Introduction of Collectibles Trading in China

China was one of the first countries in the world to use currency, approximately 5,000 years ago. China began using the stamp over 170 years ago. Since ancient times, due to its unique cultural and collection investment attributes, collectibles have had high value and are cultural bridges that communicate beyond international borders.

Collectibles can be considered separately, usually referring to post, coins, and magnetic cards. There are many commonalities in the collection and trading of post, coins, and magnetic cards.

Post refers to philatelic collections, which comprises 5 categories, including stamps, postage seals, philatelic commodities, philatelic tools, and philatelic collections, based on 5 major categories and subdivided into 28 industry segments. The number of stamps issued determines the price of the stamps of the current year, but for the stamps of previous years, the price will be preserved and even increased year after year due to the historical value carried in it and the scarcity after the gradual withdrawal from the market. This provides an attractive attraction for post collection and investment.

The average circulation volume for new stamps issued by the China Post Group Corporation in each year from 1990 to 2019

Source: China Post Group Corporation

The coins category covers 8 sub-categories of gold and silver ingots, gold and silver bronze, ancient coins, historical banknotes, historical spending, modern banknotes, modern gold and silver coins, foreign coins, and 28 industry segments.

Ordinary commemorative coins were first issued by the People’s Bank of China in 1984. As of the end of 2019, 113 species had been issued. Precious metal commemorative coins, first issued in 1979, now include a total of more than 10 series of more than 2,000 varieties of gold and silver commemorative coins. According to the data of the People’s Bank of China, since 2001, the circulation of precious metal commemorative coins has been on the rise. From 2001 to 2009, the circulation was relatively stable, ranging from 2 to 3 million. In 2010, it rose to 3.37 million, and in the next two years, it almost doubled, reaching 13.83 million in 2012. Subsequently, the circulation remained stable for nearly four years. In 2019, the circulation reached 18.26 million.

The magnetic cards category is mainly based on various types of cards. Due to the short period during which cards have been generated, the rise of IC cards and magnetic cards is relatively rapid, and the collection value is limited, so the collection of modern cards is relatively low. Based on the Tamura card, magnetic card, barcode card and IC card, it is divided into 11 industry segments.

After years of development, the collectibles industry has formed a relatively complete industry division, and because of the long-standing active people in the industry, such as enthusiasts, collectors, and experts, it has promoted the long-term rapid growth of the collectibles industry and the stability of industry value accumulation.

The booking and sales channels of collectibles are mainly based on the national outlets of China Post, the People’s Bank of China and China Telecom. These issuers have been working hard to expand sales outlets.

For a long time, as a healthy and low-cost cultural activity, philately has flourished. The demand for exchange of collectibles between collectors has gradually become the driving force behind the offline market. People have established relatively standardized fixed-place trading markets in various places. There are more than 100 collectibles trading markets in all parts of the country (centralized offices, with more than 20 postal business locations), in 27 provinces, autonomous regions and municipalities in Beijing, Shanghai, Guangdong, Shanxi, Henan, and other locations. Representative companies are Shanghai Lugong Collectibles Trading Market, founded in 1983, and Beijing Madian collectibles trading market, founded in 1987.

Relying on these collectibles markets, nearly 20,000 postal merchants are engaged in collectibles transaction related businesses. In this group, about 100,000 employees constitute the core of the collectibles offline trading market. Since most postal merchants operate on a family basis, detailed transaction data is difficult to obtain. According to the 2019 White Paper of China Stamps, Coins and Cards Industry Development jointly published by YOUBAO and Philatelic Magazine, the online auction of stamps reached RMB 109 million (approximately $ 15.6 million) and offline auction of stamps reached RMB 96 million (approximately $14 million) in 2019, and the online and offline auctions of coins and collectible paper bills reached RMB 556 million (approximately $80 million) and RMB 496 million (approximately $70.9 million) in 2019, respectively.

Introduction of Art Trading in China

The Chinese art market in the modern sense began with state-owned cultural relics stores, which were dominated by the planned economy in the late 1970s. Compared with the history of several major Western auction houses over 200 years, the 40-year history of the Chinese art market is relatively short-lived. The first batch of auction houses in China appeared in the 1990s, including Duo Yunxuan Auction (1992) and Guardian (1993). These auction houses began to auction in accordance with the laws of the market economy.

However, the art market in China has achieved extraordinary growth over a 40-year period, remaining the third largest market in the world in 2019. Its two largest local auction houses, Poly Auctions (founded in 2005) and China Guardian (founded in 1993) are now ranked as the third and fourth largest auction houses globally, after Christie’s and Sotheby’s.

According to the report of “The Art Market 2020” released by Art Basel and UBS in March 2020, sales in the global art market in 2019 reached $64.1 billion, down 5% year-on-year.

Sales in the Global Art Market 2009-2019

Sales in the three largest markets – the US, the UK, and China – accounted for 82% of the global market’s total value in 2019. The US was the largest market worldwide, accounting for 44% of sales by value. The UK secured its position as the second-largest art market (20%), while China was the third largest, with 18%.

The Chinese market has seen the most volatile growth of all of the major markets over the past decade. The market barely registered in the distribution of global sales in 2000. However, since 2006, when it overtook France as the third-largest art market worldwide, China has been consistently in the top three global markets and is by far the largest market in Asia. After a boom in sales from 2009 to 2011, when other markets were struggling to recover from the fallout from the global financial crisis, China temporarily became the largest global art market, with sales of $19.5 billion. This came to an abrupt halt in 2012, with a sharp contraction in values of 30%, followed by slow and declining sales up to 2016. While the market rebounded in 2017, the dominant auction sector struggled in 2018. Demand was still strong for the highest-quality works, but supply at this level continued to be an issue. Meanwhile, a looming debt crisis and other economic issues dampened demand, leading to a cautious climate for both buyers and sellers. Sales reached $11.7 billion in 2019, a decline of 10% year-on-year. The Chinese market in 2019 was 10% lower than its level a decade earlier.

Sales in the Major Art Markets 2009-2019

Since 2012, the annual turnover of domestic auction houses in mainland China has fluctuated by approximately RMB 30 billion (approximately $4.3 billion). At present, China’s economic growth rate (about 6.1%) is still higher than the world average (about 2.9%).

According to a 2020 Art Basel & UBS Report, in 2019, global online art and antiques sales reached an estimated $5.9 billion, an annual growth rate of 9%, accounting for 9% of global sales. 92% of millennial high-net-worth collectors reported that they had bought from an online platform, compared to a majority of baby boomers who had not bought art online before.

According to “The Art Market in 2020”, a report released by Art Basel & UBS, the majority (67%) of dealers surveyed in 2019 expected that their online sales would increase over the next five years. Mobile Internet is a powerful factor of economic disruption and it is prompting auction operators to modify their traditional business models.

According to a 2020 Mid-Year Survey of the Impact of COVID-19 on the Gallery Sector by Art Basel & UBS, the share of online sales rose from 10% of total sales in 2019 to 37% in the first half of 2020. Of those dealers reporting online sales, 26% were to new online buyers with which the gallery had never had personal contact. New online buyers were more important for smaller galleries, accounting for 35% of the online sales of those with turnover of less than $250,000.

As a formal concept, Art Internet appeared in the public eye in 2014. On December 27, 2014, independent scholar Wang Wei officially proposed at the first Art Internet Conference, which led the art industry to formally enter the “Internet +” era. As an important branch of China’s Internet development, Art Internet is essentially an industrial Internet, which mainly includes art media, art society, art e-commerce, and other forms of art and Internet. Art Internet combines the primary, secondary and tertiary markets in the art market.

Today, more and more traditional art dealers are aware of the use of the Internet and e-commerce to promote business, especially during the outbreak of COVID-19 and stay home orders by government to contain the spread of the virus. Therefore, this business has slowly grown and integrated with traditional intermediary businesses, and thus has penetrated new consumer groups. This makes it easier to form a closed loop of the art market. But in fact, there is an inconspicuous “gap” between the online and traditional markets. That is, the main body of art traded by the two has high and low ends, and the price and circulation are completely different.

Comparison of mainstream art trading patterns

Mode comparison	Revenue	Core competitiveness	Disadvantage
Collectible and Artwork e-commerce	Transaction fee, membership, marketing promotion, curatorial organization	Original art collection ability High frequency of transactions Greater Internet influence	Difficult to enter the high-end art market
Auction	Transaction fee	Quality Assurance	Extremely dependent on brand Excessive value

According to the category of artworks, the current domestic e-commerce models can be divided into four main types.

Under the first model, an auction is organized by an art auction company to determine the work bottom price, then conduct an online auction. The second model is to provide a trading platform without directly intervening in the trading behavior. Most art e-commerce companies use this method. Under the third model, the artist works with the website, the artist submits the work to the website and sells it online. After the sale, the two sides will share the profit from the sale. Finally, the fourth model is to set up an online gallery to promote the painter through the website, and conduct sales through remote mail order or directly to customers.

We expect that in the next few years, especially in the fields of art-related e-commerce services, home services, life services, art education, art appreciation, and art galleries, the importance of art-based forensic systems and art brokerage platforms will greatly increase.

Opportunities in and Challenges of the Online Collectibles and Artwork Trading Market

Opportunities

Increasing population of affluent individuals and demand for new investment products

The steady increase of per capita disposable income and individual investable assets have stimulated the market demand for personal investment products and services. Moreover, there is a general desire among individual traders to diversify from traditional investment channels, such as stocks, real estate and wealth management products issued by banks, to new investment products, such as trust products, online money market, peer-to-peer lending, crowd funding as well as online collectibles and artwork trading.

China’s rapid development of telecommunication infrastructure has increased nationwide internet access and facilitated the popularization of digital mobile devices, which have contributed to the expansion of the Internet user base (“netizens”) population in China.

According to China Internet Network Information Center, or CNNIC, as of the end of March 31, 2020, China had a total netizen population of 904 million and an internet penetration rate of 64.5%. Total mobile internet users increased from approximately 117.60 million in 2008 to approximately 897 million as of March 31, 2020.

In addition, the mobile internet users as a percentage of total internet users increased from 39.5% in 2008 to 99.3% as of March 31, 2020, signaling the expansion of the mobile internet community.

The growing netizen population, the advancement of internet technology and the development of third party payment platforms have facilitated the development of e-commerce. As of March 31, 2020, the number of online shopping users in China reached 710 million and was 78.6% of the total netizen population.

As of March 31, 2020, the number of mobile online shopping users reached 707 million, accounting for 78.9% of mobile Internet users. The development of the e-commerce market has accelerated the general public’s acceptance of online collectibles and artwork trading as an online product.

More open and international collectibles and artworks markets

In 2000, the “Recommendations for the 10th Five-Year Plan for Economic and Social Development” first proposed the development of cultural industries. After 9 years, a cultural industry revitalization plan was issued, marking the rise of China’s cultural industry as a national strategic industry. In 2013, the Third Plenary Session of the 18th CPC Central Committee proposed to establish a sound modern cultural market system, marking the transformation of China’s cultural industry to achieve the development of dynamic mechanisms. The 2017 19th Report further elaborated on the cultural construction of the new era. The construction of “One Belt, One Road” provides an opportunity for our cultural industry to go global. We have a long history and rich cultural resources, and have the infinite charm of cultural diversity. It is our historical mission to spread Chinese culture to all parts of the world and to tell the Chinese story. The development of an international cultural market has enormous potential and space.

Our Challenges

We believe our challenges include the following:

COVID-19 pandemic causes significant negative impact on China and world economy

Beginning in late 2019, there were reports of the COVID-19 (coronavirus) that has surfaced in Wuhan, China, the pandemic quickly spread to many provinces, autonomous regions, and cities all over the China. To the prevention and control of the spread of the pandemic, the Chinese governments issued administrative orders to impose travel and public gathering restrictions as well as to work from home and self-quarantine.

At the same time, COVID-19 has caused a decrease in the consumer demand for goods and services in the market. In addition, the circulation of production factors such as raw materials and labor has been hindered during the outbreak. Normal business activities such as logistics, production, sales, travels and business meetings have been severely disrupted due to the outbreak and restrictions imposed by government. Enterprises have stopped production or reduced production, and social and economic activities have been adversely affected to certain extent during the outbreak. During the outbreak of COVID-19 and government’s efforts to contain the spread of the pandemic, our ability to accept, appraise, list new products and provide warehousing services for collectibles and artwork products as well as our marketing activities have been severely disrupted and hindered due to the office closure, travel and transportation restrictions imposed by the government, which have caused material negative impact on our business and results of operations. The Company expects its unaudited net revenues for the six months ended June 30, 2020 will be approximately $2.3 million, as compared to approximately $7.9 million for the same period in 2019, a decrease of approximately 71%. The Company expects its unaudited net income for the six months ended June 30, 2020 will be approximately $368,000, as compared to approximately $6.3 million for the same period in 2019, a decrease of approximately 95%.

In March 2020, the World Health Organization declared the COVID-19 as a pandemic. To date, confirmed cases reached over 30 million in worldwide, with more than 950 thousand deaths, and numbers are still climbing every day. To prevent and control the spread of the pandemic, many countries have canceled flights, closed borders, banned non-essential economic activities, and issued stay at home or even city lockdown orders. As a result, the global economy has also been materially negatively affected. This crisis is like no other, the impact is large and there is continued severe uncertainty about the duration and intensity of its impacts. It is extremely uncertain about the China and global growth forecast, which would seriously affect people’s investment desires in China and internationally. The Company originally planned to expand its business internationally, especially in the United States in 2020, including to sign a contract with a market service company in the United States to carry out a comprehensive brand promotion, and at the same time, to cooperate with American collectible and artwork agencies to select Western-themed collectibles and artworks for listing on our platform. The outbreak of the pandemic has delayed our implementation of our international market business development plan. Due to the outbreak of the pandemic in China and the U.S., we have to delay the implementation of our international market and business development plan as our management team is unable to travel to the U.S. visiting office spaces and meeting with our business partners, which could affect our revenues. We expect to implement this plan when travel restriction is lifted and COVID-19 abates.

China’s macro-economy slowdown

China’s year-over-year GDP growth has been levelling out from a double-digit increase to just over 6.0% since 2015. It is expected that the trend will continue over the mid-to-long term, and the International Monetary Fund predicts China’s macro-economy to grow at 6.0% in 2020. In June 2020, the World Economic Outlook projected that growth rate for China economy will be at 1% for 2020, due to the negative impact by COVID-19 pandemic. The slowdown of economic growth will exert downward pressure on the growth of individual disposable income and the investable asset pool in general. It may also decrease the general public’s willingness to spend or invest due to reduced confidence in future prospects.

Transforming the investment direction of high net worth individuals

At present, China’s high net worth individuals are still relatively abundant, and it is believed that funds owned by these individuals have not been invested in the collectibles and art market because they are still in the progressing stage of their investment propensity. A large number of new collectors need to enter the market, and how to develop and encourage these collectors is a long-term project.

Selection of listed products

Online collectibles and artwork trading competes against other e-commerce products and is thus affected by customers’ evolving product preferences.

Even for artwork, according to TEFAF, purchases by older Chinese collectors tends to be stable, and it will be the dominant force in the art market in the next 10 years. Millennial collectors are younger and mostly have a Western educational background, which makes them very sensitive to Western contemporary art and their collection behavior is closer to Western practices. However, in terms of transaction volume, they are less likely to purchase a single piece of work from $10 million to $100 million in the next 3-5 years, and they are typically not interested in ancient Chinese art.

We need to face the different preferences of different customers to determine our future products. However, individual customers’ preferences are very difficult to predict.

Government strengthening regulation on collectibles and artwork e-commerce trading

Due to the relatively short history and lack of regulation in the early stages of the industry, there have been several cases of fraudulent or illegal platforms for online collectibles and artwork trading, resulting in heightened scrutiny and more stringent regulation by the Chinese government. On November 11, 2011, the State Council promulgated Circular 38, and on July 12, 2012, the general office of the State Council further promulgated Circular 37. After the issuance of Circulars 38 and 37, the government has investigated, rectified and closed down many illegal, irregularly operated or fraudulent trading platforms. Moreover, on August 31, 2018, the NPC issued the E-Commerce Law of the People’s Republic of China, effective as of January 1, 2019. These regulations were introduced to protect online customers’’ interests, reduce risks and build up a better regulatory framework for the industry. It also means exchanges and trading service providers like us may receive more scrutiny and oversight.

Competition among providers of collectibles and artwork trading services

The collectibles and artwork trading market is highly competitive and fragmented for trading service providers. As of August 31, 2020, there were over 20 active trading service providers in Hong Kong. The exchanges compete against each other for members and customers, and they could attract high-quality members with larger customer bases by setting more favorable trading models and rules. The trading service providers select the exchanges they operate on by considering a combination of factors, including the reputation, scale and reliability of the exchanges and the trading model and rules set by the exchanges.

The trading service providers compete for customers and trading volumes based on various factors. Since online collectibles and artwork customers often rely on accurate and timely market information and in-depth market analysis to trade, trading service providers that have better technology platforms and stronger research capabilities are able to attract customers with such advantages vis-a-vis their competitors. More importantly, due to the fact that traders often need to link their confidential personal information such as mobile numbers, national ID numbers and bank accounts with their trading accounts, trade service providers that have stronger brand recognition and reputation in the industry are able to develop customers more effectively and efficiently compared with their less well-known competitors.

We believe our proprietary technology platform, our focus on premier customers, our comprehensive customer services and strong brand recognition in the industry, will enable us to compete effectively in the fast evolving online collectibles and artwork trading industry in the Hong Kong.

BUSINESS

Overview

We are an online provider of collectibles and artwork e-commerce services, which allow collectors, artists and art dealers and owners to access a much bigger art trading market where they can engage with a wider range of collectibles or artwork investors than they could likely encounter without our platforms. We currently facilitate trading by individual and institutional customers of all kinds of collectibles, artwork and commodities on our leading online platforms owned by our subsidiaries in Hong Kong, namely the China International Assets and Equity of Artworks Exchange Limited and HKDAEx Limited. We commenced our operations in March 2018 and our customer trading volume has been growing rapidly since then, although we have experienced significant decrease of our net revenues and net income during the first half of 2020 due to the outbreak of COVID-19. We also provide online and offline integrated marketing, storage and technical maintenance service to our customers in China.

On many mainstream e-commerce platforms, cultural products such as arts and crafts flourished and developed rapidly, and art e-commerce is gradually growing. Online trading has become a major trend of the global art trade. As a comprehensive service company with rich cultural and art collection market operations and marketing, we seize current development opportunities and provide online and offline supporting services for domestic and international art e-commerce platforms. We plan to build a complete art business e-commerce service chain to serve the industry.

We provide customers of our online platform with comprehensive services, including account opening, art investment education, market information, research, real-time customer support, and artwork warehousing services. Most services are delivered online through our proprietary client software and call center. Our client software provides not only market information and analysis, but also interactive functions including live discussion boards and instant messaging with customer service representatives, which we believe enhances our customers’ engagement. Internally, we legally collect and analyze customer behavior and communications data from our client software, customer relationship management system and the exchanges, which allow us to better understand, attract and serve our customers.

We provide industry solutions and related software products, system development and technical support services for our e-commerce platform customers.

We strive to minimize conflicts of interest with our customers, which we believe is essential for our long-term success. Under the trading rules of the two exchange platforms we operate on, we do not set, quote or influence the trading prices, and cannot access our customers’ money.

Our Strategy

We strive to continue building a collectible and artwork trading platform that is highly trusted by customers. To achieve this objective, we plan to implement the following strategies:

Strengthen our brand and market position

Currently, the online collectibles and artwork trading service market in China is characterized by high growth potential, limited operating history and high fragmentation. Going forward, we believe that individual customers will be gradually attracted to leading service providers with strong brand recognition, good reputation and high standards of customer service, and as a result, market concentration will increase.

To seize this opportunity, we plan to further strengthen our branding efforts so that more people will learn about online collectibles and artwork trading, and our services and reputation. We are also committed to becoming a major driving force for higher industry standards in terms of research, services and employee professional qualifications. We believe this will expand the customer base of our industry, as well as strengthen our market leading position.

Introduce new collectibles and artwork products and develop new markets

As of December 31, 2019, we mainly provided services for the online trading of 115 types of collectibles, artwork and commodity products, of which we promoted 60 types of newly listed collectibles and artworks for our customers, including stamps, coins, postage seals, collectible cards, paintings, clay teapots, jade sculptures, teas and similar products.

We plan to further expand our product offerings to other collectibles and artwork trading products such as calligraphy, sculptures (other than jade), crafts, jewelry, metal ware, ceramics, and antique furniture.

During the outbreak of COVID-19 and government’s efforts to contain the spread of the pandemic, our ability to accept, appraise, list new products and provide warehousing services for collectibles and artwork products as well as our marketing activities have been severely disrupted and hindered due to the office closure, travel and transportation restrictions imposed by the government, which have caused material negative impact on our business and results of operations. With the pandemic is mostly under control and business operations and activities are restored in China, we are introducing new collectibles and artwork products on our platform, which were delayed during the outbreak and carry-out various marketing activities to promote our platform.

We also intend to expand our business to the United States. In the early stage, we intend to develop business among people who identify with Chinese culture in the major cities. After establishing our U.S. teams and service providers, we intend to set up an operation center in the United States, modify our system and platform to accommodate U.S. customers, provide training to U.S. employees, make promotional tours in the U.S. to introduce Asian culture and artworks and open experimental centers in major U.S. cities. We also plan to provide American cultural and art products on our platform and establish a warehouse and logistics system for cultural art collections in the U.S. In addition, we intend to partner with U.S. local artwork dealers and traders to have a subject section on our platform to introduce and sell American collectibles and artworks. Due to the outbreak of the pandemic in China and the U.S., we have to delay the implementation of our international market and business development plan as our management team is unable to travel to the U.S. visiting office spaces and meeting with our business partners. We expect to implement this plan when travel restriction is lifted and COVID-19 abates. Eventually, we would like to provide American cultural and artistic works to Asian customers/investors and Asian culture and artwork to American customers/investors through our online trading platform.

We may also seek to diversify from trading-oriented products and to venture into wealth management advisory services in the future.

Explore mini-account business

With the emergence of mobile Internet, we see an opportunity in the mini-account area of the market. These are accounts with minimum deposit requirements as low as RMB 10 (approximately $1.5) and sometimes with a cap (e.g., RMB 1,000 (approximately $143)) on total amount invested. With small amounts involved, it can be used as an investor education tool or even entertainment.

We believe that our technological capabilities and our understanding of the trading products and target customers accumulated through our existing business position us well to capture this opportunity. We intend to utilize the mobile Internet to acquire a large number of “long-tail” customers with relatively low cost and to provide most services in an automated manner, thus achieving economies of scale. Some of the mini-account customers could upgrade to become our premier customers, hence benefiting our existing business.

Selectively explore acquisition opportunities;

We believe that the online collectibles and artwork trading service market in China is still in its early stages of development. As part of our competitive strategy, we may consider acquiring peer firms with distinctive advantages complementary to ours in order to strengthen our market position. Moreover, the broader Internet finance market in China has presented many business opportunities. We will selectively and cautiously explore acquisition opportunities, with a view to diversify and enhance our overall business profile as well as to create synergies and generate financial returns.

Continue to attract, cultivate and retain talent

We rely on our management team and employees to serve our customers and implement our growth strategies. Hence, attracting, cultivating and retaining talent has been, and will remain, critical to our success. We plan to continue to attract and retain highly skilled personnel, particularly the technology and research professionals, and further strengthen our corporate culture by continuing to invest in employee training and other professional development programs. We will continue to provide our employees with growth opportunities, performance-based incentives linked to individual contributions and our operational results and other benefits to align employees’ interests with those of our shareholders.

Our Services

We provide customers of our online platform with comprehensive services, including the following:

Investor Education

We believe that investor education is critical in preparing potential customers for online collectibles and artwork trading. We have developed a set of educational programs designed to target customers with a variety of experience levels and investment preferences. Our education programs include basic rules and processes of online collectibles and artwork trading, fundamental analysis methods and technical analysis methods. Most of our educational resources are easily accessible through PC and APP versions of our client software. Certain materials are also available on our websites.

Market Information Provision

We provide comprehensive market information to our customers, including real-time price quotes, technical indicators, relevant market news and macroeconomic data and news. Market information is accessible by our customers and potential customers through PC and APP versions of our client software and our website.

Customer Support

We are committed to providing high-quality customer support. Most of our services, including investor education, market information provision and research support services, are accessible through our client software, which we believe provides a positive experience for our customers due to its user-friendliness and easy access. Besides our client software, we have a dedicated team of customer service personnel that handles real-time customer inquiries about our software, market news and research reports, and other questions, via call, text message and online instant message.

We request that all our customer representatives conduct customer communications via our communication system that is closely monitored by us.

In addition, we receive customer complaints from time to time. To ensure that reasonable complaints made by each customer are adequately addressed and for risk management purposes, we have established a customer complaint department at our customer service center. For a complaint received, our customer compliant officer will first confirm details of the complaint with the customer and then verify the facts with the relevant department. Based on our verification results and our internal policy, we seek to resolve complaints through discussions with the customer. The complaint and our response are recorded in the CRM system, and feedback is also provided to relevant departments. We also report complaints to the compliance department, which will check for noncompliance and advise the relevant department to take rectification measures, if necessary.

Technology Infrastructure

The client software and the CRM system comprise our core technology infrastructure and enable us to move each key phase of our business operation online.

Our Trading Platform

Our proprietary platform is an all-electronic trading system, consisting of host computers, client-side terminals and related communication system. Our trading system supports the trading and payment/settlement of collectibles and artworks. It is an electronic platform developed by a third party software development company and customized for us, primarily consisting of a matching system, a transaction monitoring system, an account managing system and a settlement system.

Matching is a core function of our trading platform. Our system concludes transactions by matching all of the transactions submitted by the traders. Transaction monitoring system is responsible for monitoring the daily transactions in real-time to ensure fairness and accuracy in our trading platform. The settlement system verifies and reconciles daily statistical data with the banks’ transaction system, and completes the registration and settlement (or payment) of collectibles or artwork units once the transaction data is verified.

Through our trading platform, we provide customers with timely and comprehensive market information, investor education programs, simulated trading, research reports, quantitative analysis tools and interactive customer support functions.

Our website www.ocgroup.hk is an essential part of our trading platform.

The website is important as it is the gateway to our trading platform. It publishes our membership and trading rules, trading information disclosure, and products introduction, and provides services to traders, such as account management. Traders may open, close and manage their accounts with us on our website. A client-end terminal may be downloaded from our website. Through the terminal, traders may access their account with us and conduct transactions in collectibles or artwork units, such as purchasing and selling and submitting inquiries. Data transmission between the traders and our trading system is encrypted to prevent data leaks.

Our trading system hardware platform is hosted on Ali Cloud, our clearing system hardware platform is hosted on Ali Cloud and our disaster recovery system is set up in the China Telecom Nanjing Longjiang IDC room, located in Nanjing, China. The real-time data synchronization functionality which we provide ensures the safety of transaction data.

We provide industry solutions and related software products, system development and technical support services for our cooperation e-commerce platform customers.

Offering and trading of collectibles, artwork and commodities on our platform

Offering and trading of collectibles and artwork on our platform involves a number of parties, namely, Original Owners, Offering Agents, and Traders.

●	An Original Owner is the original owner of the collectibles or artwork to be offered and traded on our platform. The Original Owner must have good and marketable title to the collectibles or artwork and have the right to dispose of the collectibles or artwork.

●	An Offering Agent is an entity that is experienced with collectibles or artwork or their investment and has a good reputation. The Offering Agent is engaged by the Original Owner to assist him or her with the offering and trading of collectibles and artwork, such as preparation of listing applications and assigning an investment value, research, organizing promotions and marketing activities, communicating with potential investors, and similar functions. In general, Kashi Longrui will carry out this business.

●	A Trader is anyone who is 18 years or older or any entity that maintains a trading account with us through our electronic trading platform and participates in the trading of collectibles or artwork units. Once a Trader acquires one or more units of collectibles and an artwork, the Trader becomes the owner of that collectibles and artwork.

Presently, only residents of the People’s Republic of China are eligible to become a Trader.

Additional parties such as insurer, appraisal firm and custodian for collectibles or artworks may be retained in connection with the offering and trading of collectibles or artwork on our system.

The Original Owner and the Offering Agent are required to comply with our rules in connection with the offering of collectibles or artwork. If we discover any violation, we will require that they take corrective actions. If the Offering Agent engages in fraudulent activities, such as putting out false or misleading advertisement or disclosure on the collectibles or artwork, it may be barred from participating in any offering for up to two years, in addition to any legal liabilities.

For the main signator to apply for the listing, the process is as follows

For publicly hosted collectibles and artworks:

We strive to minimize conflicts of interest with our customers, which we believe is essential for our long-term success. Under the trading rules of the two exchanges on which we operate, we do not set, quote or influence the trading prices, and cannot access our customers’ money.

Main Trading Rules for Individual Customers

Traders log in to their own account through the customer platform for trading. The transaction application shall be deemed to be the transaction commission submitted by the dealer to the online platform. Once the transaction is completed, the ownership of the corresponding physical object belongs to the purchaser of the transaction, the physical delivery is completed, and the physical holder can apply for delivery or voluntarily deposit the collection in a cooperative third-party storage company. The applicant for the transaction must fulfill the corresponding obligations and settle with the other party in accordance with the method determined by these rules.

We monitor and regulate the conduct of traders on a daily basis through our real-time monitoring system. If there are irregular trading activities that may affect the trading price and volume of collectibles or artwork units, we will seek clarification from the trader(s) by sending inquiries and notices, conducting interviews, and the like. If there is any violation of our trading rules, we may take the following action:

●	issue oral or written warnings;
●	request that the trader submit a written commitment;
●	issue a reprimand;
●	impose a fine;
●	suspend or limit trading activities; or
●	revoke the qualifications of the trader.

The exchanges have not adopted any deposit-based leveraged trading system. Customers can only use the funds as they are deposited.

Sales and Marketing

Our marketing activities include promoting our brand to increase recognition, attracting new customers through targeted marketing and promoting our client software, which has a broader reach of users who might become our potential customers.

We are currently marketing our electronic trading platform through participation in culture and art exhibitions and internet advertising, both through online and traditional marketing channels. Although the in person meetings and culture and art exhibitions were suspended in China during outbreak of COVID-19, our marketing team has resumed to attend meetings and conferences now, with the pandemic is mostly under control and business operations and activities are restored in China.

Our online marketing relies mainly on search engine marketing and displaying advertisements on portal websites. We also actively promote our client software through mobile application stores. In addition, we promote our brand and software through our corporate pages on popular interactive social media such as Weibo and WeChat.

We promote our brands through other traditional media channels such as by placing advertisements in newspapers and magazines.

We focus on investing in cost-effective marketing initiatives and continuously evaluate the effectiveness of various marketing channels to optimize the allocation of our marketing spending.

Interested persons who provide their contact information to us become our potential customers. We also promote our client software through various websites and app stores. A guest version of our software is free to download and use. Through simple online registration, people get free access to the user version of our client software and become our potential customers. We do not conduct cold calls. Additionally, we encourage existing traders to introduce new traders.

Our customer representatives interact with potential customers regarding online collectibles and artwork trading, our client software and services through call, text message and instant messaging function in our client software. Our representatives begin building relationships with our customers in anticipation that they will open trading accounts with us.

A potential customer who opens and activates a trading account with us becomes our customer. We provide more services to customers compared to potential customers, including free usage of the customer version of the client software which has richer features, as well as access to more comprehensive research reports and technical analysis tools.

Our Customers

Our customers are the Traders and Original Owners. Because we have listed only 115 types of collectibles, artworks and commodities so far and we are constantly marketing and increasing our customer base, it is difficult to ascertain if the loss of a single customer, or a few customers, would have a material adverse effect on us. No one customer constitutes in the aggregate 10% or more of our consolidated revenue.

Customers can open trading accounts through the online account creation link on our official websites, International Exchange and HKDAEx. Before the customer can finish opening an account, our websites provide Risks and Warnings, a Market Entry Agreement and Transaction Rules for the customer to review and confirm before they are able to move to the next steps. Chapter 2 of our transaction rules specifies the qualification requirements for the customer to open and activate a trading account, as follows:

Article 8 A trader is a person who opens a trading account with the exchange platform and participates in the trades of cultural and art collections.

Article 9 Trader’s Qualification

1、  Natural person. A natural person who trades cultural and art collections on the exchange platform must provide account opening information (a personal information form, a copy of passport or ID card from mainland China, Hong Kong, Macao or Taiwan) and meet the following requirements:

1) Meet the legal age requirement in the jurisdiction where he/she is located, and have the ability and capacity to take full civil responsibility and assume liability;

2) Have certain knowledge of the cultural and art collection investment market, and have certain investment experience in the cultural and art collection market;

3) Have a deep understanding of the trading model and investment risk of the cultural and art collections with the exchange’s trading platform, and have strong risk identification ability and risk tolerance;

4) Have certain internet and computer operation capabilities, abide by relevant laws and regulations, and engage in cultural and art collection trading activities according to relevant laws and regulations; and

5) Other conditions as stipulated by the exchange.

2、  Institutions. Institutions that conduct cultural and art collection trading must provide various supporting materials (original and photocopy of corporate legal personhood certificate, business license, organization code certificate, tax registration certificate, etc.) and meet the following requirements:

1) Must be an enterprise, legal entity or other organization that lawfully operates under laws at home and abroad, and no law, regulatory requirement, or the rules of this exchange platform may prohibit or restrict the investment of such entity;

2) Have a deep understanding of the trading model and investment risk of the cultural and art collections with the exchange’s trading platform, and have strong risk identification ability and risk tolerance; and

3) Understand the risks of investing in the cultural and art collections, and have completed the internal approval and authorization procedures stipulated by the statutes and / or company charter/bylaws.

A potential customer is required to read these rules, and click to confirm that he/she has read such rules before he/she can proceed to the next step of opening an account.

Our customer service staff will review each application and all materials submitted to ensure they are complete. Once an application is approved by the customer service manager, the customer will receive notification and obtain a trading account number and initial login password, which are automatically generated by our system.

After completion of the account opening process, a customer can link his or her personal bank account to his or her trading deposit account, which is an independent depository account under his/her trading account. We cannot access our customers’ money, but as a comprehensive member, we can monitor their trading activities and account balances in real time through the exchange’s information system. Customers can freely withdraw funds from their accounts so long as the minimum deposit requirements for their trading positions are met. After a trading account is activated, it becomes a “tradable” account and will remain tradable until the account is closed. We define “active” accounts as tradable accounts that have executed at least one trade during a relevant period.

We believe that the growth of tradable accounts and active accounts, combined with our strategy to focus on premier customers, has historically contributed to the significant growth of our trading volume.

Competition

The art e-commerce market is highly competitive and many traditional art galleries and auction houses may provide a platform for collectibles or artwork owners to sell their collections. However, their trading model is substantially different from ours. As of August 31, 2020, there were over 60 active art e-commerce platforms operating nationwide in China. The trading service providers compete with each other for customers and trading volume based on factors including brand, technology, research and customer services.

Differing from our strategy of focuses which also include collectibles such as stamps and coins, which have a broader acceptance among the general public, artwork that is eligible for offering and trading on certain of our competitors’ platforms includes calligraphy, paintings, sculptures, crafts, jade, jewelry, metal ware, ceramics, and antique furniture. As these types of art require more professional appreciation, artwork only platform restricts customer groups.

Certain of our competitors that operate stamp and coin online forums use the traditional forum posting model, where customers need to pay membership fees when they register, in order to post, buy and sell products on the forum, and only offer offline delivery. They may not guarantee authenticity of the collectibles or artworks, while all collectibles or artworks sold on our platform have been authoritatively certified by a third-party appraisal company to ensure the quality of our collection.

China’s largest online retailer, JD.com listed on NASDAQ in May 2014 and also launched an art e-commerce mall in November 2017.

Although some of our competitors may have greater financial resources or larger customer bases than we do, we believe that our proprietary technology platform, our comprehensive customer services and strong brand recognition in the industry, will enable us to compete effectively in the fast evolving art e-commerce trading industry in the PRC.

Our Strengths

We believe our strengths include the following:

Market leader with strong brand recognition

As a result of our efficient and scalable operating model, we believe we are becoming a market leader in a relatively short period after we commenced operations on an e-commerce platform.

We commenced operations in March 2018 and our customer trading volume reached approximately $1.5 billion and $400 million during the years ended December 31, 2019 and 2018, respectively. Although our growth has been negatively impacted by COVID-19 during the first six months of 2020, we have seen the recovery of our business starting July 2020. We believe we will attract more customers as a stronger company and reliable trading platform and service provider after the pandemic while some of our smaller competitors might not have enough resources to weather the pandemic.

As a leading online provider of online collectibles and artwork trading services, we also enjoy strong brand recognition in the industry. We believe that our leading market position and strong brand recognition have reinforced each other, creating a virtuous circle and helping us to succeed in this industry.

Proprietary technology enabling efficient operations

We acquire and serve our customers mostly online and do not operate physical branches. As such, our proprietary technology infrastructure, client software, CRM system and information security and data analysis capabilities, are critical to our operations. We have invested substantially in research and development.

Our client software provides comprehensive trading information and tools, as well as interactive functions such as live discussion boards and instant messaging with customer representatives, which we believe enhance our customers’ engagement. Our CRM system allows us to efficiently manage relationships with customers and potential customers, monitor and supervise customer communications, as well as centrally manage customer information to reduce the risk of leakage or misuse.

We collect customer data through our client software and CRM system, as well as from the online platform. We have a dedicated team to analyze these data, which can help us to better allocate marketing budget, identify target customers and provide tailored customer service.

We believe this integrated technology infrastructure distinguishes us from our competitors and has helped us to replicate our success on different exchanges. To maintain our technological edge, we will continue to upgrade and optimize our technology based on customer feedback and market developments.

Comprehensive and interactive customer services

We strive to continuously enhance our customers’ experience through our dedicated services. Thanks to the various customer data accessible through our CRM system, the team is able to provide tailored and informed services to our customers and enhance their experience with us.

Customer interactions: We encourage our customers to interact with our customer representatives as well as among themselves through the live discussion boards in our client software, website and social media tools. We believe such interactions enhance our customers’ engagement and experience.

Prudent risk management system

We have established rigorous risk management policies and practices as we believe that risk management is crucial to the success of our business. We mainly focus on two types of risks: operational risks and information security risks.

Operational risks: We are exposed to operational risks for various aspects of our business and we have formulated comprehensive internal policies to manage the risks related to four key business processes: marketing, customer development, research publication and customer service. Our compliance department reviews all promotional materials, advertisement, as well as research materials before publication, to avoid disclosure of misleading or inaccurate information. We monitor the interactions between our sales and marketing personnel and potential customers, and between our customer service representatives and customers, by screening recorded conversations using our automatic speech recognition system and spot checks.

Information security risks: We have set up a comprehensive information security system to safeguard our customers’ information and our proprietary data.

Experienced management team

Our founders and members of our senior management team have significant experience in financial service and information technology industries, and possess valuable know-how in collectibles and artwork trading services. Our core management is able to efficiently manage a team of over 50 employees and keep them coordinated and incentivized.

In addition, we have a competent team of core staff covering many critical aspects of our business, including marketing and brand management, risk management, software development and human resources. We also strive to cultivate talents and build a multilevel high-quality talent pool. We have invested a significant amount of resources in training and professional development programs for our employees.

Employees

As of August 31, 2020, December 31, 2019 and December 31, 2018, we had a total of 49, 56 and 57 full time employees, respectively. The following table sets forth the breakdown of our employees’ functions as of August 31, 2020:

Function	Number*	% of Total Employees
Technology and Research	20	40.82%
Sales & Marketing	13	26.53%
General & HR and Administration	16	32.65%
	49	100%

*	excluding the employees of an investment of the VIE of the Company, Zhongcang Warehouse Co., Ltd.

As of August 31, 2020, 44 of our employees were based in Nanjing City, China, where our principal executive offices are located, and 5 employees were located in Hong Kong.

As required by PRC regulations, we participate in various government statutory employee benefit plans, including social insurance funds, namely a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. As of the date of this prospectus, we have made adequate employee benefit payments. However, if we were found by the relevant authorities that we failed to make adequate payment, we may be required to make up the contributions for these plans as well as to pay late fees and fines. See “Risk Factors—Risks Related to Doing Business in China—Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

As required by Hong Kong laws and regulations, we contribute to the Mandatory Provident Fund and take out insurance policies for our Hong Kong-based employees.

We enter into standard labor and confidentiality agreements with our employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Facilities

Our principal executive offices are located in Nanjing, China, where we lease approximately 2,500 square meters of office space. Our leased premises are leased from unrelated third parties and related parties who either have valid titles to the relevant properties or proper authorization from the title holder to sublease the property, save as disclosed in the following table:

Particulars of the Incident	Remedial Action

According to the Administration Services Agreement (the “Services Agreement”) dated August 1, 2018 entered into between HKDAEx Limited and HKFAEx Limited, HKFAEx Limited agreed to provide office space and facilities to HKDAEx Limited. The office space for the premises of Unit 909, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong (the “Premises”) was provided by HKFAEx Limited to HKDAEx Limited pursuant to the Services Agreement. However, according to the Lease (the “Lease”) dated June 27, 2018, entered into between HKFAEx Limited as tenant and Hong Kong Cyberport Management Company Limited as landlord (the “Landlord”) in respect of the Premises, HKFAEx Limited shall not assign or underlet the Premises or any part thereof, nor share or part with the possession or occupation of the Premises or any part thereof and not use or permit to be used the Premises or any part thereof as registered office of any company whether incorporated in or outside Hong Kong except of HKFAEx Limited itself.

Neither HKFAEx Limited nor HKDAEx Limited has obtained consent from the Landlord for HKDAEx Limited’s use of the Premises as its office. HKFAEx Limited does not have proper authorization from the title holder to sublease the Premises to HKDAEx Limited.

As HKFAEx Limited does not have proper authorization from the Landlord to sublease the Premises to HKDAEx Limited, the Landlord shall have the right under the Lease to re-enter the Premises, in which event the Lease may end. As such, HKDAEx Limited is in the process of finding a new place for its office.

We believe that we will be able to obtain adequate facilities, principally through leasing, to accommodate our future expansion plans. Currently, we lease the following properties to conduct our business:

Property	Lessee	Annual Rent	Termination Date	Purposes/Use
No. 2, Youzishan Road, Dongba Street, Gaochun District	Jiangsu Yanggu	Rent free due to preferential treatment by local government for registered enterprises	November 1, 2029	Office
Room 501, 14th Floor, Shannxi Building, Kashi Avenue, Kashi, Xinjiang, China	Kashi Longrui	RMB 25,000 (approximately $3,572)	July 3, 2021	Office
4th Floor, Block F4, Zi Dong International Creative Park, No 1 Zidong Road, Qixia District,Nanjing, Jiangsu, China	Kashi Longrui	RMB 1,080,000 (approximately $154,285)	December 31, 2020	Office
Room 1402, Richmake Commercial Building, 198-200 Queen’s Road Central, Hong Kong	International Exchange	HK$211,920 (approximately $27,344)	July 15, 2022	Office
Unit 909, Level 9, Cyberport 2, 100 Cyberport Road, Cyberport, Hong Kong	HKDAEx Limited	HK$35,000/per month (approximately $4,516)	month to month	Office

Intellectual Property

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark, trade secret law and confidentiality and invention assignments with our employees and others to protect our proprietary rights.

As of the date of this prospectus, we have one registered trademark in China that we acquired from a third party. This trademark is a graphic trademark with registration No. 5120703. We submitted the transfer documents to the Trademark Office of the State Administration for Industry and Commerce of the PRC on January 29, 2019, and the transfer of ownership to us was completed on July 6, 2019.

As of the date of this prospectus, we have one software copyright registration and own 6 domain names. The software copyright name is “Entrusted Warehouse Management System V1.0.”

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

In addition, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. Moreover, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

See “Risk Factors—Risks Related to Our Business—We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.” and “—We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.”

Insurance

We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain key-man insurance. We purchased and recently renewed our property insurance for artworks in our warehouse on July 27, 2020 for a one year term and we are currently in the process of renewal of such insurance. To date, we have not suffered any losses to the artworks stored in our warehouse.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

Regulations

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China and Hong Kong.

PRC Regulations

PRC Laws and Regulations relating to Foreign Investment

The PRC Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which has taken effect on January 1, 2020 and replaced three existing laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies a regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council.

According to the Foreign Investment Law, the State Council will publish or approve to publish a catalogue for special administrative measures, or the “Negative List.” The Foreign Investment Law grants national treatment to foreign invested entities, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the “Negative List”. However, it is unclear whether any updated “Negative List” to be published by the State Council in the future will be different from the current Special Administrative Measures for Market Access of Foreign Investment (Negative List) promulgated by the NDRC and the MOFCOM on June 23, 2020. The Foreign Investment Law provides that foreign invested entities operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC governmental authorities.

Furthermore, the Foreign Investment Law provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the Foreign Investment Law.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; foreign-invested enterprises are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited; and the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within China, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or the foreign investment enterprise should be imposed legal liabilities for failing to report investment information in accordance with the requirements.

Negative List Relating to Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment promulgated and as amended from time to time by MOFCOM and National Development and Reform Commission (the “NDRC”) and MOFCOM. In June 2017, MOFCOM and the NDRC promulgated the Catalog (2017 Revision), which became effective in July 2017 and was amended in June 2018. In June 2018, the Guidance Catalog of Industries for Foreign Investment (2017 Revision) was replaced by the Special Administrative Measures (Negative List) for Foreign Investment Access (2018 Version). In June 2019, Special Administrative Measures (Negative List) for Admission of Foreign Investment (2019 Version) replaced 2018 Version of the Negative List. In June 2020, Special Administrative Measures (Negative List) for Admission of Foreign Investment (2020 Version), or the Negative List, replaced 2019 Version of the Negative List. Industries listed in the Negative List are divided into two categories: restricted and prohibited. Industries not listed in the Negative List are generally deemed as constituting a third “permitted” category. Establishment of wholly foreign-owned enterprises is generally allowed in permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Negative List are generally open to foreign investment unless specifically restricted by other PRC regulations.

Though the business we conduct through our variable interest entity is not within the category in which foreign investment is currently restricted or prohibited under the Negative List or other PRC Laws, we expect that in the future Jiangsu Yanggu will engage in marketing survey services for online marketplaces. Marketing survey services are within the category in which foreign investment is restricted pursuant to the Negative List. In addition, we intend to centralize our management and operation in the PRC to avoid being restricted from conducting certain business activities which are important for our current or future business but are currently restricted or might be restricted in the future. As such, we believe the agreements between the WFOE and our variable interest entity are necessary and essential for our business operations. These contractual arrangements with our variable interest entity and its shareholders enable us to exercise effective control over the variable interest entities and hence consolidate their financial results as our VIE.

PRC Laws and Regulations relating to Wholly Foreign-owned Enterprises

The establishment, operation and management of corporate entities in China are governed by the PRC Company Law, which was promulgated by the Standing Committee of the National People’s Congress on December 29, 1993 and became effective on July 1, 1994. It was last amended on October 26, 2018 and the amendments became effective on the same day. Under the PRC Company Law, companies are generally classified into two categories, namely, limited liability companies and joint stock limited companies. The PRC Company Law also applies to limited liability companies and joint stock limited companies with foreign investors. Where there are otherwise different provisions in any law on foreign investment, such provisions shall prevail. The Law of the PRC on Wholly Foreign-invested Enterprises was promulgated and became effective on April 12, 1986, and was last amended and became effective on October 1, 2016. The Implementing Regulations of the PRC Law on Foreign-invested Enterprises were promulgated by the State Council on October 28, 1990. They were last amended on February 19, 2014 and the amendments became effective on March 1, 2014. The Provisional Measures on Administration of Filing for Establishment and Change of Foreign Investment Enterprises were promulgated by MOFCOM and became effective on October 8, 2016, and were last amended on July 20, 2017 with immediate effect. The above-mentioned laws formed the legal framework for the PRC Government to regulate the WFOEs. These laws and regulations governed the establishment, modification, including changes to registered capital, shareholders, corporate form, merger and split, dissolution and termination of the WFOEs before January 1, 2020. On January 1, 2020, the Law of the PRC on Wholly Foreign-invested Enterprises and the Implementing Regulations of the PRC Law on Foreign-invested Enterprises were abolished by the Foreign Investment Law and its implementing rules, the Provisional Measures on Administration of Filing for Establishment and Change of Foreign Investment Enterprises was replaced by the Measures of Foreign Investment Information Report promulgated by MOFCOM on December 30, 2019 (effective as of January 1, 2020).

According to the above regulations, a WFOE should get approval by or filed with MOFCOM before its establishment and operation. Nanjing Rongke Business Consulting Service Co., Ltd. is a WFOE since established, and has filed with the local administration of MOFCOM. Its establishment and operation are in compliance with the above-mentioned laws.

PRC Laws and Regulations Related to Art Trading and Related Service Industry

PRC Law relating to Property Rights

The Property Right Law of the People’s Republic of China was released on March 16, 2007 and became effective on October 1, 2007. According to the Property Right Law, the creation and transfer of property rights in movable property shall be effective upon delivery. But if the parties have agreed that the transferor may continue to take possession of the property, the property right shall be effective when the agreement takes effect. According to our Trading Rules, the owner of collectibles or artworks shall entrust our cooperative warehousing company to hold and transport the collectibles or artworks sold on our platform. In practice, the winning bidder will receive delivery of the order on our platform after bid closing, and can collect the collectibles or artwork at the cooperative warehousing company by showing the delivery order. The delivery order is treated as the agreement between the owner of the collectibles or artwork and the bid winner to transfer the property rights in the collectibles or artwork. Accordingly, upon the winning bidder’s receipt of the delivery order, the winning bidder owns the property rights of the collectibles or artworks purchased on our platform.

PRC Laws and Regulations relating to Trading Exchange

According to “Decision Of The State Council On Cleaning Up And Rectifying Various Trading Places And Taking Effective Precautions Against Financial Risks” (“Decision No. 38”) promulgated by the State Council of the PRC on November 11, 2011 and effective on the same day, and “Opinions Of The General Office Of The State Council On The Implementation Of The Clean-Up And Rectification Of Various Trading Venues” (“Opinion No. 37”) promulgated by the General Office of the State Council of the PRC on July 12, 2012 and effective on the same day, any trading places and their branches that violate any of the following provisions shall be cleaned up and rectified. Such parties must not

(1) Divide any equity into equal shares for public offering. An “equal share public offering” is when a trading place uses its services and facilities to divide its equity into equal shares and sell them to investors. The relevant provisions of the company law and the securities law shall apply to the public issuance of shares by a joint stock company.

(2) Adopt centralized trading. The “centralized trading methods” referred to in this opinion include collective bidding, continuous bidding, electronic matching, anonymous trading, market makers and other trading methods, except for agreement transfers and legal auctions.

(3) Continuously list and trade the rights and interests in accordance with standardized trading units. The “standardized trading unit” referred to in this opinion refers to the minimum trading unit set for other equities other than equity, and trading at the minimum trading unit or integer multiples thereof. “Continuous listing transaction” refers to listing and selling the same trading variety within 5 trading days after buying or listing, and buying the same trading variety within 5 trading days after selling.

(4) Have a cumulative number of equity holders exceeding 200. Except as otherwise provided for by laws and administrative regulations, the cumulative number of actual holders of any equity shall not exceed 200 during the term of the company’s existence, no matter the link by the way of issuance or transfer.

(5) Carry out standardized contract trading by centralized trading. The “standardized contract” referred to in this opinion includes two situations: one is a unified contract established by the trading place with fixed terms other than price, which stipulates the delivery of a certain amount of the subject matter at a certain time and place in the future. The other is a contract made by the exchange that gives the buyer the right to buy or sell the agreed subject matter at a specified price at a certain time in the future.

(6) Without the approval of the relevant financial administrative department of the state council, establish either trading places for the trading of financial products such as insurance, credit and gold, or use any other existing trading places for the trading of financial products such as insurance, credit and gold.

Additionally, according to “Notice Concerning The Issuance Of Minutes Of The Special Session On The Clean-Up And Rectification Of Stamp And Commemorative Coins Trading Places” promulgated by the Office of the Joint Meeting on August 2, 2017, any stamps, coins and magcards using a stock issuance-like model to trading places mainly trading stamps by a concentrated bidding and “T+0” transaction method should cease to operate. The stamps, coins and magcards being illegally traded must be made off-line in time. Trading places which have ceased operations shall not re-start operating unless they obtain approval from the provincial government and complete the required filing with the Joint Meeting. Provincial governments should re-evaluate the necessity of transactions of stamps, coins and magcards, considering the development and interests of the economic society, as well as risks, efficiencies and costs. Provided that a provincial government does considers it necessary to maintain transactions of stamps, coins and magcards, the provincial government may appoint a stamps, coins and magcards exchange to organize stamps, coins and magcards transactions by way of transfer of property through agreements. Such exchange must have obtained permission from the provincial government, passed the examination and acceptance check of provincial government and completed filings at relevant joint meetings. In addition, such exchange must be in strict compliance with Decision No.38 and Opinion No.37, shall not adopt or allow concentrated bidding or other types of centralized trading, and the interval between sale and purchase of a same commodity shall not be less than 5 trading days.

Measures Of Jiangsu Province On The Supervision And Administration Of Trading Places (Amendment) (“Jiangsu Trading Places Measures”) released by the Financial Office of Jiangsu Provincial People’s Government (“Jiangsu Financial Office”) on July 24, 2015, according to which, the trading places engaging in rights and interests trading and bulk commodity trading, including the branches established in Jiangsu province with a main exchange located in another province, with the exception of trading places only engaged in physical transactions such as vehicles and real estate, should be subject to the Jiangsu Trading Places Measures. The establishment of trading places with RMB 30,000,000 (approximately $430,000) minimum paid-in capital in Jiangsu shall be approved by the Jiangsu Financial office. The approved trading place must have at least five shareholders, two of which should be legal persons. The largest shareholder should be a legal person contributing not less than 20% of the total registered capital of the approved trading place. The net assets at the end of the previous year of the largest shareholder must not be less than RMB 100 million (approximately $14 million) and the net profit from the most recent three fiscal years should be positive, without unrecoverable loss at the end of the most recent period.

Additionally, there is a Notice On Further Strengthening The Supervision Of All Kinds Of Trading Places In The Province, released by Jiangsu Financial Office on July 25, 2016, according to which, the “accredited investor” in any trading place should meet the following criteria and provide assets proof when opening an account:

(1) The investor’s the available fund balance at the time of opening an escrow account shall not be less than RMB 500,000 (approximately $70,000); and

(2) The market value of the investor’s assets shall not be less than RMB 2 million (approximately $290,000).

Also, all of the trading places in Jiangsu must use Jiangsu Exchange Depository and Clearing Co., Ltd. (“JS Clearing”) to register investors and investment information and settle investors’ funds.

Regulations on Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including copyrights, patents, trademarks and domain names.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC promulgated in February 2010 which took effect in April 2010 (the “Copyright Law”), and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software of legal persons is 50 years and ends on December 31 of the 50th year from the date of first publishing of the software.

Patent. The Patent Law of the PRC promulgated in December 2008, which became effective in October 2009, provides for patentable inventions, utility models and designs. An invention or utility model for which patents may be granted shall have novelty, creativity and practical applicability. The State Intellectual Property Office under the State Council is responsible for examining and approving patent applications. The protection period is 20 years for inventions and 10 years for utility models and designs, all of which commence from the date of application of patent rights.

Trademark. The Trademark Law of the PRC promulgated in August 2013 which took effect in May 2014 (the “Trademark Law”) and it was last amended on April 23, 2019 and the amendments became effective on November 11, 2019. Its implementation rules protect registered trademarks. The Trademark Office of National Intellectual Property Administration, PRC, formerly the PRC Trademark Office of the State Administration of Market Regulation is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. The validity period of registered trademarks is 10 years from the date of approval of trademark application, and may be renewed for another 10 years provided relevant application procedures have been completed within 12 months before the end of the validity period.

Domain Name. Domain names are protected under the Administrative Measures for the Internet Domain Names of the PRC promulgated by the Ministry of Industry and Information Technology of the PRC effective on December 20, 2004 and the Administrative Measures for Internet Domain Names promulgated by MIIT, effective on November 1, 2017 (the “Domain Name Measures”). MIIT is the major regulatory body responsible for the administration of the PRC internet domain names. The Domain Names Measures has adopted a “first-to-file” principle with respect to the registration of domain names.

PRC Laws and Regulations Relating to Merger and Acquisition

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The application of the M&A Rules remains unclear. Our PRC counsel has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval should not be required for the listing and trading of our ordinary shares on NASDAQ in the context of this offering, given that: (i) we established our PRC subsidiary, the WFOE, by means of direct investment rather than by merger with or acquisition of PRC domestic companies; and (ii) no explicit provision in the M&A Rules classifies the respective contractual arrangements between the WFOE, Jiangsu Yanggu and its shareholders as a type of acquisition transaction falling under the M&A Rules.

PRC Laws and Regulations Relating to Foreign Exchange

General administration of foreign exchange

The principal regulation governing foreign currency exchange in the PRC is the Administrative Regulations of the PRC on Foreign Exchange (the “Foreign Exchange Regulations”), which were promulgated on January 29, 1996, became effective on April 1, 1996 and were last amended on August 5, 2008. Under these rules, Renminbi is generally freely convertible for payments of current account items, such as trade- and service-related foreign exchange transactions and dividend payments, but not freely convertible for capital account items, such as capital transfer, direct investment, investment in securities, derivative products or loans unless prior approval by competent authorities for the administration of foreign exchange is obtained. Under the Foreign Exchange Regulations, foreign-invested enterprises in the PRC may purchase foreign exchange without the approval of SAFE to pay dividends by providing certain evidentiary documents, including board resolutions, tax certificates, or for trade- and services-related foreign exchange transactions, by providing commercial documents evidencing such transactions.

Circular No. 75, Circular No. 37 and Circular No. 13

Circular 37 was released by SAFE on July 4, 2014 and abolished Circular 75 which had been in effect since November 1, 2005. Pursuant to Circular 37, a PRC resident should apply to SAFE for foreign exchange registration of overseas investments before it makes any capital contribution to a special purpose vehicle, or SPV, using his or her legitimate domestic or offshore assets or interests. SPVs are offshore enterprises directly established or indirectly controlled by domestic residents for the purpose of investment and financing by utilizing domestic or offshore assets or interests they legally hold. Following any significant change in a registered offshore SPV, such as capital increase, reduction, equity transfer or swap, consolidation or division involving domestic resident individuals, the domestic individuals shall amend the registration with SAFE. Where an SPV intends to repatriate funds raised after completion of offshore financing to the PRC, it shall comply with relevant PRC regulations on foreign investment and foreign debt management. A foreign-invested enterprise established through return investment shall complete relevant foreign exchange registration formalities in accordance with the prevailing foreign exchange administration regulations on foreign direct investment and truthfully disclose information on the actual controller of its shareholders.

If any shareholder who is a PRC resident (as determined by the Circular No. 37) holds any interest in an offshore SPV and fails to fulfil the required foreign exchange registration with the local SAFE branches, the PRC subsidiaries of that offshore SPV may be prohibited from distributing their profits and dividends to their offshore parent company or from carrying out other subsequent cross-border foreign exchange activities. The offshore SPV may also be restricted in its ability to contribute additional capital to its PRC subsidiaries. Where a domestic resident fails to complete relevant foreign exchange registration as required, fails to truthfully disclose information on the actual controller of the enterprise involved in the return investment or otherwise makes false statements, the foreign exchange control authority may order them to take remedial actions, issue a warning, and impose a fine of less than RMB 300,000 (approximately $43,000) on an institution or less than RMB 50,000 (approximately $7,000) on an individual.

Circular 13 was issued by SAFE on February 13, 2015, and became effective on June 1, 2015. Pursuant to Circular 13, a domestic resident who makes a capital contribution to an SPV using his or her legitimate domestic or offshore assets or interests is no longer required to apply to SAFE for foreign exchange registration of his or her overseas investments. Instead, he or she shall register with a bank in the place where the assets or interests of the domestic enterprise in which he or she has interests are located if the domestic resident individually seeks to make a capital contribution to the SPV using his or her legitimate domestic assets or interests; or he or she shall register with a local bank at his or her permanent residence if the domestic resident individually seeks to make a capital contribution to the SPV using his or her legitimate offshore assets or interests.

As of the date of this registration statement, the individual shareholders of Jiangsu Yanggu known as Chinese citizens, who also owned our shares, have completed registrations in accordance with Circular 37.

Circular 19 and Circular 16

Circular 19 was promulgated by SAFE on March 30, 2015, and became effective on June 1, 2015. According to Circular 19, foreign exchange capital of foreign-invested enterprises shall be granted the benefits of Discretional Foreign Exchange Settlement (“Discretional Foreign Exchange Settlement”). With Discretional Foreign Exchange Settlement, foreign exchange capital in the capital account of a foreign-invested enterprise for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau, or for which book entry registration of monetary contribution has been completed by the bank, can be settled at the bank based on the actual operational needs of the foreign-invested enterprise. The allowed Discretional Foreign Exchange Settlement percentage of the foreign exchange capital of a foreign-invested enterprise has been temporarily set to be 100%. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if a foreign-invested enterprise needs to make any further payment from such account, it will still need to provide supporting documents and to complete the review process with its bank. Furthermore, Circular 19 stipulates that foreign-invested enterprises shall make bona fide use of their capital for their own needs within their business scopes. The capital of a foreign-invested enterprise and the Renminbi if obtained from foreign exchange settlement shall not be used for the following purposes:

●	directly or indirectly used for expenses beyond its business scope or prohibited by relevant laws or regulations;
●	directly or indirectly used for investment in securities unless otherwise provided by relevant laws or regulations;
●	directly or indirectly used for entrusted loan in Renminbi (unless within its permitted scope of business), repayment of inter-company loans (including advances by a third party) or repayment of bank loans in Renminbi that have been sub-lent to a third party; and
●	directly or indirectly used for expenses related to the purchase of real estate that is not for self-use (except for foreign-invested real estate enterprises).

Circular 16 was issued by SAFE on June 9, 2016. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange capital items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis applicable to all enterprises registered in the PRC. Circular 16 reiterates the principle that an enterprise’s Renminbi converted from foreign currency denominated capital may not be directly or indirectly used for purposes beyond its business scope or purposes prohibited by PRC laws or regulations, and such converted Renminbi shall not be provided as loans to nonaffiliated entities.

Circulars 16 and 19 address foreign direct investments into the PRC, and stipulate the procedures applicable to foreign exchange settlement. If and when proceeds in foreign currency raised in this offering are settled to RMB, our WFOE would be subject to Circular 19 or Circular 16.

Dividend distribution

The Foreign Investment Law, promulgated in March 15, 2019 and became effective on January 1, 2020, and the Implementation Regulations for the Foreign Investment Law, promulgated in December 26, 2019 and became effective on January 1, 2020, are the key regulations governing distribution of dividends of foreign-invested enterprises.

According to these regulations, a wholly foreign-owned enterprise in China, or a WFOE, may pay dividends only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a WFOE is required to allocate at least 10% of its accumulated after-tax profits each year, if any, to statutory reserve funds unless its reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends. The proportional ratio for withdrawal of rewards and welfare funds for employees shall be determined at the discretion of the WFOE. Profits of a WFOE shall not be distributed before the losses thereof before the previous accounting years have been made up. Any undistributed profit for the previous accounting years may be distributed together with the distributable profit for the current accounting year.

Pursuant to the SAFE’s Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, issued and effective on July 4, 2014, and its appendices, PRC residents, including PRC institutions and individuals, must register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interest in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, including but not limited to increases or decreases of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event.

In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making distributions of profit to the offshore parent and from carrying out subsequent cross-border foreign exchange activities and the special purpose vehicle may be restricted in their ability to contribute additional capital into its PRC subsidiary. And, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion, including (i) up to 30% of the total amount of foreign exchange remitted overseas and deemed to have been evasive and (ii) in circumstances involving serious violations, a fine of no less than 30% of and up to the total amount of remitted foreign exchange deemed evasive. Furthermore, the persons-in-charge and other persons at our PRC subsidiaries who are held directly liable for the violations may be subject to criminal sanctions. These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions and share transfer that we make in the future if our shares are issued to PRC residents. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.”

PRC Laws and Regulations relating to Taxation

Enterprise Income Tax

The Enterprise Income Tax Law of the People’s Republic of China (the “EIT Law”) was promulgated by the Standing Committee of the National People’s Congress on March 16, 2007 and became effective on January 1, 2008, and was most recently amended on December 29, 2018 (also the effective date). The Implementation Rules of the EIT Law (the “Implementation Rules”) were promulgated by the State Council on December 6, 2007 and became effective on January 1, 2008. According to the EIT Law and the Implementation Rules, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises shall pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC shall pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises whose incomes having no substantial connection with their institutions in the PRC, shall pay enterprise income tax on their incomes obtained in the PRC at a reduced rate of 10%.

The Arrangement between China Mainland and Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Arrangement”) was promulgated by the State Administration of Taxation (“SAT”) on August 21, 2006 and came into effect on December 8, 2006. According to the Arrangement, a company incorporated in Hong Kong will be subject to withholding tax at the lower rate of 5% on dividends it receives from a company incorporated in the PRC if it holds a 25% interest or more in the PRC company. The Notice on the Understanding and Identification of the Beneficial Owners in the Tax Treaty (the “Notice”) was promulgated by SAT and became effective on October 27, 2009. According to the Notice, a beneficial ownership analysis will be used based on a substance-over-form principle to determine whether or not to grant tax treaty benefits.

The WFOE and Jiangsun Yanggu are resident enterprises and pay EIT tax at the rate of 25% in PRC. It is more likely than not that the Company and its offshore subsidiary would be treated as a non-resident enterprise for PRC tax purposes. Please see Section of “Taxation - People’s Republic of China Enterprise Taxation”.

Value-added Tax

The Provisional Regulations on Value-Added Tax of the PRC (the “VAT Regulations”) were promulgated by the State Council on December 13, 1993 and took effect on January 1, 1994, which were last amended on November 19, 2017. The Rules for the Implementation of the Provisional Regulations on Value Added Tax of the PRC (the “Rules”) were promulgated by the Ministry of Finance (“MOF”) on December 25, 1993 and were last amended on October 28, 2011. Pursuant to the VAT Regulations and the Rules, entities or individuals in the PRC engaged in the sale of goods, the provision of processing, repairs and replacement services and the importation of goods are required to pay VAT, on the value added during the course of the sale of goods or provision of services. Unless otherwise specified, the applicable VAT rate for the sale or importation of goods and provision of processing, repair and replacing services is 17%. On April 4, 2018, the Ministry of Finance and the SAT jointly issued the Notice of Adjustment of Value-added Tax Rates which declared that the VAT tax rate in regard to the sale of goods, provision of processing, repairs and replacement services and importation of goods into China shall be reduced to 16% from May 1, 2018. According to the VAT Regulations and the Rules, the VAT rate for sale of services and sale of intangible properties is 6% unless otherwise specified.

The SAT and the MOF jointly promulgated the Circular on Comprehensively Promoting the Pilot Program of the Collection of Valued-added Tax in lieu of Business Tax on March 23, 2016, which became effective on 1 May 2016. Pursuant to this new circular, entities and individuals shall pay VAT at a rate of 6% for any taxable activities unless otherwise stipulated.

According to the above-regulations, our PRC subsidiaries and consolidated affiliated entities are generally subject to a 6% VAT rate.

Dividend Withholding Tax

The Enterprise Income Tax Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes (“Double Tax Avoidance Arrangement”) and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties (the “SAT Circular 81”) issued on February 20, 2009 by SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT and took effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements

PRC Laws and Regulations relating to Employment and Social Welfare

Labor Law of the PRC

Pursuant to the Labor Law of the PRC, which was promulgated by the Standing Committee of the NPC on July 5, 1994 with an effective date of January 1, 1995 and was last amended on December 29, 2018 and the Labor Contract Law of the PRC, which was promulgated on June 29, 2007, became effective on January 1, 2008 and was last amended on December 28, 2012, with the amendments coming into effect on July 1, 2013, enterprises and institutions shall ensure the safety and hygiene of a workplace, strictly comply with applicable rules and standards on workplace safety and hygiene in China, and educate employees on such rules and standards.

Furthermore, employers and employees shall enter into written employment contracts to establish their employment relationships. Employers are required to inform their employees about their job responsibilities, working conditions, occupational hazards, remuneration and other matters with which the employees may be concerned. Employers shall pay remuneration to employees on time and in full accordance with the commitments set forth in their employment contracts and with the relevant PRC laws and regulations. Jiangsu Yanggu has entered into written employment contracts with all of the employees and performed its obligations required under the relevant PRC laws and regulations.

Social Insurance and Housing Fund

Pursuant to the Social Insurance Law of the PRC, which was promulgated by the Standing Committee of the NPC on October 28, 2010 and became effective on July 1, 2011, and was last amended on December 29, 2018, with the amendments coming into effect on the same day, employers in the PRC shall provide their employees with welfare schemes covering basic pension insurance, basic medical insurance, unemployment insurance, maternity insurance, and occupational injury insurance. Without force majeure reasons, employers must not suspend or reduce their payment of social insurance for employees, otherwise, competent governmental authorities will have the power to enforce employers to pay up social insurance within a prescribed time limit, and a fine of 0.05% of the unpaid social insurance will be charged on the part of the employers per day commencing from the first day of default. Provided that the employers still fail to make the payment within the prescribed time limit, a fine of over one time and up to three times of the unpaid sum of social insurance will be charged.

In accordance with the Regulations on Management of Housing Provident Fund, which were promulgated by the State Council on April 3, 1999 and last amended on March 24, 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time. Employers must not suspend or reduce the payment of house provident funds for their employees. Under the circumstances where financial difficulties do exist due to which an employer is unable to pay or pay up house provident funds, permission of labor union of the employer and approval of the local house provident funds commission must first be obtained before the employer can suspend or reduce their payment of house provident funds. Where an employer does not open accounts of house provident funds for its employees, the relevant authorities will have the power to demand such employer to do so within a prescribed period, failure of which can result in a fine of over RMB 10,000 (approximately $1,500) and up to RMB 50,000 (approximately $7,000) charged on the employer. Moreover, under the cases where competent authorities have given notice to the employer for paying up house provident funds but the employer still fails to do so, an application for enforcement can be filed to the court in this regard.

PRC Laws and Regulations Related to internet information security and privacy protection

Cybersecurity Law of the PRC

On November 7, 2016, the Standing Committee of the National People’s Congress of the PRC (the “NPC”) promulgated the Cybersecurity Law of the PRC (“Cybersecurity Law”) which became effective on June 1, 2017. Under this law, network operators must provide cybersecurity protection and protect the integrity, confidentiality and availability of network data. The Cybersecurity Law also standardizes the collection and usage of personal information and requires network operators to protect users’ privacy security. If a network operator violates the Cybersecurity Law, it can face various penalties, including but not limited to warning, confiscation of illegal earnings, suspension of related business, winding up for rectification, shutting down its websites, and revocation of its business license or relevant permits, all of which may be imposed by the relevant authority, along with fines of up to RMB 1 million (approximately $145,985) depending on the severity of the circumstances.

Measures for Personal Information Cross-Border Transfer Safety Assessment (Public Draft)

On June 13, 2019, the State Internet Information Office of the PRC issued a public comment draft of Private Information Cross-Border Transfer Safety Assessment Measures (“Personal Information Safety Measures (Public Draft)”) which will be enforced by the relevant provincial network information office once it becomes effective. The Personal Information Safety Measures (Public Draft) is formulated in accordance with the Cybersecurity Law and it requires that before the personal information can be transferred out of China, the network operator shall report its request for safety assessment to the provincial network information office, and such office shall complete the safety assessment, typically within 15 working days. A new security assessment shall be carried out every two years, or in the event of a change in purpose of the cross-border transfer of personal information or a change in the type or overseas storage period of such information. Any relevant network information office has the authority to suspend or termination the personal information transfer activities from any network operators, if any of the following situations occur: (i) the network operators or receivers experience a severe data leakage, data abuse and other similar events; (ii) the individuals who provide personal information are unable to protect his/her legitimate rights and interests; or (iii) the network operators or receivers are not capable of protecting personal information safety.

Hong Kong Regulations

As we provide trading service business in Hong Kong, our business operations are subject to various regulations and rules promulgated by the Hong Kong government. The following is a brief summary of the Hong Kong laws and regulations that currently and materially affect our business. This section does not purport to be a comprehensive summary of all present and proposed regulations and legislation relating to the industries in which we operate.

Hong Kong Laws and Regulations relating to Protection of Personal Data

Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (“PDPO”), which came into full effect in Hong Kong in 1996 aims to protect the privacy of individuals of their personal data. The PDPO imposes a statutory duty on data users to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

●	Principle 1 — purpose and manner of collection of personal data;
●	Principle 2 — accuracy and duration of retention of personal data;
●	Principle 3 — use of personal data;
●	Principle 4 — security of personal data;
●	Principle 5 — information to be generally available; and
●	Principle 6 — access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data (the “Privacy Commissioner”). The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention. A data user who contravenes an enforcement notice commits an offence which may lead to a fine and imprisonment.

The PDPO also gives data subjects certain rights, inter alia:

●	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;
●	if the data user holds such data, to be supplied with a copy of such data; and
●	the right to request correction of any data they consider to be inaccurate.

The PDPO criminalizes, including but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request and the unauthorized disclosure of personal data obtained without the relevant data user’s consent.

Hong Kong Laws and Regulations relating to Trade Description

Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong) (“TDO”), which came into full effect in Hong Kong on April 1, 1981 aims to prohibit false or misleading trade description and statements to goods and services provided to the customers during or after a commercial transaction. Pursuant to the TDO, any person in the course of any trade or business applies a false trade description to any goods or supply or offers to supply them commits an offence and a person also commits the same offence if he/she is in possession for sale or for any purpose of trade or manufacture of any goods with a false description. The TDO also provides that traders may commit an offence if they engage in a commercial practice that has a misleading omission of material information of the goods, an aggressive commercial practice, involves bait advertising, bait and switch or wrong acceptance of payment.

Hong Kong Laws and Regulations relating to Sales of Goods

Pursuant to Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong) (“SOGO”), which came into full effect in Hong Kong on August 1, 1896, in every contract of sale, there is an implied warranty that the goods are free, and will remain free until the time when the property is to pass, from any charge or encumbrance not disclosed or known to the buyer before the contract is made and that the buyer will enjoy quiet possession of the goods except so far as it may be disturbed by the owner or other person entitled to the benefit of any charge or encumbrance so disclosed or known. The SOGO provides that there is an implied condition that the goods shall correspond with the description where there is a contract for the sale of goods by description, and there is any implied condition or warranty as to the quality or fitness for any particular purpose of goods supplied under a contract of sale. Where the seller sells goods in the course of a business, there is an implied condition that the goods supplied under the contract are of merchantable quality.

Hong Kong Laws and Regulations relating to Supply of Services

Pursuant to Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong) (“SSITO”), which came into full effect in Hong Kong on October 21, 1994, in a contact for the supply of a service where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill. The SSITO provides that where, under a contract for the supply of a service by a supplier acting in the course of a business, the time for the service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Hong Kong Laws and Regulations relating to Exemption Clauses in a Contract

Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong) (“CECO”), which came into full effect in Hong Kong on December 1, 1990 aims to limit the scope where the seller may limit its liability via the terms of the contracts. The CECO provides that unless the concerned terms satisfy the test of reasonableness, a person dealing as consumer cannot by reference to any contract term be made to indemnify another person (whether a party to the contract or not) in respect of liability that may be incurred by the other for negligence or breach of contract.

Hong Kong Laws and Regulations relating to Import or Export of Endangered Species of Animals and Plants

Pursuant to Protection of Endangered Species of Animals and Plants Ordinance (Chapter 586 of the Laws of Hong Kong), which came into full effect in Hong Kong on December 1, 2006, any person who imports, exports or in possession or control of Appendix I species may commit an offence and may be subject to a fine and imprisonment.

Hong Kong Laws and Regulations relating to Obscene and Indecent Article

Pursuant to Control of Obscene and Indecent Articles Ordinance (Chapter 390 of the Laws of Hong Kong) (“COIAO”), which came into full effect in Hong Kong on September 1, 1987, any person who publishes, possesses for the purpose of publication or imports for the purpose of the publication, any obscene article, whether or not he knows that it is an obscene article, may commit an offence and may be liable for a fine and imprisonment. The COIAO provide that it may be an offence to publish any indecent article without sealing such articles in wrappers and displaying a notice as prescribed by the COIAO. It may also be an offence to publish any indecent article to a person under 18, whether or not it is known that it is an indecent article or that such person is under 18.

Hong Kong Laws and Regulations relating to Copyright

Copyright Ordinance (Chapter 528 of the Laws of Hong Kong) (“Copyright Ordinance”), which came into full effect in Hong Kong on July 13, 2001 provides comprehensive protection for recognized categories of work including artistic work. The Copyright Ordinance restricts certain acts such as copying and/or issuing or making available copies to the public of a copyright work without the authorization from the copyright owner as it may constitute primary infringement. The Copyright Ordinance provides that a person may also incur liability for secondary infringement if that person possesses, sells, distributes or deals with a copy of a work which is, and which he knows or has reason to believe to be, an infringing copy of work for the purposes of or in the course of any trade or business without the consent of the copyright owner.

Hong Kong Laws and Regulations relating to Competition

Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (“Competition Ordinance”), which came into full effect in Hong Kong on December 14, 2015 prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting or distorting competition in Hong Kong. The key prohibitions include (i) prohibition of agreements between businesses which have the object or effect of preventing, restricting or distorting competition in Hong Kong; and (ii) prohibiting companies with a substantial degree of market power from abusing their power by engaging in conduct that has the object or effect of preventing, restricting or distorting competition in Hong Kong. The penalties for breaches of the Competition Ordinance include, but are not limited to, financial penalties of up to 10% of the total gross revenues obtained in Hong Kong for each year of infringement, up to a maximum of three years in which the contravention occurs.

Hong Kong Laws and Regulations relating to Employment

Pursuant to Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (“EO”), which came into full effect in Hong Kong on September 27, 1968, all employees covered by the EO are entitled to basic protection under the EO including but not limited to payment of wages, restrictions on wages deductions and the granting of statutory holidays.

Pursuant to Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPFSO”), which came into full effect in Hong Kong on December 1, 2000, every employer must take all practicable steps to ensure that the employee becomes a member of a Mandatory Provident Fund (MPF) scheme. An employer who fails to comply with such a requirement may face a fine and imprisonment. The MPFSO provides that an employer who is employing a relevant employee must, for each contribution period, from the employer’s own funds, contribute to the relevant MPF scheme the amount determined in accordance with the MPFSO.

Pursuant to Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“ECO”), which came into full effect in Hong Kong on December 1, 1953, all employers are required to take out insurance policies to cover their liabilities under the ECO and at common law for injuries at work in respect of all of their employees. An employer failing to do so may be liable to a fine and imprisonment.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Mun Wah Wan	47	Chairman of the Board of Directors
Lijia Ni	36	Chief Financial Officer
Yi Shao	32	Chief Executive Officer and Director
Y. Tristan Kuo(1)(2)(3)	65	Independent Director
Xiaobing Liu(1)(2)(3)	58	Independent Director
Bennet P. Tchaikovsky(1)(2)(3)	51	Independent Director

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Corporate Governance and Nominating Committee.

Biography

Mun Wah (Lewis) Wan

Mr. Wan was appointed as a member of our board of directors on April 18, 2019 and Chairman of our Board of Directors on May 10, 2019. Since February 2007, Mr. Wan has served as Chairman of the Board of Directors of HKFAEx Group Limited, one of our principal shareholders, a Hong Kong corporation and securities dealer which is licensed by the Hong Kong Securities and Futures Commission to carry on the regulated activities of dealing in securities, advising on securities and asset management, and Mr. Wan is also the sole shareholder of The Pride Group Holdings Limited, which owns 100% equity interest of HKFAEx Group Limited. Since December 2012, Mr. Wan has served as a Visiting Professor of Beijing University of International Business & Economics. Since February 2013, Mr. Wan has served as Committee Member of Hong Kong Securities and Investment Institute. Since 2008, Mr. Wan has serviced as the Vice President and Chairman of China Investment Committee of the China Hong Kong International Economic Trading Association. From August 2004 to February 2007, Mr. Wan was the Director and Chief Investment Officer of Marco Polo Investments Group Limited. From September 1997 to August 2004, Mr. Wan worked at the Financial Services Division of PricewaterhouseCoopers.

Mr. Wan received his Bachelor Degree of Business Administration, majoring in Finance, from the Hong Kong University of Science and Technology in November 1997. Mr. Wan is a senior fellow of the Hong Kong Securities and Investment Institute, a fellow of the Hong Kong Institute of Certified Public Accountants and a fellow of the Association of Chartered Certified Accountants. We believe that Mr. Wan’s extensive experience and leadership in the investment, business and corporate management will benefit the Company’s operations and qualifies him to serve as the chairman of our board of directors.

Yi Shao

Mr. Shao was appointed as a member of our board of directors on April 18, 2019 and as our Chief Executive Officer on May 10, 2019. From October 2018 to March 2019, Mr. Shao served as the General Manager of Jiangsu Yanggu Culture Development Co., Ltd. From October 2017 to September 2018, Mr. Shao served as the deputy general manager of Jiangsu Dahe Live Network Technology Co., Ltd. From October 2015 to October 2017, Mr. Shao worked as a project manager at Nanjing Cultural and Artwork Property Exchange Co., Ltd. From June 2013 to October 2015, Mr. Shao worked as a software developer at Marvell Electronic Technology Co., Ltd. Mr. Shao received his Bachelor Degree of electronic information science and technology from Nanjing University in 2010 and his Master Degree of biomedical engineering from Nanjing University in 2013. We believe that Mr. Shao’s extensive experience in art industry, market development and corporate management will benefit the company’s operations and management and make him an important member of the board of directors and its committees.

Lijia (Fiona) Ni

Ms. Ni was appointed as our Chief Financial Officer on May 10, 2019. From March 2019 to May 2019, Ms. Ni served as the Financial Controller of Jiangsu Yanggu Culture Development Co., Ltd. From July 2017 to February 2019, Ms. Ni served as General Manager of Jinling Cultural Property Rights Exchange Co., Ltd. and she was the Financial Controller and Assistant to the General Manager of Jinling Cultural Property Rights Exchange Co., Ltd. from July 2015 to June, 2017. From July 2014 to July 2015, Ms. Ni served as the Financial Controller of the Art Business Unit of Dahe Investment Holding Group Co., Ltd., a well-known advertising company in China. From June 2008 to May 2014, Ms. Ni worked as an Audit Manager at Nanjing Branch of KPMG (China) Enterprise Consulting Co., Ltd. and participated in the initial public offerings of A shares and H shares listings in China. Ms. Ni received her Bachelor Degree in accounting from Nanjing University in China in 2005 and her Master’s Degree in accounting from the University of Birmingham, UK in 2007.

Bennet P. Tchaikovsky

Mr. Tchaikovsky was appointed as a member of our board of directors on January 15, 2020. Since August 2014, Mr. Tchaikovsky has been a full time Professor at Irvine Valley College. From August 2018 to May 2019, Mr. Tchaikovsky was a part-time instructor at Chapman University. From November 2013 to August 2019, Mr. Tchaikovsky served as a board member and chairman of the audit committee of Ener-Core, Inc. (OTC: ENCR). From August 2013 to May 2014, Mr. Tchaikovsky was a part-time faculty member of Irvine Valley College and a part-time faculty member of Pasadena City College. Mr. Tchaikovsky has served as a director of China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) from August 2011 to January 2013 and as its chief financial officer from September 2009 to July 2011. From April 2010 to August 2013, Mr. Tchaikovsky has served as chief financial officer of VLOV, Inc. From May 2008 to April 2010, Mr. Tchaikovsky has served as chief financial officer of Skystar Bio-Pharmaceutical Company. From March 2008 to November 2009, Mr. Tchaikovsky served as a director of Ever-Glory International Group (NASDAQ: EVK) and served on the audit committee as chairman and on the compensation committee as a member. Mr. Tchaikovsky received his Juris Doctorate degree from Southwestern University School of Law in December 1996 and his Bachelor of Arts degree in Business Economics from University of Californian at Santa Barbara in August 1991. Mr. Tchaikovsky is a licensed Certified Public Accountant in California and is an active member of the California State Bar. We believe that Mr. Tchaikovsky’s extensive experience in accounting and business will benefit the Company’s business and operations and make him a valuable member of the board of directors and its committees.

Y. Tristan Kuo

Mr. Kuo was appointed as a member of our board of directors on November 1, 2019.  Since April 2017, Mr. Kuo has served as Chief Financial Officer of Aerkomm Inc. (EuroNext-Paris: AKOM, OTCQX: AKOM). From April 2016 to February 2020, Mr. Kuo served as Vice President of Investor Relations and Board Secretary of Nutrastar International, Inc. From August 2015 to April 2017, Mr. Kuo served as Chief Financial Officer of Success Holding Group International, Inc. From December 2014 to August 2015, Mr. Kuo served as Chief Financial Officer and Chief Information Officer of Tatum. From August 2014 to May 2015, Mr. Kuo served as a member of board of directors and chairman of the audit committee of KBS Fashion Group Limited (NASDAQ: KBSF). From June 2012 to November 2013, Mr. Kuo served as Chief Financial Officer of Crown Bioscience, Inc. Mr. Kuo was the Chief Financial Officer of China Biologic Products (NASDAQ: CBPO) from June 2008 to May 2012 and was the Vice President-Finance of China Biologic Products September 2007 to May 2008. Mr. Kuo received Master of Arts in Accounting from Ohio State University in February 1982 and his Bachelor of Arts in Economics from Soochow University in Taiwan in May 1977. We believe that Mr. Kuo’s expertise and knowledge of accounting and management will benefit the Company’s operations and make him a valuable member of the board of directors and its committees.

Xiaobing Liu

Mr. Liu was appointed as a member of our board of directors on May 10, 2019.  Since April 2006, Mr. Liu has been a professor at Nanjing Tech University School of Law. From January 2014 to July 2017, Mr. Liu served as the Dean of Nanjing Tech University School of Law. Since September 2012, Mr. Liu has served as an independent director of the board of Nanjing Baotai Special Materials Co., Ltd. Since May 2016, Mr. Liu has served as an independent director of the board of GPRO Titanium Industry Co., Ltd. Mr. Liu received his Bachelor of Law degree from East China University of Political Science and Law (“ECUPL”) in 1983 and his Master’s Degree of Legal History from ECUPL in 1986. Mr. Liu received his Doctor’s Degree of Constitution and Administrative Laws from Wuhan University in 2007. Mr. Liu holds a public company independent director qualification certificate from Shanghai Stock Exchange since November 2011. We believe that Mr. Liu’s legal expertise and knowledge will benefit the Company’s business and operations and make him a valuable member of the board of directors and its committees.

Employment Agreements, Director Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term of one year and is renewable upon mutual agreement of the Company and the executive officer.

The executive officers are entitled to a fixed salary and to participate in our equity incentive plans, if any and other company benefits, each as determined by the board of directors from time to time.

We may terminate the executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or material breach of any term of any employment or other services, confidentiality, intellectual property or non-competition agreements with the Company. In such case, the executive officer will solely be entitled to accrued and unpaid salary through the effective date of such termination, and his/her right to all other benefits will terminate, except as required by any applicable law. The executive officer is not entitled to severance payments upon any termination.

The executive officer may voluntarily terminate his/her employment for any reason and such termination shall take effect 30 days after the receipt by Company of the notice of termination. Upon the effective date of such termination, the executive officer shall be entitled to (a) accrued and unpaid salary and vacation through such termination date; and (b) all other compensation and benefits that were vested through such termination date.  In the event the executive officer is terminated without notice, it shall be deemed a termination by the Company for cause.

Each of our executive officers has agreed not to use for his/her personal purposes nor divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret information or knowledge of the Company, whether developed by him/herself or by others.

In addition, each executive officer has agreed to be bound by non-competition restrictions during the term of his or her employment and for six months following the last date of employment.

Each executive officer also has agreed not to (i) solicit or induce, on his/her own behalf or on behalf of any other person or entity, any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates; or (ii) solicit or induce, on his/her own behalf or on behalf of any other person or entity, any customer or prospective customer of the Company or any of their respective affiliates to reduce its business with the Company or any of its affiliates.

During the fiscal year ended December 31, 2019, we paid an aggregate of approximately RMB 1.2 million ($0.17 million) in cash to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our Hong Kong subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her mandatory provident fund. Our PRC subsidiary and our variable interest entity are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

We have also entered into director agreements with each of our directors which agreements set forth the terms and provisions of their engagement.

In addition, we have entered into indemnification agreements with each of our directors and executive officers that provide such persons with additional indemnification beyond that provided in our current memorandum and articles of association.

Compensation of Directors and Executive Officers

Name	Cash Compensation Per Month	Position/Title
Mun Wah Wan	RMB 60,000 ($9,064)*	Chairman of the Board of Directors
Lijia Ni	RMB 24,000 ($3,625)	Chief Financial Officer
Yi Shao	RMB 11,000 ($1,662)	Chief Executive Officer and Director
Y. Tristan Kuo	$2,085 (RMB 13,800)	Independent Director
Xiaobing Liu	RMB 10,000 ($1,511)	Independent Director
Bennet P. Tchaikovsky	$2,085 (RMB 13,800)	Independent Director

*	plus a one month allowance for Lunar New Year director service according to the Company’s business situation.

Board of Directors and Committees

Our board of directors currently consists of 5 directors. We have established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees of the board of directors has the composition and responsibilities described below.

Audit Committee

Y. Tristan Kuo, Xiaobing Liu and Bennet P. Tchaikovsky are the members of our Audit Committee, and Y. Tristan Kuo serves as the chairman. All members of our Audit Committee satisfy the independence standards promulgated by the SEC and by NASDAQ as such standards apply specifically to members of audit committees.

We have adopted and approved a charter for the Audit Committee. In accordance with our Audit Committee Charter, our Audit Committee shall perform several functions, including:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;
●	approves the plan and fees for the annual audit, interim reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;
●	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;
●	reviews the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our interim financial statements;
●	oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the board;
●	reviews and approves in advance any proposed related-party transactions and report to the full Board on any approved transactions; and
●	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to the board of directors regarding corporate governance issues and policy decisions.

Our board of directors has determined that Y. Tristan Kuo possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

Y. Tristan Kuo, Xiaobing Liu and Bennet P. Tchaikovsky are the members of our Compensation Committee and Bennet P. Tchaikovsky serves as the chairman.  All members of our Compensation Committee are qualified as independent under the current definition promulgated by NASDAQ. We have adopted a charter for the Compensation Committee. In accordance with the Compensation Committee’s Charter, the Compensation Committee is responsible for overseeing and making recommendations to the board of directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices. The Compensation Committee is responsible for, among other things:

●	To approve compensation principles that apply generally to Company employees;
●	To make recommendations to the board of directors with respect to incentive compensation plans and equity based plans taking into account the results of the most recent rules to provide the shareholders with an advisory vote on executive compensation, generally known as “Say on Pay Votes” (Section 951 in The Dodd-Frank Wall Street Reform and Consumer Protection Act), if any;
●	To administer and otherwise exercise the various authorities prescribed for the Compensation Committee by the Company’s incentive compensation plans and equity-based plans;
●	To select a peer group of companies against which to benchmark/compare the Company’s compensation systems for principal officers elected by the board of directors;
●	To annually review the Company’s compensation policies and practices and assess whether such policies and practices are reasonably likely to have a material adverse effect on the Company;
●	To determine and oversee stock ownership guidelines and stock option holding requirements, including periodic review of compliance by principal officers and members of the board of directors;

Corporate Governance and Nominating Committee

Y. Tristan Kuo, Xiaobing Liu and Bennet P. Tchaikovsky are the members of our Corporate Governance and Nominating Committee and Xiaobing Liu serves as the chairman.  All members of our Corporate Governance and Nominating Committee are qualified as independent under the current definition promulgated by NASDAQ. We have adopted a charter for the Corporate Governance and Nominating Committee. In accordance with its charter, the Corporate Governance and Nominating Committee is responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies. The Corporate Governance and Nominating is responsible for, among other things:

●	Identify and screen individuals qualified to become Board members consistent with the criteria approved by the board of directors, and recommend to the board of directors director nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;
●	Recommend directors for appointment to Board committees;
●	Make recommendations to the board of directors as to determinations of director independence;
●	Oversee the evaluation of the board of directors;
●	Make recommendations to the board of directors as to compensation for the Company’s directors; and
●	Review and recommend to the board of directors the Corporate Governance Guidelines and Code of Business Conduct and Ethics for the Company

Director Independence

Our board of directors reviewed the materiality of any relationship that each of our proposed directors has with us, either directly or indirectly. Based on this review, it is determined that Y. Tristan Kuo, Xiaobing Liu and Bennet P. Tchaikovsky are the “independent directors” as defined by NASDAQ.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our executive officers, directors and employees. The code of business conduct and ethics codifies the business and ethical principles that govern all aspects of our business.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our current memorandum and articles of association as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. A shareholder may in certain circumstances have rights to damages if a duty owed by the directors is breached. Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings;
●	declaring dividends and distributions;
●	appointing officers and determining the term of office of the officers;
●	exercising the borrowing powers of our company and mortgaging the property of our company; and
●	approving the transfer of shares in our company, including the registration of such shares in our share register.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the election of directors and until their successor is duly elected or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution or the unanimous written resolution of all shareholders.  A director will be removed from office automatically if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors generally or is found to be or becomes of unsound mind.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of ordinary shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

The calculations in the table below are based on 15,190,000 ordinary shares issued and outstanding as of the date of this prospectus, and 20,255,000 ordinary shares issued and outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

Except as otherwise indicated in the table below, addresses of our directors, executive officers and named beneficial owners are in care of Oriental Culture Holding LTD, No. 2, Youzishan Road, Dongba Street, Gaochun District, Nanjing, Jiangsu Province, People’s Republic of China. Our telephone number at this address is (86) 25 85766891.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
Name of Beneficial Owners	Number	%	Number	%
Directors and Executive Officers:
Mun Wah Wan (1)	3,797,500	25.00	3,797,500	18.75
Lijia Ni (2)	367,500	2.42	367,500	1.81
Yi Shao (3)	857,500	5.65	857,500	4.23
Y. Tristan Kuo	-	-	-	-
Xiaobing Liu	-	-	-	-
Bennet P. Tchaikovsky	-	-	-	-
5% or Greater Shareholders:
HKFAEx Group Limited (1)	3,797,500	25.00	3,797,500	18.75
Oriental Culture Investment Development LTD (4)	2,450,000	16.13	2,450,000	12.10
Oriental Culture Investment Communication LTD (5)	2,450,000	16.13	2,450,000	12.10
Oriental Culture Investment Diffusion LTD (3)	857,500	5.65	857,500	4.23
All directors and executive officers as a group (six individuals)	5,022,500	33.07	5,022,500	24.79

(1)	Mun Wah Wan, chairman of our board of directors, is the sole shareholder of The Pride Group Holdings Limited, a British Virgin Islands company, which owns 100% equity interest of HKFAEx Group Limited. Mr. Wan is also the chairman of the board of directors of HKFAEx Group Limited, a Hong Kong corporation and securities dealer which is licensed by the Hong Kong Securities and Futures Commission to carry on the regulated activities of dealing in securities, advising on securities and asset management, and holds the voting and dispositive power over the ordinary shares held by it. The registered address of HKFAEx Group Limited is Unit 909, Level 9, Cyberport 2, Hong Kong. The registered address of The Pride Group Holdings Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town Tortola, VG1110, British Virgin Islands.
(2)	Lijia Ni, our chief financial officer, is the sole shareholder and director of Oriental Culture Investment Arts LTD, a British Virgin Islands company, and holds the voting and dispositive power over the ordinary shares held by it. The registered address of Oriental Culture Investment Arts LTD is situated at offices of Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.
(3)	Yi Shao, our chief executive officer and a member of our board of directors, is the shareholder and director of Oriental Culture Investment Diffusion LTD, a British Virgin Islands company, and holds the voting and dispositive power over the ordinary shares held by it. The registered address of Oriental Culture Investment Diffusion LTD is situated at offices of Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.
(4)	Aimin Kong is the sole shareholder and director of Oriental Culture Investment Development LTD, a British Virgin Islands company, and holds the voting and dispositive power over the ordinary shares held by it. The registered address of Oriental Culture Investment Development LTD is situated at offices of Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.
(5)	Huajun Gao is the sole shareholder and director of Oriental Culture Investment Communication LTD, a British Virgin Islands company, and holds the voting and dispositive power over the ordinary shares held by it. The registered address of Oriental Culture Investment Communication LTD is situated at offices of Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

RELATED PARTY TRANSACTIONS

Variable Interest Entity Arrangements

See “Corporate History and Structure—Variable Interest Entity Arrangements.”

Employment Agreements, Director Agreements and Indemnification Agreements

See “Management—Employment Agreements, Director Agreements and Indemnification Agreements.”

a. Accounts receivable – related parties consist of the following:

	Relationship	December 31, 2019	December 31, 2018

Hunan Huaqiang Artwork Trading Center Co., Ltd.	49% owned by Jinling Cultural Property Exchange Co., Ltd. which is owned by our 16.13% beneficial owner, Huajun Gao	$-	$1,817
Nanjing Culture and Artwork Property Exchange Co., Ltd.*	Mr. Huajun Gao, the general manager and director of Nanjing Culture, and Mr. Aimin Kong, the vice chairman of Nanjing Culture, each beneficially owns 16.13% of our shares.	-	10,904
Total		$-	$12,721

*

Nanjing Culture and Artwork Property Exchange Co., Ltd. (“Nanjing Culture”, in Chinese 南京文化艺术产权交易所有限公司 ) was incorporated in China in August 2011, which currently engages in the business of cultural product and artwork trading. According to the National Enterprises Credit Information Publicity System, Nanjing Culture is in good standing and operation. Mr. Huajun Gao, the general manager and director of Nanjing Culture, and Mr. Aimin Kong, the vice chairman of Nanjing Culture, each beneficially owns 16.13% of our shares. Also, Mr. Yi Shao, our chief executive officer, was a project manager at Nanjing Culture from October 2015 and October 2017. Other than as described above, there are no relationships between any of our principal shareholders, directors, or executive officers and Nanjing Culture. Nanjing Culture does not control, and is not controlled by, the Company.

Currently, our largest shareholder is HKFAEx Group Limited (“HKFAEx”) and the chairman of our board of directors, Mr. Mun Wah Wan, is the chairman of the board of directors of HKFAEx and indirectly owns 100% equity interest of HKFAEx. Mr. Wan is in charge of our operations, including our subsidiaries in Hong Kong, China International Assets and Equity of Artworks Exchange Limited (“International Exchange”) and HKDAEx Limited (“HKDAEx”). Mr. Wan and HKDAEx have no relationship with Nanjing Culture, Mr. Yi Shao, Mr. Huajun Gao or Mr. Aimin Kong. China International Assets and Equity of Artworks Exchange Limited operates our online collectible and artwork trading platform and is an operating company incorporated in Hong Kong. As of the date of this prospectus, according to our Hong Kong counsel and Chinese counsel, China International Assets and Equity of Artworks Exchange Limited, HKDAEx, any subsidiaries or VIE and its subsidiaries are in good standing in the jurisdiction where they have operations and have not received any notice, warning or penalty from regulators due to their business operations.

b. Accounts payable – related parties consist of the following:

	Relationship	December 31, 2019	December 31, 2018

Zhongcang Warehouse Co., Ltd.	An investment of the VIE of the Company*	$207,364	$258,406
Kashi Jinwang Art Purchase E-commerce Co., Ltd.	100% owned by Nanjing Jinwang Art Purchase E-commerce Co., Ltd.	402	-
Total		$207,766	$258,406

*	In 2018, we invested RMB 7,140,000 ($1,038,017) in Zhongcang in exchange for a 34% equity interest. On December 20, 2018, our holding in Zhongcang was reduced to 20% and in May 2019, we further reduced our equity interest to 18%. In March 2018, Kashi Dongfang granted a use right of its “Entrusted Warehouse Management System V1.0” software to Zhongcang for the period from March 12, 2018 to March 11, 2025. The license fee is RMB 0 ($0).

c. Other payables – related parties consist of the following:

Other payables – related parties are those nontrade payables arising from transactions between us and our related parties, such as payments paid on behalf of us.

	Relationship	December 31, 2019	December 31, 2018

Aimin Kong	Our 16.13% beneficial owner	$51,896	$67,882
HKFAEx Group Limited	Former shareholder of HKDAEx	4,493	-
Mun Wah Wan	Chairman of our board of directors	4,929	-
Nanjing Culture and Artwork Property Exchange Co., Ltd.*	Mr. Huajun Gao, the general manager and director of Nanjing Culture, and Mr. Aimin Kong, the vice chairman of Nanjing Culture, each beneficially owns 16.13% of our shares.	-	130,842
Total		$61,318	$198,724

*	We entered into a non-cancellable operating lease agreement for an office that expired in December 2019 with a monthly rental of approximately $13,000. We renewed the lease under the same terms from January 1, 2020 to December 31, 2020. Total rental expense for the years ended December 31, 2019 and 2018 amounted to $156,556 and nil, respectively. In addition, we also purchased approximately $300,000 of fixed assets in November 2018.

d. Net revenues – related parties consist of the following:

	Relationship	Nature	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018

Nanjing Culture and Artwork Property Exchange Co., Ltd.	Mr. Huajun Gao, the general manager and director of Nanjing Culture, and Mr. Aimin Kong, the vice chairman of Nanjing Culture, each beneficially owns 16.13% of our shares	Technological service fee revenue	$20,425	$10,611
Jinling Cultural Property Rights Exchange Co., Ltd.	Owned by our 16.13% beneficial owner, Huajun Gao	Technological service fee revenue	20,425	10,610
Hunan Huaqiang Artwork Trading Center Co., Ltd.	49% owned by Jinling Cultural Property Exchange Co., Ltd. which is owned by Oriental Culture’s 16.13% beneficial owner, Huajun Gao	Technological service fee revenue	20,425	10,610
Nanjing Jinwang Art Purchase E-commerce Co., Ltd.	Owned by our 16.13% beneficial owners, Huajun Gao and Aimin Kong.	Technological service fee revenue	49,020	50,926
Kashi Jinwang Art Purchase E-commerce Co., Ltd.	100% owned by Nanjing Jinwang Art Purchase E-commerce Co., Ltd.	Technological service fee revenue	68,009	-
Nanjing Pusideng Information Technology Co., Ltd.	Mr. Yi Shao, our chief executive officer and a member of our board of directors, was the 100% shareholder of Nanjing Pusideng as of June 14, 2019 and was the legal representative of Nanjing Pusideng as of November 20, 2019	Marketing service revenue	68,082	-
Total			$246,386	$82,757

e. Cost of revenues – related party consists of the following:

	Relationship	Nature	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018

Zhongcang Warehouse Co., Ltd.	An investment of the VIE of the Company*	Storage fees	$607,679	$253,302

*	In 2018, we invested RMB 7,140,000 ($1,038,017) in Zhongcang in exchange for a 34% equity interest. On December 20, 2018, our holding in Zhongcang was reduced to 20% and in May 2019, we further reduced our equity interest to 18%. In March 2018, Kashi Dongfang granted a use right of its “Entrusted Warehouse Management System V1.0” software to Zhongcang for the period from March 12, 2018 to March 11, 2025. The license fee is RMB 0 ($0).

f. Selling and marketing expenses – related party consists of the following:

	Relationship	Nature	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018

Kashi Jinwang Art Purchase E-commerce Co., Ltd.	100% owned by Nanjing Jinwang Art Purchase E-commerce Co., Ltd.	Online advertising expenses	$124,857	$-
Nanjing Jinwang Art Purchase E-commerce Co., Ltd.	Owned by our 16.13% beneficial owners, Huajun Gao and Aimin Kong.	Online advertising expenses	-	13,690
			$124,857	$13,690

g. For the year ended December 31, 2019, the Company purchased inventory management system software from its related party, Nanjing Pusideng Information Technology Co., Ltd. for approximately $72,000. Mr. Yi Shao, Chief Executive Officer and a board member of the Company was a 100% shareholder of Nanjing Pusideng as of June 14, 2019 and is the legal representative of Nanjing Pusideng as of November 20, 2019.

h. During fiscal year 2019, Kashi Longrui entered into a Management Consulting Advisory Agreement with Mr. Aimin Kong for an annual service fee of RMB 780,000 (approximately $113,000). The consulting agreement has a term of one year and the services include business, management and strategic developments. Mr. Kong is the sole shareholder and director of Oriental Culture Investment Development LTD which is our 16.13% shareholder.

During fiscal year 2019, Kashi Dongfang entered into a Technology Advisory Engagement Agreement with Mr. Huajun Gao and engaged Mr. Gao as the chief technology advisor for an annual service fee of RMB 1,000,000 (approximately $145,000). The advisory agreement has a term of one year and the services include technology review and verification, technology renovation and improvement, technology security and management, and technology advice and consulting. Mr. Gao is the sole shareholder and director of Oriental Culture Investment Communication LTD which is our 16.13% shareholder.

We paid a total of $258,027 (RMB 1,780,000) consulting expenses to Aimin Kong and Huajun Gao pursuant to the two agreements described above.

i. For the year ended December 31, 2019, HKDAEx paid $17,868 to HKFAEx, the former shareholder of HKDAEx for accounting and business administration services.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company limited by shares and our affairs are governed by our current memorandum and articles of association and the Companies Law (2020 Revision) (as consolidated and revised) of the Cayman Islands, which we refer to as the “Companies Law” below, and the common law of the Cayman Islands.

Our authorized share capital is $50,000.00 divided into 1,000,000,000 shares comprising of (i) 900,000,000 ordinary shares of a nominal or par value of $0.00005 each; and (ii) 100,000,000 preferred shares of a nominal or par value of $0.00005 each.  As of the date of this prospectus, 15,190,000 ordinary shares are outstanding.

Ordinary Shares

Dividends.  Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. No dividends shall be declared by the board out of our company except the following:

●	profits; or
●	“share premium account,” which represents the excess of the price paid to our company on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividend shall bear interest against the Company.

Voting Rights.  The holders of our ordinary shares are entitled to one vote per share, including the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. On a show of hands every shareholder present in person or by proxy shall have one vote.  On a poll every shareholder entitled to vote (in person or by proxy) shall have one vote for each share for which he/she is the holder. A poll may be demanded by the chairman or one or more shareholders present in person or by proxy holding not less than 10 percent of the paid up share capital of the Company entitled to vote. A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our issued and outstanding shares entitled to vote at the meeting present in person or by proxy and that any holder of shares of the class present in person or by proxy may demand a poll. While not required by our articles of association, a proxy form will accompany any notice of general meeting convened by the directors to facilitate the ability of shareholders to vote by proxy

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes of the issued and outstanding ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no fewer than two-thirds of the votes of the issued and outstanding ordinary shares cast. Under Cayman Islands law, some matters, such as amending the memorandum and articles, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders in the current memorandum and articles to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of ordinary shares in the Company have been paid.

Winding Up; Liquidation.  Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.  Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares.  We may issue shares that are, or at its option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine. Under the Companies Law, shares of a Cayman Islands exempted company may be redeemed or repurchased out of profits or share premium of the company, provided the current memorandum and articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights.  Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares.  If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the current memorandum and articles, be varied or abrogated with the consent in writing of the holders of all of the issued shares of that class or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.

Anti-Takeover Provisions. Some provisions of our current memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our current memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;
●	is not required to open its register of members for inspection;
●	does not have to hold an annual general meeting;
●	may issue shares with no par value;
●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
●	may register as a limited duration company; and
●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Warrants

There are no outstanding warrants to purchase any of our securities. We have agreed to issue, on the closing date of this offering, the underwriters’ warrants to the representative of the underwriters, ViewTrade Securities, Inc., to purchase an aggregate amount equal to 8% of the aggregate number of ordinary shares sold by us in this offering, including any ordinary shares that may be issued pursuant to exercise of the underwriters’ over-allotment option. For a description of other terms of the underwriters’ warrants, see “Underwriting.”

Options

There are no outstanding options to purchase any of our securities.

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the shareholders and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;
●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;
●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;
●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and
●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our current memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our current memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our current articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our current articles of association allow our shareholders holding not less than one-third (1/3) of paid up voting share capital of the Company to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our current articles of association do not provide our shareholders other right to put proposal before a meeting. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all of the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our current articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our current articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our current articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our current articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of all of the issued shares of that class or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class. The necessary quorum shall be at least one or more persons holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our current memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our current memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our current memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Listing

We have been approved to have our ordinary shares listed on NASDAQ under the symbol “OCG”.

Transfer Agent and Registrar of Shares

The transfer agent and registrar for our ordinary shares is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no established public trading market for our ordinary shares.  We cannot assure you that a liquid trading market for our ordinary shares will develop on NASDAQ or be sustained after this offering.  Future sales of substantial amounts of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our ordinary shares.  Further, since a large number of our ordinary shares will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our ordinary shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have an aggregate of 20,255,000 ordinary shares outstanding, assuming no exercise of the underwriters’ over-allotment option.   The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

As of the date of this prospectus, 15,190,000 ordinary shares held by existing shareholders are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144. A total of 15,190,000 ordinary shares, or 100%, of our currently outstanding ordinary shares will be subject to “lock-up” agreements described below on the effective date of this offering. Upon expiration of the lock-up period of twelve (12) months after the date of this prospectus, outstanding shares will become eligible for sale, subject in most cases to the limitations of Rule 144.

The following table summarizes the total shares potentially available for future sale.

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness	5,065,000	Freely tradable shares sold in the offering.

Twelve months	20,255,000	Including 15,190,000 shares saleable after expiration of the lock-up.

Rule 144

In general, under Rule 144, beginning ninety days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our share capital that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations.  Sales of our share capital by any such person would be subject to the availability of current public information about us if the shares to be sold were held by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our share capital acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

●	the person is not our affiliate and has not been our affiliate at any time during the preceding three months;
●	and the person has beneficially owned the shares to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates.

Beginning ninety days after the date of this prospectus, our affiliates who have beneficially owned shares of our share capital for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

●	1% of the number of shares of our authorized share capital then outstanding, which will equal approximately 202,550 ordinary shares immediately after this offering assuming no exercise of the underwriters’ over-allotment option; or
●	the average weekly trading volume in our ordinary shares on the listing exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are generally subject to the availability of current public information about us, as well as certain “manner of sale” and notice requirements.

Lock-up Agreements

Each of our officers, directors and shareholders have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of, or enter into any swap or other transaction that is designed to, or could be expected to, result in the disposition of any of our ordinary shares or other securities convertible into or exchangeable or exercisable for our ordinary shares or derivatives of our ordinary shares (whether any such swap or transaction is to be settled by delivery of securities, in cash, or otherwise), owned by these persons prior to this offering or acquired in this offering or ordinary shares issuable upon exercise of options or warrants held by these persons until after 12 months following the date of this prospectus. In addition, we have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or accelerate the vesting of any option or warrant or the lapse of any repurchase right, without the prior written consent of the representative, for a period of 180 days from the date of this prospectus.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent the discussion relates to matters of U.S. tax law, it represents the opinion of Foster Garvey P.C.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the shares, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

People’s Republic of China Taxation

Under the EIT Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, SAT Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that the Company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, Jiangsu Yanggu may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors—Risk Factors Relating to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC resident enterprise for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC Shareholders and have a material adverse effect on our results of operations and the value of your investment.”

The SAT issued SAT Circular 59 together with the Ministry of Finance in April 2009 and SAT Circular 698 in December 2009. Both SAT Circular 59 and SAT Circular 698 became effective retroactively as of January 1, 2008, and Circular 7 replaced of some of the existing rules in Circular 698, effective in February 2015.  On October 17, 2017, the SAT promulgated Bulletin 37, and Circular 698 was replaced with effect from December 1, 2017. Under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. We and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 7 and Bulletin 37, and may be required to expend valuable resources to comply with Circular 59, Circular 7 and Bulletin 37 or to establish that we and our non-resident enterprises should not be taxed under these circulars. In addition, in accordance with the Individual Income Tax Law promulgated by the Standing Committee of NPC late amended on August 31, 2018 and become effective on January 1, 2019, where an individual carries out other arrangements without reasonable business purpose and obtains improper tax gains, the tax authorities shall have the right to make tax adjustment based on a reasonable method, and levy additional tax and collect interest if there is a need to levy additional tax after making tax adjustments. As a result, our beneficial owners, who are PRC residents, may be deemed to have carried out other arrangements without reasonable business purpose and obtains improper tax gains for such indirect transfer, and thus be levied tax. See “Risk Factors—Risk Factors Relating to Doing Business in China—We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of our operating company’s equity interests. Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.”

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a resident enterprise of the counter-party to such Tax Arrangement should meet the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (ii) it should directly own such percentage in the PRC resident enterprise anytime in the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties (For Trial Implementation), or the Administrative Measures, which became effective in October 2009, requires that the non-resident enterprises must obtain the approval from the relevant tax authority in order to enjoy the reduced withholding tax rate under the tax treaties. There are also other conditions for enjoying such reduced withholding tax rate according to other relevant tax rules and regulations. Accordingly, Jiangsu Yanggu may be able to enjoy the 5% withholding tax rate for the dividends it receives from the WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations, and obtains the approvals as required under the Administrative Measures. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Hong Kong Taxation

The taxation of income and capital gains of holders of ordinary shares is subject to the laws and practices of Hong Kong and of jurisdictions in which holders of ordinary shares are resident or otherwise subject to tax. The following summary of certain relevant taxation provisions under Hong Kong law is based on current law and practice, is subject to changes therein and does not constitute legal or tax advice. The discussion does not deal with all possible tax consequences relating to an investment in the ordinary shares. Accordingly, each prospective investor (particularly those subject to special tax rules, such as banks, dealers, insurance companies, tax-exempt entities and holders of 10% or more of our voting capital stock) should consult its own tax advisor regarding the tax consequences of an investment in the ordinary shares. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. There is no reciprocal tax treaty in effect between Hong Kong and the United States.

Tax on Dividends

Under the current practices of the Hong Kong Inland Revenue Department, no tax is payable in Hong Kong in respect of dividends paid by us.

Profits Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of property (such as the ordinary shares). Trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% and 15% on corporations and unincorporated businesses, respectively, and at a maximum rate of 15% on individuals. Liability for Hong Kong profits tax may thus arise in respect of trading gains from sales of ordinary shares realized by persons carrying on a business or trading or dealing in securities in Hong Kong.

Stamp Duty

Hong Kong stamp duty, currently charged at the rate of HK$1 per HK$1,000 or part thereof on the higher of the consideration for or the value of the ordinary shares, will be payable by the purchaser on every purchase and by the seller on every sale of ordinary shares (i.e., a total of HK$2 per HK$1,000 or part thereof is currently payable on a typical sale and purchase transaction involving ordinary shares). In addition, a fixed duty of HK$5 is currently payable on any instrument of transfer of ordinary shares. If one of the parties to the sale is a non-Hong Kong resident and does not pay the required stamp duty, the duty not paid will be assessed on the instrument of transfer (if any) and the transferee will be liable for payment of such duty. No Hong Kong stamp duty is payable upon the transfer of ordinary shares outside Hong Kong.

Estate Duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on February 11, 2006 in Hong Kong. No Hong Kong estate duty is payable and no estate duty clearance papers are needed for an application for a grant of representation in respect of holders of ordinary shares whose death occurs on or after February 11, 2006.

United States Federal Income Tax Considerations

The following is a discussion of United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction, or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or treated as a tax resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the ordinary shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on NASDAQ. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or
●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2020 taxable year or for any subsequent taxable year, at least 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities, as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, the shares will continue to be treated as stock in a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;
●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and
●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including NASDAQ. If the ordinary shares are regularly traded on NASDAQ and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares. Failure to report the information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file Form 8938.

UNDERWRITING

We have entered into an underwriting agreement with ViewTrade Securities, Inc. to act as the representative of the underwriters named below, or the representative. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of our ordinary shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Name	Number of Shares
ViewTrade Securities, Inc.
Prime Number Capital
Total

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 759,750 ordinary shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $● per share. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of $● per share to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Commissions and Expenses

The underwriting discounts and commissions are equal to 7% of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Share	No Exercise of Over-allotment Option	Full Exercise of Over-allotment Option
Initial public offering price	$	$	$

Underwriting discounts and commissions to be paid by us	$	$	$

Proceeds, before expenses, to us	$	$	$

We will also pay to the representative by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to 1% of the gross proceeds received by us from the sale of the shares.

We have agreed to reimburse the representative up to a maximum of $150,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below) and up to a maximum of $8,000 for the costs associated with “tombstone” advertisements. We paid expense deposits of $70,000 to the representative for its anticipated out-of-pocket expenses. Any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We have agreed to pay all expenses relating to the offering, including, but not limited to, (i) all filing fees and communication expenses relating to the registration of the shares to be sold in this offering with the SEC and the filing of the offering materials with FINRA; (ii) up to $150,000 towards accountable expenses of the representative, including, but not limited to, (a) legal fees incurred by the representative, (b) all reasonable travel and lodging expenses incurred by the representative or its counsel in connection with visits to, and examinations of, our company, (c) translation costs for due diligence purposes, and (d) reasonable costs for road show meetings, including the costs of informational meetings at the offices of the representative; (iv) all fees, expenses and disbursements relating to the registration or qualification of the shares under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of representative’s counsel); (v) the costs of all mailing and printing of the placement documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (vi) the costs of preparing, printing and delivering certificates representing the shares and the fees and expenses of the transfer agent for such shares; and (vii) the costs associated with “tombstone” advertisements, not to exceed $8,000.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions and non-accountable expense allowance, will be approximately $1.6 million, including a maximum aggregate reimbursement of $150,000 of the representative’s accountable expenses and the maximum reimbursement of $8,000 for the costs associated with “tombstone” advertisements.

We have agreed that for a period of 18 months from the closing of this offering, the representative will have a right of first refusal to act as manager with respect to any public or private sale of any of our securities or any of our subsidiaries’ securities or other financings; provided, however, that such right shall be subject to FINRA Rule 5110(f)(2). In connection with such right, we have agreed to furnish the representative with the terms and conditions of any financing and/or bona fide proposed private or public sale of securities to be made by us and/or any of our subsidiaries, and the name and address of such person, entity, or representative.

In addition, we have agreed, until the effectiveness of the registration statement in connection with this offering, not to negotiate with any other broker-dealer relating to a possible private and/or public offering of our securities without the written consent of the representative. If we do not complete the offering and listing of the securities on a national securities exchange and enter into discussions regarding a letter of intent or similar agreement with a third party broker-dealer and enter into a new engagement letter, and/or effect a private and/or public offering of the securities with another broker-dealer or any other person without referring them to the representative and confirmation on the offering terms without the written permission of the representative, prior to the last date of the engagement period set forth in our letter of intent with the representative, as amended, we will be liable to the Representative for the accountable expenses of the representative and $150,000; provided, however, that such fees shall be subject to FINRA Rule 5110(f)(2) and shall not apply if and to the extent the representative has advised us of the representative’s inability or unwillingness to proceed with this offering.

For a period of one year from the effective date of the registration statement of which this prospectus forms a part, the representative shall have the right to send a representative to observe each meeting of our board of directors; provided, that (i) such representative shall sign a Regulation FD compliant confidentiality agreement which is reasonably acceptable to the Company and its counsel; and (ii) upon written notice to the representative, we may exclude such representative from meetings where, upon the written opinion of our counsel, such representative’s presence would compromise an attorney-client privilege.

The address of the representative 7280 W. Palmetto Park Road, Suite 310, Boca Raton, Florida 33433.

Underwriters’ Warrants

In addition, we have agreed to issue the underwriters’ warrants to the representative to purchase up to an aggregate number of ordinary shares equal to 8% of the total number of ordinary shares sold in this offering, including any ordinary shares that may be issued pursuant to exercise of the underwriters’ over-allotment option. Such warrants shall have an exercise price equal to 125% of the initial public offering price of the ordinary shares sold in this offering. The underwriters’ warrants may be purchased in cash or via cashless exercise, will be exercisable for five years from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part. The underwriters’ warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), and except as otherwise permitted by FINRA rules, neither the underwriters’ warrants nor any of our shares issued upon exercise of the underwriters’ warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part. In addition, although the underwriters’ warrants and the underlying ordinary shares will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the underwriters’ warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the underwriters’ warrants. The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v).

We will bear all fees and expenses attendant to registering the ordinary shares underlying the underwriters’ warrants, other than any underwriting commissions incurred and payable by the warrant holders. The exercise price and number of ordinary shares issuable upon exercise of the underwriters’ warrants may be adjusted in certain circumstances, including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Indemnification; Indemnification Escrow

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We have agreed with the underwriters to establish an escrow account with a third-party escrow agent in the United States and to fund such account with $600,000 from the net proceeds of this offering. Such account may be utilized by the underwriters to fund any bona fide indemnification claims of the underwriters arising during the 24-month period following the closing of this offering. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. We will pay the reasonable fees and expenses of the escrow agent.

Lock-Up Agreements

Our officers, directors and shareholders have agreed, subject to certain exceptions, to a twelve (12) month “lock-up” period from the date of this prospectus with respect to the ordinary shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of twelve (12) months following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

In addition, we have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or accelerate the vesting of any option or warrant or the lapse of any repurchase right, without the prior written consent of the representative, for a period of 180 days from the date of this prospectus.

Listing

We have been approved to have our ordinary shares listed on NASDAQ under the symbol “OCG”.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of ordinary shares to selling group members for sale to their online brokerage account holders. The ordinary shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on NASDAQ may engage in passive market making transactions on NASDAQ, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Pricing of this Offering

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price for our ordinary shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our ordinary shares in this offering does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of our company.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or accelerate the vesting of any option or warrant or the lapse of any repurchase right, without the prior written consent of the representative, for a period of 180 days from the date of this prospectus.

Selling Restrictions

Other than in the United States, no action may be taken, and no action has been taken, by us or the underwriters that would permit a public offering of the ordinary shares offered by, or the possession, circulation or distribution of, this prospectus in any jurisdiction where action for that purpose is required. The ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the ordinary shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the ordinary shares in certain countries.

Stamp Taxes

If you purchase ordinary shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the initial public offering price listed on the cover page of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the ordinary shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our ordinary shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.
●	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.
●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.
●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the ordinary shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or delaying a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our ordinary shares. These transactions may occur on NASDAQ or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan or the special administrative regions of Hong Kong and Macau.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions and non-accountable expense allowance, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ listing fee, all amounts are estimates.

SEC registration fee	$3,327
NASDAQ listing fee	75,000
FINRA filing fee	4,344
Printing and engraving expenses	14,000
Legal fees and expenses	740,000
Accounting fees and expenses	200,000
Transfer agent and registrar fee and expenses	1,200
Miscellaneous	522,298

Total	$1,560,169

These expenses will be borne by us. Underwriting discounts and commissions will be borne by us in proportion to the numbers of ordinary shares sold in the offering.

LEGAL MATTERS

The Company is being represented by Foster Garvey P.C. with respect to legal matters of United States federal securities law. The validity of the ordinary shares offered by this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP.   The Company is being represented by AllBright Law Offices with regard to PRC law and Stevenson, Wong & Co. with regard to Hong Kong law. Foster Garvey P.C. may rely upon Maples and Calder (Hong Kong) LLP with respect to all matters governed by Cayman Islands law, may rely upon AllBright Law Offices with respect to matters governed by PRC law, and may rely upon Stevenson, Wong & Co. with respect to matters governed by Hong Kong law. Certain legal matters will be passed upon for the underwriters by K&L Gates LLP.

EXPERTS

The consolidated financial statements for the years ended December 31, 2019 and 2018 included in this prospectus have been so included in reliance on the reports of Wei, Wei & Co., LLP, an independent registered public accounting firm, given on the authority of said firm as an expert in accounting and auditing.

The office of Wei, Wei & Co., LLP is located at 133-10 39th Avenue Flushing, New York 11354.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares described herein. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We anticipate making these documents publicly available, free of charge, on our website at www.ocgroup.hk as soon as reasonably practicable after filing such documents with the SEC. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only.

You can read the registration statement and our future filings with the SEC, over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington, DC 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Oriental Culture Holding LTD

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Oriental Culture Holding LTD and subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income and other comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

Flushing, New York

April 29, 2020

We have served as the Company’s auditor since 2019.

ORIENTAL CULTURE HOLDING LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$9,184,671	$2,016,858
Short-term investment	1,749,092	-
Accounts receivable	1,263,224	921,713
Accounts receivable - related parties	-	12,721
Other receivables and prepaid expenses	32,942	450,879
Total current assets	12,229,929	3,402,171

PROPERTY AND EQUIPMENT, NET	460,869	282,306

OTHER ASSETS
Prepayment	-	15,375
Investment	500,967	569,142
Intangible assets, net	739,793	128,360
Deferred offering costs	782,029	99,838
Total other assets	2,022,789	812,715

Total assets	$14,713,587	$4,497,192

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$333,505	$13,750
Accounts payable - related parties	207,766	258,406
Deferred revenue	176,457	823,290
Other payables and accrued liabilities	695,806	388,266
Other payables - related parties	61,318	198,724
Taxes payable	139,463	166,581
Total current liabilities	1,614,315	1,849,017

Total liabilities	1,614,315	1,849,017

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred shares, $0.00005 par value, 100,000,000 shares authorized, no shares issued and outstanding*	-	-
Ordinary shares, $0.00005 par value, 900,000,000 shares authorized, 24,800,000 and 20,000,000 shares issued and 21,700,000 and 17,500,000 shares outstanding as of December 31, 2019 and 2018, respectively**	1,240	1,000
Treasury shares, at cost, 3,100,000 and 2,500,000 shares issued as of December 31, 2019 and 2018, respectively***	(155)	(125)
Additional paid-in capital	1,607,719	112,424
Statutory reserves	112,347	73,348
Retained earnings	11,599,663	2,550,790
Accumulated other comprehensive loss	(221,542)	(89,262)
Total shareholders’ equity	13,099,272	2,648,175

Total liabilities and shareholders’ equity	$14,713,587	$4,497,192

*	gives retroactive effect to the re-designation of preferred shares on September 12, 2019.

**	gives retroactive effect to the re-designation of ordinary shares on September 12, 2019 and the 2-for-1 forward share split to authorized, issued and outstanding shares on November 8, 2019.

***	gives retroactive effect to the surrender of an aggregate of 12.5% of our then outstanding ordinary shares from our existing shareholders at no consideration to the Company as treasury shares on November 8, 2019.

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL CULTURE HOLDING LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2019	2018

OPERATING REVENUES:
Net revenues	$13,203,049	$5,269,943
Net revenues - related parties	246,386	82,757
Total operating revenues	13,449,435	5,352,700

COST OF REVENUES:
Cost of revenues	(722,198)	(247,073)
Cost of revenues - related parties	(607,679)	(253,302)
Total cost of revenues	(1,329,877)	(500,375)

GROSS PROFIT	12,119,558	4,852,325

OPERATING EXPENSES:
Selling and marketing	(550,373)	(1,613,798)
Selling and marketing - related parties	(124,857)	(13,690)
General and administrative	(2,189,340)	(557,689)
General and administrative - related parties	(275,895)	-
Total operating expenses	(3,140,465)	(2,185,177)

INCOME FROM OPERATIONS	8,979,093	2,667,148

OTHER INCOME (EXPENSE)
Loss from equity investment	-	(43,075)
Gain from sale of short-term investment	29,008	-
Interest income	75,544	-
Other income, net	4,227	65
Total other income (expenses), net	108,779	(43,010)

INCOME BEFORE INCOME TAXES	9,087,872	2,624,138

PROVISION FOR INCOME TAX	-	-

NET INCOME	9,087,872	2,624,138

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(132,280)	(89,262)

COMPREHENSIVE INCOME	$8,955,592	$2,534,876

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted*	20,215,616	17,500,000

EARNINGS PER SHARE
Basic and diluted*	$0.45	$0.15

*	gives retroactive effect to the 2-for-1 forward share split and the concurrent surrender of 12.5% of our outstanding ordinary shares, from our existing shareholders’ on November 8, 2019.

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL CULTURE HOLDING LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

										Accumulated
	Preferred shares		Ordinary shares		Treasury shares		Additional			other
	Shares	Par Value	Shares	Par Value	Shares	Par Value	paid-in capital	Statutory reserves	Retained earnings	comprehensive income	Total
BALANCE, JANUARY 1, 2018	-	$-	-	$-	-	$-	$-	$-	$-	$-	$-
Issuance of ordinary shares*	-	-	20,000,000	1,000	(2,500,000)	(125)	112,424	-	-	-	113,299
Net income	-	-	-	-	-	-	-	73,348	2,550,790	-	2,624,138
Foreign currency translation	-	-	-	-	-	-	-	-	-	(89,262)	(89,262)
BALANCE, DECEMBER 31, 2018	-	-	20,000,000	1,000	(2,500,000)	(125)	112,424	73,348	2,550,790	(89,262)	2,648,175
Acquisition of HKDAEx Limited*	-	-	4,800,000	240	(600,000)	(30)	1,495,295	-	-	-	1,495,505
Net income	-	-	-	-	-	-	-	38,999	9,048,873	-	9,087,872
Foreign currency translation	-	-	-	-	-	-	-	-	-	(132,280)	(132,280)
BALANCE, DECEMBER 31, 2019	-	$-	24,800,000	$1,240	(3,100,000)	$(155)	$1,607,719	$112,347	$11,599,663	$(221,542)	$13,099,272

*	gives retroactive effect to the 2-for-1 forward share split and the concurrent surrender of 12.5% of outstanding shares on November 8, 2019.

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL CULTURE HOLDING LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,087,872	$2,624,138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	241,719	40,857
Write off of equipment	4,074	43,075
Change in operating assets and liabilities:
(Increase) in accounts receivable	(358,411)	(957,718)
Decrease (increase) in accounts receivable - related parties	12,684	(13,218)
Decrease (increase) in other receivables and prepaid expenses	438,780	(40,777)
Decrease in other receivables - related parties	255,262	-
Decrease (Increase) in prepayments	15,367	(15,362)
Increase in accounts payable	323,551	14,287
(Decrease) increase in accounts payable - related parties	(47,551)	268,500
(Decrease) increase in deferred revenue	(642,459)	855,451
Increase in other payables and accrued liabilities	282,651	403,433
Increase in rent payable - related party	-	135,954
(Decrease) increase in taxes payable	(25,064)	173,089
Net cash provided by operating activities	9,588,475	3,531,709

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investment	(4,157,281)	-
Proceed from sale of short-term investment	2,388,477	-
Proceed from sale of investment	60,883	-
Purchase of investment	-	(1,038,017)
Purchase of property, plant and equipment	(271,258)	(308,751)
Purchase of intangible assets	(119,725)	(153,765)
Cash acquired from business acquisition	631,136	-
Net cash used in investing activities	(1,467,768)	(1,500,533)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	-	113,299
Payments of other payables - related party	(162,291)	67,822
Deferred offering costs	(691,288)	(103,739)
Net cash (used in) provided by financing activities	(853,579)	77,382

EFFECT OF EXCHANGE RATE ON CASH	(99,315)	(91,700)

INCREASE IN CASH	7,167,813	2,016,858

CASH AND CASH EQUIVALENTS, beginning of year	2,016,858	-

CASH AND CASH EQUIVALENTS, end of year	$9,184,671	$2,016,858

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income tax	$-	$-
Cash paid for interest expense	$-	$-

NON-CASH TRANSACTIONS OF INVESTING AND FINANC ING ACTIVITIES
Business acquisition through issuance of ordinary shares	$1,495,505	$-
Receivable from sale of equity investment	$-	$427,419

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL CULTURE HOLDING LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

Oriental Culture Holding Ltd. (“Oriental Culture”) is a holding company incorporated on November 29, 2018, under the laws of the Cayman Islands. Oriental Culture Holding Ltd., its subsidiaries and VIEs and their subsidiaries are hereafter referred to as the “Company”.

Oriental Culture has no substantial operations other than holding all of the outstanding share capital of Oriental Culture Development (“Oriental Culture BVI”) and China International Assets and Equity of Artworks Exchange Limited (“International Culture”). Oriental Culture BVI is also a holding company holding all of the outstanding share capital of HK Oriental Culture Investment Development Limited (“Oriental Culture HK”). Oriental Culture HK is also a holding company holding all of the outstanding equity of Nanjing Rongke Business Consulting Service Co., Ltd. (“Oriental Culture WFOE” or “WFOE”).

The Company, through its direct subsidiary Oriental Culture HK and variable interest entity (“VIE”), Jiangsu Yanggu Culture Development Co., Ltd. and subsidiaries (“Jiangsu Yanggu”) and International Culture are engaged in providing online platforms that facilitate the e-commerce trading of artwork and collectables and the online trading of commodities, principally teas. The Company’s headquarters are located in the City of Nanjing, in the People’s Republic of China (the “PRC” or “China”). All of the Company’s business activities are carried out by Oriental Culture HK, Jiangsu Yanggu and Jiangsu Yanggu’s subsidiaries.

On May 8, 2019, Oriental Culture completed its reorganization of entities under common control of various shareholders, who collectively owned 100% of the equity interests of Oriental Culture prior to the reorganization. Oriental Culture, Oriental Culture BVI, and Oriental Culture HK, were established as the holding companies of Oriental Culture WFOE. Oriental Culture WFOE is the primary beneficiary of Jiangsu Yanggu and its subsidiaries. Prior to the reorganization, Jiangsu Yanggu and International Culture were under common control, as the same group of shareholders held more than 50% of the voting ownership interest of each entity, and contemporaneous written evidence of agreements to vote a majority of the entities’ shares in concert exists. Oriental Culture, International Culture and Jiangsu Yanggu were under common control, which resulted in the consolidation of International Culture and Jiangsu Yanggu, which has been accounted for as a reorganization of entities under common control at their carrying values. The financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of Oriental Culture.

On May 9, 2019, the Company acquired all outstanding equity interest of HKDAEx Limited (“HKDAEx”), which provides the Company’s customers with an additional online trading platform in Hong Kong. Therefore, during the second half of 2019, the Company expanded its business operations to include online trading of commodities, primarily teas on the platform of HKDAEx.

Although the Company’s consolidated audited financial statements including consolidated statements of income and comprehensive income and cash flows cover the entire years ended December 31, 2019 and 2018, the Company did not have any meaningful operations until March 2018.

Contractual Arrangements

In the PRC, investment activities by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, which was promulgated and is amended from time to time by the PRC Ministry of Commerce, or MOFCOM, and the PRC National Development and Reform Commission, or NDRC. In June 2019, the Guidance Catalog of Industries for Foreign Investment was replaced by the Special Administrative Measures (Negative List) for Foreign Investment Access (2019 Version). In June, 2020, the MOFCOM and the NDRC promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (2020 Version), or the Negative List, which became effective on July 23, 2020. The Negative List divides industries into two categories: restricted and prohibited. Industries not listed in the Negative List are generally open to foreign investment unless specifically restricted by other PRC regulations.

The Company is a Cayman Islands company and its subsidiaries including Oriental Culture WFOE is considered a foreign invested enterprise. Although the business the Company conducts through Jiangsu Yanggu is not within the category in which foreign investment is currently restricted or prohibited under the Negative List or other PRC Laws, the Company expects that in the future Jiangsu Yanggu will engage in marketing survey services for online marketplaces. Marketing survey services are within the category in which foreign investment is restricted pursuant to the Negative List. In addition, the Company intends to centralize the Company’s management and operations in the PRC to avoid being restricted to conduct certain business activities which are important for the Company’s current or future business but are currently restricted or might be restricted in the future. As such, Jiangsu Yanggu is controlled through contractual arrangements in lieu of direct equity ownership by the Company or any of its subsidiaries. Such contractual arrangements are comprised of a series of four agreements (collectively the “Contractual Arrangements”), of which the significant terms are as follows:

Contractual Agreements with Jiangsu Yanggu

Technical Consultation and Services Agreement

Pursuant to the technical consultation and services agreement between Oriental Culture WFOE and Jiangsu Yanggu, Oriental Culture WFOE has the exclusive right to provide consultation and services to Jiangsu Yanggu in the areas of management, funding, human resources, technology and intellectual property rights. For such services, Jiangsu Yanggu agrees to pay service fees in the amount of 100% of its net income and also has the obligation to absorb 100% of its own losses.

The WFOE exclusively owns any intellectual property rights arising from the performance of this Technical Consultation and Services Agreement. The term of the Technical Consultation and Service Agreement is 20 years until May 7, 2039. Oriental Culture WFOE may terminate this agreement at any time by giving 30 days’ written notice to Jiangsu Yanggu.

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreements among Oriental Culture WFOE, Jiangsu Yanggu and Jiangsu Yanggu’s shareholders dated May 8, 2019, each of Jiangsu Yanggu’s shareholders pledged all of their equity interests in Jiangsu Yanggu to Oriental Culture WFOE to guarantee Jiangsu Yanggu’s performance of relevant obligations and indebtedness under the Technical Consultation and Services Agreement and other agreements. If Jiangsu Yanggu breaches its obligations under the Control Agreement, Oriental Culture WFOE, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests in order to recover the damages associated with such breach. The pledge shall be continuously valid until all of Jiangsu Yanggu’s shareholders are no longer shareholders of Jiangsu Yanggu, or until the satisfaction of all Jiangsu Yanggu’s obligations under the Contractual Agreements.

Equity Option Agreement

Pursuant to the Equity Option Agreement among Oriental Culture WFOE, Jiangsu Yanggu and Jiangsu Yanggu’s shareholders dated May 8, 2019, Oriental Culture WFOE has the exclusive right to require Jiangsu Yanggu’s shareholders to fulfill and complete all approval and registration procedures required under PRC laws for Oriental Culture WFOE to purchase, or designate one or more persons to purchase, each shareholders’ equity interests in Jiangsu Yanggu, in one or multiple transactions, at any time or from time to time, at Oriental Culture WFOE’s sole and absolute discretion. The purchase price shall be the lowest price allowed by PRC laws. The Equity Option Agreement shall remain effective until all the equity interests owned by Jiangsu Yanggu’s shareholders have been legally transferred to Oriental Culture WFOE or its designee(s).

Voting Rights Proxy and Financial Supporting Agreements

Pursuant to the voting rights proxy and financial supporting agreements, as amended, among the Participating Shareholders of Jiangsu Yanggu and Oriental Culture WFOE, Jiangsu Yanggu’s Participating Shareholders have given Oriental Culture WFOE an irrevocable proxy to act on their behalf on all matters pertaining to Jiangsu Yanggu and to exercise all of their rights as shareholders of Jiangsu Yanggu, including the right to attend shareholders meeting, to exercise voting rights and to transfer all or a part of their equity interests in Jiangsu Yanggu. In consideration of such granted rights, Oriental Culture WFOE agrees to provide the necessary financial support to Jiangsu Yanggu whether or not Jiangsu Yanggu incurs losses, and agrees not to request repayment if Jiangsu Yanggu is unable to do so. The agreements shall remain in effect for 20 years until May 7, 2039.

Based on the foregoing contractual arrangements, which grant Oriental Culture WFOE effective control of Jiangsu Yanggu and its subsidiaries and obligates Oriental Culture WFOE to absorb 100% of the risk of loss from its activities, as well as enable Oriental Culture WFOE to receive 100% of the expected residual returns, the Company accounts for Jiangsu Yanggu and its subsidiaries as VIEs. Accordingly, the Company consolidates the accounts of Jiangsu Yanggu and its subsidiaries in accordance with Regulation S-X-3A-02 promulgated by the Securities Exchange Commission (“SEC”), and the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 810-10, Consolidation.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
China International Assets and Equity of Artworks Exchange Limited (“International Culture”)	● A Hong Kong company ● Incorporated on November 22, 2013, commenced operations in March 2018. ● Engages in providing an online platform that facilitates e-commerce of artwork trading	100%
HKDAEx Limited (“HKDAEx”)	● A Hong Kong company ● Incorporated on April 18, 2018 ● Operating entity engages in platform hosting	100%
Oriental Culture BVI	● A British Virgin Islands company ● Incorporated on December 6, 2018	100%
Oriental Culture HK	● A Hong Kong company ● Incorporated on January 3, 2019	100% owned by Oriental Culture BVI
Oriental Culture WFOE	● A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) ● Incorporated on May 7, 2019	100% owned by Oriental Culture HK
Jiangsu Yanggu	● A PRC limited liability company ● Incorporated on August 23, 2017, commenced operations in March 2018. ● Holding company of Nanjing Yanyu and Nanjing Yanqing	VIE of Oriental Culture WFOE
Nanjing Yanyu Information Technology Co., Ltd. (“Nanjing Yanyu”)	● A PRC limited liability company ● Incorporated on June 7, 2018 ● Provides support services to Jiangsu Yanggu, Kashi Longrui and Kashi Dongfang	100% owned by Jiangsu Yanggu
Nanjing Yanqing Information Technology Co., Ltd. (“Nanjing Yanqing”)	● A PRC limited liability company ● Incorporated on May 17, 2018 ● Holding company of Kashi Longrui and Kashi Dongfang	100% owned by Jiangsu Yanggu
Kashi Longrui Business Management Service Co., Ltd. (“Kashi Longrui”)	● A PRC limited liability company ● Incorporated on July 19, 2018 ● Operating entity provides marketing services	100% owned by Nanjing Yanqing
Kashi Dongfang Cangpin Culture Development Co., Ltd. (“Kashi Dongfang”)	● A PRC limited liability company ● Incorporated on August 29, 2018 ● Operating entity provides listing and warehouse services	100% owned by Nanjing Yanqing

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and their VIEs. All intercompany transactions and balances are eliminated upon consolidation.

Recapitalization

On November 8, 2019, the Company effected a 2 for 1 forward share split of all issued and outstanding ordinary shares of the Company. In addition, all existing shareholders agreed to surrender to the Company as treasury shares, 12.5% of the then outstanding ordinary shares (3,100,000 ordinary shares) for no consideration. These transactions were treated as a recapitalization prior to the Company’s proposed initial public offering. All share and per share amounts have been retroactively adjusted for this recapitalization for all periods presented.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, allowance for doubtful accounts, the useful lives of property and equipment and intangible assets and impairment of long-lived assets. Actual results could differ from these estimates.

Foreign currency translation and transactions

The reporting currency of the Company is the U.S. dollar. In the PRC, the Company conducts its businesses in the local currency, Renminbi (RMB), as its functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. In Hong Kong, the Company conducts its business in the local currency, Hong Kong dollar (HKD), as its functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the Federal Reserve at the end of the period. The statements of income and cash flows are translated at the average translation rates during the reporting periods and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments are included in accumulated other comprehensive income. The balance sheet amounts, with the exception of shareholder’s equity at December 31, 2019 and 2018 were translated at RMB 6.98 and RMB 6.88 to one U.S. dollar (USD), respectively. The average translation rates applied to the consolidated statements of income and cash flows for years ended December 31, 2019 and 2018 were RMB 6.90 and RMB 6.62 to one USD, respectively. The balance sheet amounts, with the exception of shareholder’s equity at December 31, 2019 and 2018 were translated at HKD 7.79 and HKD 7.83 to one USD, respectively. The average translation rates applied to the consolidated statements of income and cash flows for the years ended December 31, 2019 and 2018 were HKD 7.84 to one USD, respectively. The shareholder’s equity accounts were translated at their historical rates. Amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Fair value measurement

The accounting standards regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurements and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices, other than those included in Level 1 for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying amounts included in current assets and current liabilities in the consolidated balance sheets approximate their fair values because of the short-term nature of such instruments.

The Company values its short term investment using alternative pricing sources and market observable inputs, and accordingly the Company classifies the valuation techniques that use these inputs as Level 2. This investment has original maturities of less than 1 year and the carrying value approximates its fair value.

Cash and cash equivalents

Cash and cash equivalents consist of cash in bank and money market fund which are unrestricted as to immediate withdrawal and use. Cash and cash equivalents also consist of funds which are held in our trading platform trust account entrusted with Nanjing Jinwang Art Purchase E-commerce Co., Ltd., our related party which are unrestricted as to immediate withdrawal and use.

Cash and cash equivalents consist of the following:

	December 31, 2019	December 31, 2018

Cash in bank	$911,770	$1,090,501
Cash held in trading platform trust account	1,130,383	926,357
Money market fund issued by Ping An Bank	7,142,518	-
Total cash and cash equivalents	$9,184,671	$2,016,858

Short-term investment

Short-term investment represents investment in bank-issued wealth management product with underlying investments in cash, bonds and equity funds. In 2019, the Company invested in a wealth management product issued by Ping An Bank. The investment has maturity of less than 1 year and its carrying value approximates its fair value. The gain from sale of this investment is recognized in the statements of income and comprehensive income.

In addition, there were no unrealized gains/losses and other-than-temporary impairment of this investment for the year ended December 31, 2019.

Accounts receivable

Accounts receivable represents amounts due from the Company’s customers. An allowance for doubtful accounts may be established and recorded based on management’s assessment of potential losses based on the credit history and relationships with the customers. Management reviews its receivables on a regular basis to determine if the allowance for doubtful accounts is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance was required as of December 31, 2019 and 2018. The Company had no any bad debt expense during the years ended December 31, 2019 and 2018.

Other receivables and prepaid expenses

Other receivables that are short term in nature include employee advances to pay certain of the Company’s expenses in the normal course of business, a receivable from the sale of an investment and certain short-term deposits. An allowance for doubtful accounts may be established and recorded based on management’s assessment of the likelihood of collection. Management reviews these items on a regular basis to determine if the allowance for doubtful accounts is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance was required as of December 31, 2019 and 2018.

Prepaid expenses include advance payments made to vendors for certain prepaid services such as agency fees and prepaid rent for our office.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over their estimated useful lives of the assets with no residual value. The estimated useful lives are as follows:

Useful Life
Office equipment and furnishings	1 - 5 years
Electronic equipment	2 - 5 years
Server room equipment	5 years
Vehicles	5 years
Leasehold improvements	lesser of lease term or expected useful life

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and other comprehensive income. Expenditures for maintenance and repairs are charged to expense as incurred, while additions, renewals and betterments, which are expected to extend the useful life of an asset, are capitalized. The Company also re-evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets, net

Intangible assets, net, are stated at cost, less accumulated amortization. Amortization expense is recognized on the straight-line basis over the estimated useful lives of the assets as follows:

Classification	Estimated Useful Life
Artwork trading platform	5 years
Software	5 years

Impairment for long-lived assets

Long-lived assets, including property and equipment with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the asset based on the undiscounted future cash flows the asset is expected to generate and recognize an impairment loss when estimated discounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values. As of December 31, 2019 and 2018, no impairment of long-lived assets was recognized.

Investments

Entities in which the Company has the ability to exercise significant influence, but does not have a controlling interest, are accounted for using the equity method. Significant influence is generally considered to exist when the Company has voting shares representing 20% to 50%, and other factors, such as representation on the Board of Directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. Under this method of accounting, the Company records its proportionate share of the net earnings or losses of equity method investees and a corresponding increase or decrease to the investment balances. Dividends received from the equity method investments are recorded as reductions in the cost of such investments. The Company generally considers an ownership interest of 20% or higher to represent significant influence. The Company accounts for the investments in entities over which it has neither control nor significant influence, and no readily determinable fair value is available, using the investment cost minus any impairment, if necessary.

Investments are evaluated for impairment when facts or circumstances indicate that the fair value of the long-term investment is less than its carrying value. An impairment loss is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investment; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. No events have occurred that indicated an other-than-temporary for the years ended December 31, 2019 and 2018.

Deferred revenue

Payments received from customers before all of the relevant criteria for revenue recognition are recorded as deferred revenue.

	December 31, 2019	December 31, 2018

Beginning balance	$823,290	$-
Customer advances	10,035,537	3,754,133
Recognized as revenues	(10,670,840)	(2,930,843)
Effect of exchange rate	(11,530)	-
Ending balance	$176,457	$823,290

Business combination

The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values. The results of operations of the acquired business are included in the Company’s operating results from the date of acquisition.

Revenue recognition

On January 1, 2019, the Company adopted FASB ASC 606, Revenue from Contracts with Customers using the modified retrospective method for all contracts not completed as of the date of adoption. Accordingly, revenue for the year ended December 31, 2019 was presented under ASC 606, while comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods.

The core principle underlying the revenue recognition standard is that the Company will recognize revenue to represent the transfer of services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of services transfers to a customer. Under the guidance of ASC 606, the Company is required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the Company satisfies its performance obligation. Revenues are recorded, net of sales related taxes and surcharges.

The adoption of ASC 606 did not significantly change (i) the timing and pattern of revenue recognition for all of the Company’s revenue streams, and (ii) the presentation of revenue as gross versus net. Therefore, the adoption of ASC 606 did not have a significant impact on the Company’s financial position, results of operations, equity or cash flows as of the adoption date and for the year ended December 31, 2019. The Company continues to derive its revenues from service contracts with its customers with revenues being recognized upon performance of services. Persuasive evidence of an arrangement is demonstrated via service contract and invoice; and the consideration to the customer is fixed upon acceptance of the sales contract. At times, the Company offers incentives and rebates to its customers directly and the Company accounts for these incentives payable to customers as a reduction of contract price. The Company’s revenues are recognized at a point in time or over time after all performance obligations are satisfied. In addition, the Company took the practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less. The Company’s commission expenses to its sales agents are expensed when incurred.

The Company is an online provider of collectibles and artwork e-commerce services, which allows artists and art dealers and owners to access the art trading market with a wider range of artwork investors through the Company’s platforms. The Company currently facilitates trading by individual and institutional customers of stamps, coins, and all kinds of artwork and commodities on the Company’s online platforms. In addition to collectibles and artwork, the Company has also expanded its platform to trade commodities of principally teas.

The Company generates revenue from its services in connection with the trading of artwork and commodities on its platforms, primarily consisting of listing service fees, transaction fees, marketing services fees and other revenues collected from traders (the Company’s customers).

Starting in July 2019, the Company had signed corporative agreements with third parties who are experts and possess new ideas and resources for collectibles/commodities business to co-develop certain niche markets (such as vintage coins and teas) to be traded on the Company’s online platforms. These parties are required to place a security deposit with the Company until termination of the cooperative agreements and deposit amounts will need to increase as the trading volume increases. Revenue generated from these niche markets will be shared between the Company and these parties based on pre-agreed rates and trading volume. The Company accounted for the portion of revenue that needs to be reimbursed to the third parties as a reduction of total contract revenue to be received from customers. $171,272 of gross revenue generated from these contracts has been recorded as a reduction of revenue and payable to these parties for the year ended December 31, 2019.

Listing service fees

One-time nonrefundable listing service fees are collected from traders for listing their products on the platform. The Company’s only performance obligation is to provide listing on the Company’s platform. In general, the Company recognizes listing services fee ratably over the estimated period of the listing. For the years ended December 31, 2019 and 2018, our listing service contracts in which the related performance obligations can be completed within a short period of time, usually less than three months, therefore the Company recognizes the related revenue upon the completion of its performance obligations. The fees are determined by contracts with the customers as a fixed percentage of the listing price. For listing service contracts in which the related performance obligations can be completed within a short period of time, the Company recognizes the related revenue upon the completion of its performance obligations.

Transaction fee revenue

Transaction fee revenue is generally calculated based on the transaction value of collectibles, artwork and commodities per transaction. Transaction value is the dollar amount of the purchase and sale of the collectibles, artwork and commodities after they are listed on the Company’s platforms. The Company’s performance obligation is to facilitate the trading transactions. Transaction fee revenue is recognized and collected at the time when the transaction is completed.

Transaction fee revenue also includes predetermined monthly transaction fees for select traders with large transactions and are negotiated on a case by case basis. Predetermined transaction fees are recognized and earned over the specified service period.

Predetermined transaction fees received in advance of the specified service period are recorded as deferred revenue.

Marketing service fees

Marketing service fees (including $68,082 and nil from related party for the years ended December 31, 2019 and 2018, receptively) are usually collected after the Company completes its services and includes the following type of services:

(1) For certain marketing service agreements, the Company promises to assist its customer in connection with his/her listing and trading of his/her collectible/artwork or commodities on the Company’s platforms, which mainly includes consultation and supporting services of the marketability for the collectible/artwork; assessing its market value and market acceptance for the collectible/artwork or commodities; and assisting in the application and legal protection required for the customer’s collectible/artwork or commodities to be approved for listing on the Company’s platforms. For marketing service contracts in which the related performance obligations can be completed within a short period of time, the Company recognizes the related revenue upon the completion of its performance obligations.

(2) Marketing service agreements also includes providing promotion services for customers’ items as where to place ads on well-known cultural art exchange websites in China, to provide online and offline marketing services including cooperation with auction houses and participate in industry-related exhibitions and fairs.

The marketing service fees are charged on various fixed fee basis, which are based on the type of the listing session that the customer applies for and whether the customer has listed and sold its collectible on other platforms before, and they were not tied to the type or value of the underlying collectible/artwork. Marketing service contracts and fees are recognized upon the completion of the performance obligation.

Other revenues

Other revenues (including $178,304 and $82,757 from related parties for the years ended December 31, 2019 and 2018, respectively) primarily includes service fees for IT technical support to customers and other revenues from agency recommendation fees. IT technical support fee is negotiated on a case by case basis and is recognized when the related services have been performed based on the specific terms of the contract. Agency recommendation fees are mainly training and consulting services provided to certain qualified traders/agents. Upon completion of the training and consultation, these qualified traders/agents may introduce the Company’s platform and services to potential customers to list their collectibles and artwork with the Company for a fee or promote their own products on the Company’s platforms. The Company’s performance obligation is completed and revenue is recognized upon completion of training and consultation services.

Cost of revenues

Cost of revenues consist of compensation including social welfare and benefits for the Company’s IT, risk management and customer services team, appraisal fees, online cloud service fees, storage fees, and depreciation and amortization of hardware and software for the Company’s trading platform.

Selling and marketing expenses:

Selling and marketing expenses includes salary and benefits for our employees in the sales and marketing department and marketing and advertising expenses. Selling expenses also include incentive payments to qualified traders that refers other traders to utilize the Company’s e-commerce or trading platforms.

Website advertising expenses which are included in selling and marketing expenses-related party amounted to $124,857 and $13,690 for the years ended December 31, 2019 and 2018, respectively.

Value added taxes (“VAT”)

Revenue represents the invoiced value of services, net of VAT. The VAT is based on the gross sales price and VAT rates range up to 6%, depending on the type of services provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. The net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiaries in China, have been and remain subject to examination by the tax authorities for five years from the date of filing.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax. Deferred tax liabilities are recognized for all future taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled.

Deferred taxes are charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income taxes are classified as income tax expense in the period incurred. PRC tax returns filed in 2019 are subject to examination by the applicable tax authorities.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical factors and the specific facts and circumstances of each matter.

Earnings per share

Basic earnings per share are computed by dividing income available to shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of December 31, 2019 and 2018, there were no dilutive shares.

Statutory Reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable statutory surplus reserve fund. Subject to certain cumulative limits, the statutory surplus reserve fund requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). If the Company has accumulated losses from prior periods, the Company is able to use the current period net income after tax to offset against the accumulated loss. For the years ended December 31, 2019 and 2018, the Company appropriated $38,999 and $73,348 to the statutory reserve fund, respectively. The Company has met the required maximum contributions to the statutory reserves for both of its operating entities, Kashi Dongfang and Kashi Longrui.

Employee benefits

Full-time employees of the Company are entitled to staff welfare benefits including medical care, housing funds, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans. The expense for the plans were $88,707 and nil for the years ended December 31, 2019 and 2018, respectively.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current period presentation mainly reclassifying prepaid expenses to other receivables, rent payable – related party to other payable – related party (see Notes 5 and 13).

Recently issued accounting pronouncements

In January 2016, the FASB issued ASU 2016-01, Financial Instruments–Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which makes targeted improvements in the recognition, measurement, presentation, and disclosure of financial instruments. For public business entities, ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding “right-of-use” leased asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption assuming the Company will remain an emerging growth company at that date. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. The Company has not early adopted this update and it will become effective on January 1, 2021 after FASB delayed the effective date for non-public companies with ASU 2019-09. The Company is currently evaluating the impact of this new standard on the Company’s consolidated financial statements and related disclosures.

In July 2017, the FASB Issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-lined financial instruments (or embedded features) with down round features. The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company does not believe the adoption of this ASU will have a material effect on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement—Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes, modifies and adds certain disclosure requirements in Topic 820 “Fair Value Measurement”. ASU 2018-13 eliminates certain disclosures related to transfers and the valuations process, modifies disclosures for investments that are valued based on net asset value, clarifies the measurement uncertainty disclosure, and requires additional disclosures for Level 3 fair value measurements. ASU 2018-13 is effective for the Company for annual and interim reporting periods beginning January 1, 2020. The Company does not believe the adoption of this ASU will have a material effect on the Company’s consolidated financial statements.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments— Credit Losses—Available-for-Sale Debt Securities. The amendments in this ASU address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning January 1, 2023 after FASB delayed the effective date for non-public companies with ASU 2019-09. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in ASU 2019-12 simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in ASU 2019-12 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3 – Business combinations

Acquisition of HKDAEx

On May 7, 2019, the Company entered into a Sale and Purchase Agreement (the “Agreement”) to acquire all outstanding equity interest of HKDAEx, which provides the Company’s customers with an online trading platform in Hong Kong. Pursuant to the terms of the Agreement, the sole shareholder of HKDAEx exchanged his equity interest in HKDAEx for 4,200,000 ordinary shares (post forward share split and share surrender) of Oriental Culture.

On May 9, 2019, the Company acquired all outstanding equity interest of HKDAEx.

The Company’s acquisition of HKDAEx was accounted for as a business combination in accordance with FASB ASC 805. The Company has allocated the purchase price of HKDAEx based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by the FASB. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisition were not material and have been included in general and administrative expenses.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of HKDAEx. The fair value of HKDAEx value is detailed below.

Fair Value
Cash and cash equivalents	$630,056
Other receivables and prepayment	2,327
Other receivables – related party	274,543
Property, plant and equipment, net	31,248
Intangible assets	615,830
Total assets	1,554,004

Other payables – related parties	(24,901)
Accrued expenses and other liabilities	(33,598)
Total liabilities	(58,499)
Net assets acquired for shares issued	$1,495,505

The following unaudited pro forma combined results of operations present the Company’s financial results as if the acquisition of HKDAEx had been completed on January 1, 2019 and 2018. The unaudited pro forma results do not reflect operating efficiencies or potential cost savings which may result from the consolidation of operations. Accordingly, the unaudited pro forma financial information is not necessarily indicative of the results of operations that the Company would have recognized had it completed the transaction on January 1, 2018. Future results may vary significantly from the results in this pro forma information because of future events and transactions, as well as other factors.

	For the Year Ended December 31, 2019
	(Unaudited)
			Adjustment for
	Oriental		Business	Pro Forma
	Culture	HKDAEx	Combination	Combined
OPERATING REVENUES:
Net revenues	$13,203,049	$57,434	$(57,434)	$13,203,049
Net revenues - related parties	246,386	-	-	246,386
Total operating revenues	13,449,435	57,434	(57,434)	13,449,435

COST OF REVENUES:
Cost of revenues	(702,003)	(20,195)	-	(722,198)
Cost of revenues - related party	(607,679)	-	-	(607,679)
Total cost of revenues	(1,309,682)	(20,195)	-	(1,329,877)

GROSS PROFIT	12,139,753	37,239	(57,434)	12,119,558

OPERATING EXPENSES:
Selling and marketing expenses	(550,373)	-	-	(550,373)
Selling and marketing expenses - related party	(124,857)	-	-	(124,857)
General and administrative expenses	(1,895,624)	(557,470)	57,434	(2,395,660)
General and administrative expenses – related parties	(258,027)	(17,868)		(275,895)
Total operating expenses	(2,828,881)	(575,338)	57,434	(3,346,785)

INCOME (LOSS) FROM OPERATIONS	9,310,872	(538,099)	-	8,772,773

OTHER INCOME (EXPENSES), NET	113,035	(4,140)	-	108,895

INCOME (LOSS) BEFORE INCOME TAXES	9,423,907	(542,239)	-	8,881,668

PROVISION FOR INCOME TAX	-	-	-	-

NET INCOME (LOSS)	$9,423,907	$(542,239)	$-	$8,881,668

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment	(228,132)	6,945	-	(221,187)

COMPREHENSIVE INCOME (LOSS)	$9,195,775	$(535,294)	$-	$8,660,481

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted*				21,700,000

EARNINGS PER SHARE
Basic and diluted*				$0.41

	For the Year Ended December 31, 2018
	(Unaudited)
			Adjustment for
	Oriental		Business	Pro Forma
	Culture	HKDAEx	Combination	Combined
OPERATING REVENUES:
Net revenues	$5,269,943	$-	$-	$5,269,943
Net revenues - related parties	82,757	-	-	82,757
Total operating revenues	5,352,700	-	-	5,352,700

COST OF REVENUES:
Cost of revenues	(247,073)	-	-	(247,073)
Cost of revenues - related party	(253,302)	-	-	(253,302)
Total cost of revenues	(500,375)	-	-	(500,375)

GROSS PROFIT	4,852,325	-	-	4,852,325

OPERATING EXPENSES:
Selling and marketing expenses	(1,613,798)	-	-	(1,613,798)
Selling and marketing expenses - related party	(13,690)	-	-	(13,690)
General and administrative expenses	(557,689)	(245,617)	-	(803,306)
Total operating expenses	(2,185,177)	(245,617)	-	(2,430,794)

INCOME (LOSS) FROM OPERATIONS	2,667,148	(245,617)	-	2,421,531

OTHER INCOME (EXPENSES)
Loss from equity investment	(43,075)	-	-	(43,075)
Other income, net	65	42	-	107
Total other (expenses) income, net	(43,010)	42	-	(42,968)

INCOME (LOSS) BEFORE INCOME TAXES	2,624,138	(245,575)	-	2,378,563

PROVISION FOR INCOME TAX	-	-	-	-

NET INCOME (LOSS)	$2,624,138	$(245,575)	$-	$2,378,563

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment	(89,262)	2,786	-	(86,476)

COMPREHENSIVE INCOME (LOSS)	$2,534,876	$(242,789)	$-	$2,292,087

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted*				21,700,000

EARNINGS PER SHARE
Basic and diluted*				$0.11

Pro forma adjustments were to eliminate intercompany revenue and expenses.

The following table presents the amounts of revenue and earnings of HKDAEx since the acquisition date (May 9, 2019) included in the consolidated income statement for the reporting period,

May 9, 2019- December 31, 2019
Revenue	$57,434
Net Loss	$(336,035)

Note 4 – Variable interest entity

On May 8, 2019, Oriental Culture WFOE entered into Contractual Arrangements with Jiangsu Yanggu and its Participating Shareholders. The significant terms of these Contractual Arrangements are summarized in “Note 1 - Nature of business and organization” above. As a result, the Company classifies Jiangsu Yanggu and its subsidiaries and as VIEs.

A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Oriental Culture WFOE is deemed to have a controlling financial interest and is the primary beneficiary of Jiangsu Yanggu because it has both of the following characteristics:

(1)	The power to direct activities at Jiangsu Yanggu that most significantly impact such entity’s economic performance; and

(2)	The obligation to absorb losses of, and the right to receive benefits from Jiangsu Yanggu that could potentially be significant to such entity.

Accordingly, the accounts of Jiangsu Yanggu and its subsidiaries are consolidated in the accompanying financial statements pursuant to ASC 810-10, Consolidation.

The carrying amounts of the VIEs’ consolidated assets and liabilities are as follows:

	December 31, 2019	December 31, 2018

Current assets	$11,794,499	$3,532,851
Property and equipment, net	446,633	282,306
Other noncurrent assets	1,391,322	670,967
Total assets	13,632,454	4,486,124
Total liabilities	(1,580,130)	(1,781,135)
Net assets	$12,052,324	$2,704,989

	December 31, 2019	December 31, 2018
Current liabilities:
Accounts payable	$372,208	$13,750
Accounts payable – related party	207,766	258,406
Deferred revenue	176,457	823,290
Other payables and accrued liabilities	684,236	388,266
Other payables – related parties	-	130,842
Taxes payable	139,463	166,581
Total liabilities	$1,580,130	$1,781,135

The summarized operating results of the VIEs are as follows:

	For the Years Ended December 31,
	2019	2018

Operating revenues	$13,449,448	$5,352,700
Income from operations	$9,377,892	$2,737,425
Net income	$9,490,927	$2,694,425

Note 5 – Other receivables and prepaid expenses

Other receivables consist of the following:

	December 31, 2019	December 31, 2018

Receivable from sale of equity investment	$-	$427,419
Rent and other deposits	23,270	1,026
Employee advances and others	-	3,123
Prepaid expenses	9,672	19,311
Total other receivables	$32,942	$450,879

Note 6 – Property and equipment, net

Property and equipment consist of the following:

	December 31, 2019	December 31, 2018

Electronic equipment	$78,327	$57,916
Office equipment	42,979	36,243
Server room equipment	200,141	202,984
Vehicle	260,515	-
Leasehold improvement	14,841	-
Furniture	4,767	-
Less: accumulated depreciation	(140,701)	(14,837)
Total	$460,869	$282,306

Depreciation and amortization expense for the years ended December 31, 2019 and 2018 amounted to $114,159 and $15,417, respectively.

Note 7 – Intangible assets, net

Intangible assets consist of the following:

	December 31, 2019	December 31, 2018

Artwork trading platform	$794,349	$151,647
Software	120,529	2,168
Less: accumulated amortization	(175,085)	(25,455)
Total	$739,793	$128,360

Amortization expenses for the years ended December 31, 2019 and 2018 amounted to $127,560 and $25,440, respectively. Total additions to intangible assets for the years ended December 31, 2019 and 2018 amounted to $761,623  (including $641,898 of platform acquired from HKDAEx) and $153,815, respectively.

The estimated amortization is as follows:

Years Ending December 31,	Estimated Amortization Expense

2020	$182,976
2021	182,976
2022	182,976
2023	157,389
2024	33,476
Total	$739,793

Note 8 – Investment

In 2018, the Company invested RMB 7,140,000 ($1,038,017) in Zhongcang Warehouse Co., Ltd. (“Zhongcang”), a PRC company that engages in providing storage services, in exchange for a 34% equity interest. As the Company has significant influence over the investee through its representation on the board, the investment in Zhongcang was accounted for using the equity method.

On December 20, 2018, the Company sold 14% of its equity interest in Zhongcang to Nanjing Zhonghao Culture Media Co., Ltd. for RMB 2,940,000 ($427,419), for which no gain or loss was recognized in the sale. The Company’s holding in Zhongcang was reduced to 20%.

In May 2019, the Company sold another 2% of its remaining equity interest in Zhongcang to Nanjing Zhonghao Culture Media Co., Ltd. for RMB 420,000 ($61,418), for which no gain or loss was recognized in the sale. As a result, the Company no longer has significant influence over the investee and the investment in Zhongcang, for which no gain or loss was recognized in the sale accounted for using the cost method.

Note 9 – Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	December 31, 2019	December 31, 2018

Security deposit*	$509,565	$290,761
Salary payable	158,807	88,452
Others	27,434	9,053
Total	$695,806	$388,266

*	On December 18, 2018, the Company signed various cooperation agreements with various third parties to co-develop a niche market for the online platform. Revenue generated from the niche markets will be shared between the Company and these parties. The security deposit will be returned to these parties upon dissolution of the cooperation agreements.

Note 10 – Taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, Oriental Culture HK established in Hong Kong is subject to a 16.5% income tax on taxable income generated from operations in Hong Kong. Payments of dividends from Oriental Culture HK to us are not subject to any Hong Kong withholding tax. The Company did not generate any revenue from operations in Hong Kong since its inception through December 31, 2019, and therefore is not subject to any income taxes in Hong Kong.

PRC

The WFOE and VIEs incorporated in the PRC are governed by the income tax laws of the PRC and the income tax provisions in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemptions may be granted on case-by-case basis.

Under the current EIT Law, dividends paid by an FIE to any of its foreign non-resident enterprise investors are subject to a 10% withholding tax. Thus, dividends, if and when payable by the Company’s PRC subsidiaries to their offshore parent entities, would be subject to a 10% withholding tax. A lower tax rate will be applied if such foreign non-resident enterprise investor’s jurisdiction of incorporation has signed a tax treaty or arrangement for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income with China. There is such a tax arrangement between the PRC and Hong Kong. Thus, the dividends, if and when payable by the Company’s PRC subsidiaries to the offshore parent entities located in Hong Kong, would be subject to 5% withholding tax rather than statutory rate of 10% provided that the offshore entities located in Hong Kong meet the requirements stipulated by relevant PRC tax regulations. The Company has not provided for deferred income tax liabilities on the PRC entities’ undistributed earnings of $11,599,663 and $2,550,790 as of December 31, 2019 and 2018, respectively, because the Company controls the timing of the undistributed earnings and it is probable that such earnings will not be distributed. The Company plans to reinvest those earnings in the PRC indefinitely in the foreseeable future.

Moreover, the current EIT Law treats enterprises established outside of China with “effective management and control” located in China as PRC resident enterprises for tax purposes. The term “effective management and control” is generally defined as exercising overall management and control over the business, personnel, accounting, properties, etc. of an enterprise. The Company, if considered a PRC resident enterprise for tax purposes, would be subject to the PRC Enterprise Income Tax at the rate of 25% on its worldwide income for the period after January 1, 2008 if the primary location of the day-to-day operational management is in the PRC. Based upon a review of surrounding facts and circumstances, none of the Company’s subsidiaries outside of China is a PRC resident enterprise for PRC tax purposes, and therefore was not subject to PRC taxes.

Kashi Longrui and Kashi Dongfang were formed and registered in Kashi in Xinjiang Province, China in 2018. These companies have received an exemption and will not be subject to income tax for 5 years. As of December 31, 2019 and 2018, the Company has not recorded any deferred tax liabilities in light of (1) its tax free arrangement; (2) its compliance with PRC EIT Law in making payments of enterprise income tax; and (3) Jiangsu Yanggu’s inability to pay its net profits to WFOE under the VIE agreement without the Company’s determination. However, any changes with the currently effective PRC Tax laws and regulations would result in the Company paying more enterprise income tax, which would material adversely affect the operating and financial performance of the Company.

Tax savings for the years ended December 31, 2019 and 2018 amounted to $2,494,418 and $714,727, respectively. The Company’s basic and diluted earnings per shares would have been lower by $0.12 and $0.04 per share for the years ended December 31, 2019 and 2018 without the preferential tax exemption, respectively.

The following table reconciles China statutory rates to the Company’s effective tax rate:

	December 31, 2019	December 31, 2018
China income tax rate	25.0%	25.0%
Tax exemption	(22.0)%	(23.0)%
Change in valuation allowance	(3.0)%	(2.0)%
Effective tax rate	-%	-%

Deferred tax assets - China

The following table summarizes the significant components of deferred tax assets.

	December 31, 2019	December 31, 2018

Net operating losses	$233,889	$52,719
Less: valuation allowance	(233,889)	(52,719)
Deferred tax assets, net	$-	$-

The following table summarizes the changes in valuation allowance for deferred tax assets.

	December 31, 2019	December 31, 2018

Beginning balance	$52,719	$-
Additions	181,170	52,719
Ending balance	$233,889	$52,719

The Company evaluated the recoverable amounts of deferred tax assets, and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified.

The Company’s NOL was mainly from the Company’s VIE and subsidiaries’ cumulative net operating losses (“NOL”) of approximately $1,096,000 and $235,000 as of December 31, 2019 and 2018. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

Uncertain tax positions

The Company evaluates uncertain tax position including the potential application of interest and penalties based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2019 and 2018, the Company did not have any significant unrecognized uncertain tax positions.

Taxes payable consist of the following:

	December 31, 2019	December 31, 2018

VAT payable	$131,351	$140,175
Other taxes payable	8,112	26,406
Income tax payable	-	-
Total	$139,463	$166,581

Note 11– Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. A depositor has up to RMB 500,000 (approximately $72,000) insured by the People’s Bank of China Financial Stability Bureau (“FSD”). As of December 31, 2019 approximately $7,200,000 of deposit at Ping An Bank was not insured by FSD. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD $500,000 (approximately $64,000) if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2019 approximately $500,000 was not insured by the Hong Kong Deposit Protection Board. As of December 31, 2019 approximately $1,100,000 was deposited on our trading platform trust account located in the PRC. The account is held at Ping An Bank and entrusted with Nanjing Jinwang Art Purchase E-commerce Co., Ltd., our related party. This balance is not covered by insurance. While management believes that these financial institutions and platform fund holder are of high credit quality, it continually monitors their credit worthiness.

Customer concentration risk

For the year ended December 31, 2019, no customer accounted for more than 10% of the Company’s total revenues and eight customers accounted for 95.0% (ranging from 10.2% to 17.0%) of the Company’s accounts receivable as of December 31, 2019. No customer accounts for more than 10% of the Company’s revenue or accounts receivable for the year ended December 31, 2018.

Note 12 - Segment reporting

FASB ASC 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280, which is facilitating e-commerce of artwork trading. All of the Company’s net revenue was generated in PRC including Hong Kong.

	For the Years Ended December 31,
	2019	2018
Listing service fees	$1,501,645	$273,456
Transaction fee	4,742,565	1,253,683
Marketing service fees*	6,729,736	3,734,636
Other revenues**	475,489	90,925
Total	$13,449,435	$5,352,700

*	Including $68,082 and nil for the years ended December 31, 2019 and 2018, respectively, from related parties.

**	Including $178,304 and $82,757 for the years ended December 31, 2019 and 2018 respectively, from related parties.

Note 13 – Related party transactions

a. Accounts receivable – related parties consist of the following:

	Relationship	December 31, 2019	December 31, 2018

Hunan Huaqiang Artwork Trading Center Co., Ltd.	49% owned by Jinling Cultural Property Exchange Co., Ltd., which is owned by Oriental Culture’s 16.13% beneficial owner, Huajun Gao	$-	$1,817
Nanjing Culture and Artwork Property Exchange Co., Ltd.	Mr. Huajun Gao, the general manager and director of Nanjing Culture, and Mr. Aimin Kong, the vice chairman of Nanjing Culture, each beneficially owns 16.13% of Oriental Culture’s shares.	-	10,904
Total		$-	$12,721

b. Accounts payable – related parties consist of the following:

	Relationship	December 31, 2019	December 31, 2018

Zhongcang Warehouse Co., Ltd.	An investment of the VIE of the Company	$207,364	$258,406
Kashi Jinwang Art Purchase E-commerce Co., Ltd.	100% owned by Nanjing Jinwang Art Purchase E-commerce Co., Ltd., a related party of the Company	402	-
Total		$207,766	$258,406

c. Other payables – related parties consist of the following:

Other payables – related parties are those nontrade payables arising from transactions between the Company and its related parties, such as payments paid on behalf of the Company.

	Relationship	December 31, 2019	December 31, 2018

Aimin Kong	Oriental Culture’s 16.13% beneficial owner	$51,896	$67,882
HKFAEx Group Limited	Former shareholder of HKDAEx	4,493	-
Mun Wah Wan	Chairman of the Board of Oriental Culture	4,929	-
Nanjing Culture and Artwork Property Exchange Co., Ltd.*	Mr. Huajun Gao, the general manager and director of Nanjing Culture, and Mr. Aimin Kong, the vice chairman of Nanjing Culture, each beneficially owns 16.13% of Oriental Culture’s shares.	-	130,842
Total		$61,318	$198,724

*	The Company had a one-year non-cancellable operating lease agreement for office space expiring in December 2019 and renewed for another year with a monthly rental of approximately $13,000. Total rent expense for the years ended December 31, 2019 and 2018 amounted to $156,556 and nil, respectively. In addition, the Company also purchased approximately $300,000 of fixed assets in November 2018.

d. Net revenues – related parties consist of the following:

	Relationship	Nature	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018

Nanjing Culture and Artwork Property Exchange Co., Ltd.	Mr. Huajun Gao, the general manager and director of Nanjing Culture, and Mr. Aimin Kong, the vice chairman of Nanjing Culture, each beneficially owns 16.13% of our shares	Technological service fee revenue	$20,425	$10,611
Jinling Cultural Property Rights Exchange Co., Ltd.	Owned by our 16.13% beneficial owner, Huajun Gao	Technological service fee revenue	20,425	10,610
Hunan Huaqiang Artwork Trading Center Co., Ltd.	49% owned by Jinling Cultural Property Exchange Co., Ltd. which is owned by Oriental Culture’s 16.13% beneficial owner, Huajun Gao	Technological service fee revenue	20,425	10,610
Nanjing Jinwang Art Purchase E-commerce Co., Ltd.	Owned by our 16.13% beneficial owners, Huajun Gao and Aimin Kong	Technological service fee revenue	49,020	50,926
Kashi Jinwang Art Purchase E-commerce Co., Ltd.	100% owned by Nanjing Jinwang Art Purchase E-commerce Co., Ltd.	Technological service fee revenue	68,009	-
Nanjing Pusideng Information Technology Co., Ltd.	Mr. Yi Shao, Chief Executive Officer and a board member of the Company was a 100% shareholder of Nanjing Pusideng as of June 14, 2019 and was the legal representative of Nanjing Pusideng as of November 20, 2019	Marketing service revenue	68,082	-
Total			$246,386	$82,757

e. Cost of revenues – related party consists of the following:

	Relationship	Nature	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018

Zhongcang Warehouse Co., Ltd.	An investment of the VIE of the Company	Storage fees	$607,679	$253,302

f. Selling and marketing expenses – related party consists of the following:

	Relationship	Nature	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018

Kashi Jinwang Art Purchase E-commerce Co., Ltd.	100% owned by Nanjing Jinwang Art Purchase E-commerce Co., Ltd.	Online advertising expenses	$124,857	$-
Nanjing Jinwang Art Purchase E-commerce Co., Ltd.	Owned by our 16.13% beneficial owners, Huajun Gao and Aimin Kong	Online advertising expenses	-	13,690
			$124,857	$13,690

g. For the years ended December 31, 2019, the Company purchased inventory management system software from its related party, Nanjing Pusideng Information Technology Co., Ltd. for approximately $72,000. Mr. Yi Shao, Chief Executive Officer and a board member of the Company is a 100% shareholder of Nanjing Pusideng as of June 14, 2019 and is the legal representative of Nanjing Pusideng as of November 20, 2019.

h. During 2019, Kashi Longrui entered into a Management Consulting Advisory Agreement with Mr. Aimin Kong for an annual service fee of RMB 780,000 (approximately $113,000). The consulting agreement has a term of one year and the services include business, management and strategic development planning. Mr. Kong is the sole shareholder and director of Oriental Culture Investment Development LTD which is our 16.13% shareholder.

During 2019, Kashi Dongfang entered into a Technology Advisory Engagement Agreement with Mr. Huajun Gao and engaged Mr. Gao as the chief technology advisor for an annual service fee of RMB 1,000,000 (approximately $145,000). The advisory agreement has a term of one year and the services include technology review and verification, technology renovation and improvement, technology security and management, and technology advice and consulting. Mr. Gao is the sole shareholder and director of Oriental Culture Investment Communication LTD which is our 16.13% shareholder.

The Company incurred a total of $258,027 (RMB 1,780,000) consulting expenses to pursuant to the two agreements above.

i. For the year ended December 31, 2019, HKDAEx paid $17,868 to HKFAEx, the former shareholder of HKDAEx for accounting and business administration services.

Note 14 – Equity

Ordinary shares

Oriental Culture was established under the laws of Cayman Islands on November 29, 2018. The authorized number of ordinary shares was 900,000,000 shares with a par value of $0.00005, 24,800,000 and 20,000,000 shares were issued as of December 31, 2019 and 2018, respectively.

Pursuant to the Amended and Restated Article of Association adopted by a special resolution of the shareholders of the Company dated September 12, 2019, the authorized shares of 50,000,000 ordinary shares were re-designated to 50,000,000 preferred shares of a nominal or par value of USD0.0001 each.

On November 8, 2019, the shareholders of the Company adopted the Second Amended and Restated Articles of Association to effect a 2 for 1 forward share split of the total authorized and issued and outstanding shares of the Company. As a result of the 2 for 1 forward share split, the Company’s total authorized shares are 1,000,000,000 shares comprising of (i) 900,000,000 ordinary shares of a nominal or par value of $0.00005 each and (ii) 100,000,000 preferred shares of a nominal or par value of $0.00005 each, and the Company’s issued and outstanding ordinary shares increased from 12,400,000 shares to 24,800,000 shares, par value of $0.00005. In addition, all existing shareholders agreed to surrender to the Company as treasury shares, 12.5% of the then outstanding ordinary shares (3,100,000 ordinary shares) for no consideration.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by Oriental Culture, the WFOE, and its VIE’s Jiangsu Yanggu, Nanjing Yanyu, Nanjing Yanqing, Kashi Longrui, and Kashi Dongfang (collectively “Jiangsu Yanggu PRC entities”) only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Jiangsu Yanggu and its PRC entities.

Oriental Culture WFOE and Jiangsu Yanggu and its subsidiaries as PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, Oriental Culture WFOE and Jiangsu Yanggu and its subsidiaries as entities may allocate a portion of their after-tax profits based on PRC accounting standards to an enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the State Administration of Foreign Exchange (“SAFE”).

As a result of the foregoing restrictions, Oriental Culture WFOE and Jiangsu Yanggu and its subsidiaries as PRC entities are restricted in their ability to transfer their net assets to the Company. Foreign exchange and other regulation in the PRC may further restrict Oriental Culture WFOE and Jiangsu Yanggu and its subsidiaries as PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of December 31, 2019, amounts restricted are the net assets of Oriental Culture WFOE and Jiangsu Yanggu and its subsidiaries as PRC entities, which amounted to $12,052,324.

On May 7, 2019, the Company entered into a Sale and Purchase Agreement to acquire all outstanding equity interests of HKDAEx Limited (“HKDAEx”), which provides the Company with an online trading platform in Hong Kong. Pursuant to the terms of the Sale and Purchase Agreement, the sole shareholder of HKDAEx exchanged its equity interest in HKDAEx for 4,200,000 ordinary shares (post forward share split and surrender) of Oriental Culture. On May 9, 2019, the Company acquired all outstanding equity interest of HKDAEx.

Note 15 – Commitments and Contingencies

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

Variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of the WFOE and the VIEs are in compliance with existing PRC laws and regulations in all material respects. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

The Company has not provided for deferred income tax liabilities on the PRC entities’ undistributed earnings of as of December 31, 2019 and 2018, respectively, because the Company controls the timing of the undistributed earnings and it is probable that such earnings will not be distributed. The Company plans to reinvest those earnings in the PRC indefinitely in the foreseeable future.

Lease commitments

The Company has entered into three non-cancellable operating lease agreements for three office units. These office units have lease terms expiring in July 2020 and December 2020 with a monthly rental of approximately $13,000, $2,500 and $300, respectively.

The Company’s commitments for minimum lease payment under these operating leases as of December 31, 2019 are as follows:

Twelve months ending December 31,	Minimum lease payment
2020	$171,006
Total minimum payments required	$171,006

Rent expense for the years ended December 31, 2019 and 2018 were $209,761 and $153,281, respectively.

Note 16 – Subsequent Events

The spread of the coronavirus (“COVID-19”) around the world has caused significant business disruption in China during the first quarter of 2020. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic, which continues to spread around the world. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

Note 17 – Financial Information of the Parent Company

The Company performed a test on the restricted net assets of its consolidated subsidiaries in accordance with the Securities and Exchange Commission Regulation S-X Rule 5-04 and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividends to the Company for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiaries under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiaries” and the income of the subsidiaries is presented as “share of income of subsidiaries”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP are not required.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2019 and 2018.

PARENT COMPANY BALANCE SHEETS

	December 31,	December 31,
	2019	2018
ASSETS
OTHER ASSETS
Investment in subsidiaries	$13,099,272	$2,648,175

Total assets	$13,099,272	$2,648,175
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred shares, $0.00005 par value, 100,000,000 shares authorized, no shares issued or outstanding*	-	-
Ordinary shares, $0.00005 par value, 900,000,000 shares authorized, 24,800,000 and 20,000,000 shares issued and 21,700,000 and 17,500,000 shares outstanding as of December 31, 2019 and 2018, respectively**	1,240	1,000
Treasury shares, at cost, 3,100,000 and 2,500,000 shares issued as of December 31, 2019 and 2018, respectively ***	(155)	(125)
Additional paid-in capital	1,607,719	112,424
Statutory reserves	112,347	73,348
Retained earnings	11,599,663	2,550,790
Accumulated other comprehensive loss	(221,542)	(89,262)
Total shareholders’ equity	13,099,272	2,648,175

Total liabilities and shareholders’ equity	$13,099,272	$2,648,175

*	gives retroactive effect to the re-designation of preferred shares on September 12, 2019.

**	gives retroactive effect to the re-designation of ordinary shares on September 12, 2019 and the 2-for-1 forward share split to authorized, issued and outstanding shares.

***	gives retroactive effect to the surrender of 12.5% of our then outstanding ordinary shares, from our existing shareholders at no consideration to the Company as treasury shares on November 8, 2019. Subsequent to the share split, the number of the Company’s outstanding ordinary shares decreased from 24,800,000 to 21,700,000 pursuant to the surrender of an aggregate of 3,100,000 ordinary shares from our existing shareholders. As of December 31, 2019, there were 21,700,000, ordinary shares outstanding.

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
EQUITY INCOME OF SUBSIDIARIES AND VIES	$9,087,872	$2,624,138

NET INCOME	9,087,872	2,624,138
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(132,280)	(89,262)
COMPREHENSIVE INCOME	$8,955,592	$2,534,876

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,087,872	$2,624,138
Adjustments to reconcile net income to cash used in operating activities:
Equity income of subsidiaries and VIEs	(9,087,872)	(2,624,138)
Net cash used in operating activities	-	-

CHANGES IN CASH AND CASH EQUIVALENTS	-	-

CASH AND CASH EQUIVALENTS, beginning of year	-	-

CASH AND CASH EQUIVALENTS, end of year	$-	$-
NON-CASH INVESTING ACTIVITY
Business acquisition through issuance of ordinary shares	$1,495,505	-

THE AUDITED FINANCIAL STATEMENTS OF HKDAEx AS OF DECEMBER 31, 2018 AND FOR THE PERIOD FROM APRIL 17, 2018 (INCEPTION) TO DECEMBER 31, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of HKDAEx Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheet of HKDAEx Limited (the “Company”) as of December 31, 2018, and the related statements of income and other comprehensive income, shareholders’ equity, and cash flows for the period from April 17, 2018 (inception) to December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from April 17, 2018 inception) to December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

Flushing, New York

September 13, 2019

We have served as the Company’s auditor since 2019.

HKDAEx Limited

BALANCE SHEETS

	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$370,939	$622,538
Other receivables and prepaid expenses	21,121	9,357
Total current assets	392,060	631,895

PROPERTY AND EQUIPMENT, NET	33,352	27,034

OTHER ASSETS
Prepayment to related party	-	638,513
Intangible assets, net	626,343	-
Total other assets	626,343	638,513

Total assets	$1,051,755	$1,297,442

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Other payables and accrued liabilities	$34,005	$27,831
Other payables - related parties	26,363	110,672
Total current liabilities	60,368	138,503

Total liabilities	60,368	138,503

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, HKD $0.01 par value, 1,388,888,888 shares authorized, 1,388,888,888 shares issued and outstanding as of March 31, 2019 and December 31, 2018	1,773,646	1,773,646
Shares subscription receivables	(865,539)	(865,539)
Additional paid-in capital	493,621	493,621
Accumulated deficit	(410,387)	(245,575)
Accumulated other comprehensive income	46	2,786
Total shareholders’ equity	991,387	1,158,939

Total liabilities and shareholders’ equity	$1,051,755	$1,297,442

The accompanying notes are an integral part of these financial statements.

HKDAEx Limited

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Three Months Ended	For the Period from April 17, 2018 (Inception) to
	March 31, 2019	December 31, 2018
	(Unaudited)

OPERATING EXPENSES:
General and administrative expenses	$(164,897)	$(245,617)
Total operating expenses	(164,897)	(245,617)

LOSS FROM OPERATIONS	(164,897)	(245,617)

OTHER INCOME
Other income	85	42
Total other income	85	42

LOSS BEFORE INCOME TAXES	(164,812)	(245,575)

PROVISION FOR INCOME TAX	-	-

NET LOSS	(164,812)	(245,575)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment	(2,740)	2,786

COMPREHENSIVE LOSS	$(167,552)	$(242,789)

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	1,388,888,888	1,388,888,888

EARNINGS (LOSS) PER SHARE
Basic and diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of these financial statements.

HKDAEx Limited

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Accumulated
			Additional			other
	Ordinary shares		paid-in	Subscription	Accumulated	comprehensive
	Shares	Par Value	capital	receivable	deficit	income	Total
BALANCE, April 17, 2018	-	$-	$-	$-	$-	$-	$-
Capital contribution	1,388,888,888	1,773,646	493,621	(865,539)	-	-	1,401,728
Net loss	-	-	-	-	(245,575)	-	(245,575)
Foreign currency translation	-	-	-	-	-	2,786	2,786
BALANCE, DECEMBER 31, 2018	1,388,888,888	1,773,646	493,621	(865,539)	(245,575)	2,786	1,158,939
Net loss	-	-	-	-	(164,812)	-	(164,812)
Foreign currency translation	-	-	-	-	-	(2,740)	(2,740)
BALANCE, March 31, 2019 (Unaudited)	1,388,888,888	$1,773,646	$493,621	$(865,539)	$(410,387)	$46	$991,387

The accompanying notes are an integral part of these financial statements.

HKDAEx Limited

STATEMENTS OF CASH FLOWS

	For the Three Months Ended	For the Period from April 17, 2018 (Inception) to
	March 31, 2019	December 31, 2018
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(164,812)	$(245,575)
Adjustments to reconcile (net loss) to net cash used in operating activities:
Depreciation and amortization	15,127	8,164
Change in operating assets and liabilities:
(Increase) in other receivables and prepaid expenses	(11,764)	(9,357)
Increase in other payables and accrued liabilities	6,174	27,831
(Decrease) increase in other payables - related party	(84,309)	110,672
Net cash used in operating activities	(239,584)	(108,265)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(11,621)	(35,198)
Prepayment to purchase of intangible asset	-	(638,513)
Net cash used in investing activities	(11,621)	(673,711)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	-	1,401,728
Net cash provided by financing activities	-	1,401,728

EFFECT OF EXCHANGE RATE ON CASH	(394)	2,786

(DECREASE) INCREASE IN CASH	(251,599)	622,538

CASH, beginning of period	622,538	-

CASH, end of period	$370,939	$622,538

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income tax	$-	$-
Cash paid for interest expense	$-	$-

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Capital contribution on shares subscription receivables	$-	$865,539
Transfer of prepayment to intangible asset	$(638,513)	$-

The accompanying notes are an integral part of these financial statements.

HKDAEx Limited

NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

HKDAEx Limited (“HKDAEx” or the “Company”) is a limited liability company incorporated in Hong Kong on April 18, 2018. The Company engages in providing online platform in facilitating e-commerce of artwork trading in Hong Kong, China.

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the periods presented. Significant accounting estimates reflected in the Company’s financial statements include the useful lives of property and equipment and impairment of long-lived assets. Actual results could differ from these estimates.

Foreign currency translation and transaction

The reporting currency of the Company is the U.S. dollar. In China, the Company conducts its businesses in the local currency, Hong Kong Dollar (HKD), as its functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. The statements of income and cash flows are translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments were included in accumulated other comprehensive income. The balance sheet amounts, with the exception of shareholder’s equity at March 31, 2019 and December 31, 2018 were translated at 7.85HKD and 7.83 HKD to $1.00, respectively. The shareholder’s equity accounts were translated at their historical rates. The average translation rates applied to the consolidated statements of operations and comprehensive income (loss) and cash flows for the three months ended March 31, 2019 and the year ended December 31, 2018 were 7.85 HKD and 7.84 HKD to $1.00, respectively. Amounts reported on the consolidated statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Fair value measurement

The accounting standards regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurements and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices, other than those included in Level 1 for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying amounts included in current assets and current liabilities are reported in the balance sheet approximate their fair values because of the short term nature of such instrument.

Cash and cash equivalents

Cash and cash equivalents consist of demand deposits placed with banks which are unrestricted as to immediate withdrawal and use.

Other receivables

Other receivables represented security deposits and cash advances to pay certain of the Company’s expenses in the normal course of business. An allowance for doubtful accounts may be established and recorded based on management’s assessment on the likelihood of collection. Management reviews its receivables on a regular basis to determine if the allowance for doubtful accounts is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance was required as of March 31, 2019 and December 31, 2018.

Prepaid expenses

Prepaid expenses represented advance payments made to its vendors for certain prepaid services such as information technology services.

Prepayment to related party

Prepayment to related party is cash payment to the Company’s former shareholder, Hong Kong Knoware Technology Limited, for purchase of an online artworks trading platform. Management regularly reviews aging of prepayments and records an allowance when management believes receipts of goods due are at risk. As of March 31, 2019 and December 31, 2018, no allowance was deemed necessary.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method after consideration of the estimated useful lives and estimated residual value. The estimated useful lives are as follows:

	Useful Life	Estimated Residual Value
Office equipment and furnishings	2 years	-
Electronic equipment	2 years	-
Leasehold improvements	Shorter of lease term or useful lives	-

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of income and other comprehensive loss. Expenditures for maintenance and repairs are charged to expense as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible Assets, net

Intangible assets, net, are stated at cost, less accumulated amortization. Amortization expense is recognized on the straight-line basis over the estimated useful lives of the assets as follows:

Classification	Estimated Useful Life
Artwork trading platform	5 years

Impairment for long-lived assets

Long-lived assets, including property and equipment with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the asset based on the undiscounted future cash flows the asset is expected to generate and recognize an impairment loss when estimated discounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values. As of March 31, 2019 and December 31, 2018, no impairment of long-lived assets was recognized.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. Deferred tax liabilities are recognized for all future taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled.

Deferred tax is charged or credited in the statement of operations, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Earnings (loss) per share

Basic earnings (loss) per share are computed by dividing income (loss) available to shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of March 31, 2019 and December 31, 2018, there were no dilutive shares.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption assuming the Company will remain an emerging growth company at that date. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. The Company has not early adopted this update and it will become effective on January 1, 2020. The Company is currently evaluating the impact of this new standard on its financial statements and related disclosures.

In July 2017, the FASB Issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-lined financial instruments (or embedded features) with down round features. The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company has adopted the ASU on January 1, 2020 and the adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement—Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company does not believe the adoption of this ASU will have a material effect on the Company’s financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3 – Property and equipment, net

Property and equipment consist of the following:

	March 31,	December 31,
	2019	2018
	(Unaudited)
Electronic equipment	$15,504	$13,511
Office equipment and furnishing	15,703	7,863
Leasehold improvements	15,612	13,824
Less: accumulated depreciation	(13,467)	(8,164)
Property and equipment, net	$33,352	$27,034

Depreciation expense for the three months ended March 31, 2019 and the year ended December 31, 2018, amounted to $4,506 and $8,157, respectively.

Note 4 – Intangible assets, net

Intangible assets consist of the following:

	March 31,	December 31,
	2019	2018
	(Unaudited)
Artwork trading platform*	$636,959	$-
Less: accumulated amortization	(10,616)	-
Total	$626,343	$-

Amortization expense for the three months ended March 31, 2019 and the year ended December 31, 2018, amounted to $10,621 and nil, respectively.

Note 5 – Taxes

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, HKDAEx established in Hong Kong is subject to a 16.5% income tax on taxable income generated from operations in Hong Kong. The Company did not generate any revenue from operations in Hong Kong since its inception through March 31, 2019, and therefore is not subject to any income taxes in Hong Kong.

The following table reconciles Hong Kong statutory rates to the Company’s effective tax rate:

	March 31, 2019	December 31, 2018
	(Unaudited)
Hong Kong income tax rate	16.5%	16.5%
Net operating losses	(16.5)%	(16.5)%
Effective tax rate	-%	-%

Deferred tax assets – Hong Kong

The following table summarizes the significant components of deferred tax assets.

	March 31, 2019	December 31, 2018
	(Unaudited)
Net operating losses	$67,714	$40,520
Valuation allowance	(67,714)	(40,520)
Deferred tax assets, net	$-	$-

The following table summarizes the changes in valuation allowance for deferred tax assets.

	March 31, 2019	December 31, 2018
	(Unaudited)
Beginning balance	$40,520	$-
Additions	27,194	40,520
Ending balance	$67,714	$40,520

The Company evaluated the recoverable amounts of deferred tax assets, and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified.

The Company’s cumulative net operating losses (“NOL”) of approximately $0.4 million as of March 31, 2019. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

Uncertain tax positions

The Company evaluates each uncertain tax position including the potential application of interest and penalties based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2019 and December 31, 2018, the Company did not have any significant unrecognized uncertain tax positions.

Note 6 – Concentration of credit risks

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. As of March 31, 2019 and December 31, 2018, $370,939 and $622,538 were deposited with a bank located in Hong Kong, respectively. While management believes that the financial institution is of high credit quality, it also continually monitors their credit worthiness.

Note 7 – Related party transactions

a.	Prepayment to related party consists of the following:

The Company signed a Product Sales Agreement with its former shareholder, Hong Kong Knoware Technology Limited, to develop an online artwork trading platform on May 18, 2018. The platform went online in March 2019.

	Relationship	March 31, 2019	December 31, 2018
		(Unaudited)
Kong Hong Knoware Technology Limited	Former shareholder of HKDAEx	$-	$638,513
Total		$-	$638,513

b.	Other payables – related parties consist of the following:

Other payables – related parties are those nontrade payables arising from transactions between the Company and its related parties, such as payments paid on behalf of the Company.

	Relationship	March 31, 2019	December 31, 2018
		(Unaudited)
Wan Mun Wah	Director of HKDAEx	$19,357	$110,672
HKFAEx Limited	Former shareholder of HKDAEx	5,668	-
HKFAEx Group Limited	Former shareholder of HKDAEx	1,338	-
Total		$26,363	$110,672

The Company signed an Administration Services Agreement with their former shareholder, HKFAEx Limited, and engaged them to provide administration services on a monthly basis including but not limited to office spaces and facilities, daily office administrative and accounting functions. For the three months ended March 31, 2019 and the year ended December 31, 2018, rent and property management expense amounted to approximately $21,000 and $35,000, respectively. For the three months ended March 31, 2019 and the year ended December 31, 2018, other service fees amounted to approximately $21,000 and $22,000, respectively.

Note 8 – Equity

Ordinary shares

HKDAEx was established under the laws of Hong Kong on April 18, 2018 and its shareholder, HKFAEx Limited, held 1 ordinary share with a par value of HKD $0.01. On May 17, 2018, HKDAEx signed written resolution and allotted 599,999,999 and 400,000,000 ordinary shares to HKFAEx Limited and Hong Kong Knoware Technology Limited, respectively. A total of 1,000,000,000 ordinary shares with a par value of HKD $0.01 were issued. HKFAEx Limited and Hong Kong Knoware Technology Limited hold 600,000,000 and 400,000,000 shares in HKDAEx, respectively.

On November 12, 2018, the Company entered into a Share Purchase Agreement with Charmind Creation Limited (“the Purchaser”) pursuant to which the Company sold to the Purchaser 250,000,000 ordinary shares in exchange for HKD $5.0 million (approximately USD $0.6 million).

On December 18, 2018, the Company entered into a Share Purchase Agreement with Talent Capital (HK) Limited (“the Purchaser”) pursuant to which the Company sold to the Purchaser 138,888,888 ordinary shares in exchange for approximately HKD $2.8 million (approximately USD $0.3 million).

Note 9 – Commitments and Contingencies

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

Note 10 – Subsequent Events

On April 11, 2019, shareholders of HKDAEx collectively sold 1,388,888,888 shares to HKFAEX Group Limited for HKD $13.0 million (approximately USD $1.7 million).

On May 7, 2019, HKFAEX Group Limited (“HKFAEX”), the sole shareholder of HKDAEx, entered into a Sale and Purchase Agreement (the “Agreement”) with Oriental Culture. Pursuant to the terms of the Agreement, HKFAEX exchanged its equity interest in the Company for 2,400,000 ordinary shares (pre forward share split) of Oriental Culture.

5,065,000 Ordinary Shares

Oriental Culture Holding LTD

PROSPECTUS

VIEWTRADE SECURITIES, INC.	PRIME NUMBER CAPITAL

Until and including ●, 2020 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is ●, 2020.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.  Indemnification of Directors and Officers

We are a Cayman Islands exempted company limited by shares. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Our current memorandum and articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own willful negligence or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our current memorandum and articles of association.

ITEM 7.  Recent Sales of Unregistered Securities

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of ordinary shares.

Purchaser	Date of Issuance	Number of Ordinary Shares (1)	Consideration
Sertus Nominees (Cayman) Limited	11/29/2018	1	$0.0001
Oriental Culture Investment Development LTD	11/29/2018	1,999,999	$199.9999
Oriental Culture Investment Communication LTD	11/29/2018	2,000,000	$200.00
Oriental Culture Investment Design LTD	11/29/2018	500,000	$50.00
Oriental Culture Investment Information Technology LTD	11/29/2018	500,000	$50.00
Oriental Culture Investment Technology LTD	11/29/2018	500,000	$50.00
Oriental Culture Investment Management LTD	11/29/2018	500,000	$50.00
Oriental Culture Investment Creativity LTD	11/29/2018	500,000	$50.00
Oriental Culture Investment Diffusion LTD	11/29/2018	700,000	$70.00
Oriental Culture Investment Arts LTD	11/29/2018	300,000	$30.00
Oriental Culture Investment Brand Planning LTD	11/29/2018	500,000	$50.00
Oriental Culture Investment Training LTD	11/29/2018	500,000	$50.00
Oriental Culture Investment Progress Investment Management LTD	11/29/2018	500,000	$50.00
Oriental Culture investment Consulting LTD	11/29/2018	500,000	$50.00
Oriental Culture Investment Technology Development LTD	11/29/2018	500,000	$50.00
HKFAEx Group Limited	5/7/2019	2,400,000	(2)
Total Count		12,400,000

(1)	The number of ordinary shares issued to each of the purchasers only reflects the issuance by the Company on the dates listed above, which are prior to the 2-for-1 forward share split and the shareholders’ surrender of 12.5% of the ordinary shares outstanding, in an aggregate of 3,100,000 ordinary shares, on November 8, 2019 and the shareholders’ surrender of 30% of the ordinary shares outstanding, in an aggregate of 6,510,000 ordinary shares, on May 28, 2020.
(2)	On May 9, 2019, we acquired all of the outstanding equity interests of HKDAEx from its original shareholder, HKFAEx Group Limited, for consideration of 2,400,000 of our ordinary shares (pre forward share split).

ITEM 8.  Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Certificate of Incorporation**
3.2	Second Amended and Restated Memorandum of Association**
3.3	Second Amended and Restated Articles of Association**
4.1	Specimen certificate evidencing ordinary shares**
4.2	Form of Underwriters’ Warrant**
5.1	Opinion of Maples & Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters**
5.2	Opinion of AllBright Law Offices regarding certain PRC law matters and certain PRC tax matters**
5.3	Opinion of Stevenson, Wong & Co. regarding certain Hong Kong law matters and certain Hong Kong tax matters**
5.4	Opinion of Foster Garvey P.C.**
10.1	Sale and Purchase Agreement in Respect of 100% of Issued Share Capital of HKDAEX Limited by and between HKFAEX Group Limited and Oriental Culture Holding LTD dated May 7, 2019**
10.2	Sale and Purchase Agreement in Respect of 100% of Issued Share Capital of China International Assets and Equity of Artworks Exchange Limited by and between HKFAEX Group Limited and Oriental Culture Holding LTD dated May 7, 2019**
10.3	Technical Consultation and Service Agreement, by and between Nanjing Rongke Business Consulting Service Co., Ltd. and Jiangsu Yanggu Culture Development Co., Ltd. dated May 8, 2019**
10.4	Equity Pledge Agreement, by and among Nanjing Rongke Business Consulting Service Co., Ltd., Jiangsu Yanggu Culture Development Co., Ltd. and Jiangsu Yanggu Culture Development Co., Ltd.’s shareholders dated May 8, 2019**
10.5	Equity Option Agreement, by and among Nanjing Rongke Business Consulting Service Co., Ltd., Jiangsu Yanggu Culture Development Co., Ltd. and Jiangsu Yanggu Culture Development Co., Ltd.’s shareholders dated May 8, 2019**
10.6	Voting Rights Proxy and Financial Supporting Agreement, by and among Nanjing Rongke Business Consulting Service Co., Ltd., Jiangsu Yanggu Culture Development Co., Ltd. and Jiangsu Yanggu Culture Development Co., Ltd.’s shareholders dated May 8, 2019**
10.7	Employment Agreement by and between the Registrant and Yi Shao dated May 10, 2019**†
10.8	Employment Agreement by and between the Registrant and Lijia Ni dated May 10, 2019**†
10.9	Form of Indemnification Agreement by and between the Registrant and executive officers and directors of the Registrant**†
10.10	Form of Indemnification Escrow Agreement**
10.11	Independent Director Agreement by and between the Registrant and Y. Tristan Kuo dated November 6, 2019**†
10.12	Independent Director Agreement by and between the Registrant and Bennet P. Tchaikovsky dated January 15, 2020**†
10.13	Independent Director Agreement by and between the Registrant and Xiaobing Liu dated May 10, 2019**†
10.14	Director Agreement by and between the Registrant and Mun Wah Wan dated March 6, 2020**†
10.15	Director Agreement by and between the Registrant and Yi Shao dated March 6, 2020**†
10.16	Fixed Asset Transfer Contract by and between Nanjing Culture and Artwork Property Exchange Co., Ltd. and Kashi Longrui Business Management Services Co., Ltd. **

10.17	Website Advertising Space Leasing Agreement by and between Kashi Jinwang Art Purchase E-commerce Co., Ltd. and Kashi Longrui Business Management Services Co., Ltd. **
10.18	Technical Maintenance Services Contract by and between Hunan Huaqiang Artwork Trading Center Co., Ltd. and Nanjing Yanyu Information Technology Co., Ltd.**
10.19	Technical Maintenance Services Contract by and between Kashi Jinwang Art Purchase E-commerce Co., Ltd. and Nanjing Yanyu Information Technology Co., Ltd.**
10.20	Technical Maintenance Services Contract by and between Nanjing Jinwang Art Purchase E-commerce Co., Ltd. and Nanjing Yanyu Information Technology Co., Ltd. dated July 1, 2018**
10.21	Cooperation Agreement and Amendment to Cooperation Agreement by and between Kashi Dongfang Cangpin Culture Development Co., Ltd. and Zhongcang Warehouse Co., Ltd. dated September 1, 2018 and September 15, 2018**
10.22	Office Premises Use Contract by and between Nanjing Culture and Artwork Property Exchange Co., Ltd. and Kashi Longrui Business Management Services Co., Ltd. dated January 1, 2019**
10.23	Technical Maintenance Services Contract by and between Nanjing Culture and Artwork Property Exchange Co., Ltd. and Nanjing Yanyu Information Technology Co., Ltd. dated July 1, 2018**
10.24	Technical Maintenance Services Contract by and between Jinling Cultural Property Rights Exchange Co., Ltd. and Nanjing Yanyu Information Technology Co., Ltd. dated October 1, 2018**
10.25	Administration Services Agreement by and between HKDAEx Limited and HKFAEx Limited dated August 1, 2018**
10.26	Office Premises Use Contract by and between Nanjing Culture and Artwork Property Exchange Co., Ltd. and Kashi Longrui Business Management Services Co., Ltd. dated January 1, 2020**
10.27	Management Consulting Advisory Agreement by and between Aimin Kong and Kashi Longrui Business Management Services Co., Ltd. dated January 1, 2019**
10.28	Technology Advisory Engagement Agreement by and between Huajun Gao Kashi Dongfang Cangpin Culture Development Co., Ltd. dated January 1, 2019**
10.29	Office Space Use Agreement by and between Nanjing Cultural and Art Property Exchange Co., Ltd. and Kashi Longrui Business Management Services Co., Ltd. dated January 1, 2020**
21.1	List of Subsidiaries of the Registrant**
23.1	Consent of Wei, Wei & Co., LLP relating to the audited financial statements of the Registrant***
23.2	Consent of Wei, Wei & Co., LLP relating to the audited financial statements of HKDAEx (included in Exhibit 23.1)***
23.3	Consent of Maples & Calder (Hong Kong) LLP (included in Exhibit 5.1)**
23.4	Consent of AllBright Law Offices (included in Exhibit 5.2)**
23.5	Consent of Stevenson, Wong & Co. (included in Exhibit 5.3)**
23.6	Consent of Foster Garvey P.C. (included in Exhibit 5.4)**
24.1	Power of Attorney (included on the signature page of the Registration Statement filed on November 12, 2019)**
99.1	Code of Business Conduct and Ethics**

**	Previously Filed
***	Filed herewith
†	Management contract or compensatory arrangement

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

ITEM 9.  Undertakings

The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering.

(5)(ii) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nanjing, China, on September 21, 2020.

Oriental Culture Holding LTD

By:	/s/ Yi Shao
Name:	Yi Shao
Title:	Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yi Shao	Chief Executive Officer and Director	September 21, 2020
Yi Shao	(Principal Executive Officer)

/s/ Lijia Ni	Chief Financial Officer	September 21, 2020
Lijia Ni	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mun Wah Wan	Chairman of the Board of Directors	September 21, 2020
Mun Wah Wan

/s/ Y. Tristan Kuo	Director	September 21, 2020
Y. Tristan Kuo

/s/ Xiaobing Liu	Director	September 21, 2020
Xiaobing Liu

/s/ Bennet P. Tchaikovsky	Director	September 21, 2020
Bennet P. Tchaikovsky

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Oriental Culture Holding LTD has signed this registration statement on the 21st day of September, 2020.

Authorized U.S. Representative
Cogency Global Inc.

/s/ Colleen A. DeVries
Name:	Colleen A. DeVries
Title:	Senior Vice President